UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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RESTORE MEDICAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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RESTORE MEDICAL, INC.
2800 Patton Road
St. Paul, Minnesota 55113

June 11, 2008

Dear Stockholder:

You are cordially invited to attend the special meeting of stockholders of Restore Medical, Inc., to be held on July 16, 2008, at 10:30 a.m., local time, at the offices of Dorsey & Whitney LLP, located at 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota 55402.

At the special meeting, you will be asked to consider and vote upon (i) a proposal to adopt an Agreement and Plan of Merger, dated as of April 22, 2008 and approve the merger, pursuant to which MRM Merger Corporation, a newly formed Delaware corporation and a wholly owned subsidiary of Medtronic, Inc., a Minnesota corporation, will be merged with and into Restore Medical and Restore Medical will become a wholly owned subsidiary of Medtronic, and (ii) a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger. For your reference, a copy of the merger agreement is attached to the enclosed proxy statement as Appendix A. If the merger agreement is adopted, the merger is approved, and the merger is subsequently completed, each outstanding share of Restore Medical common stock you own will be canceled and converted automatically into the right to receive $1.60 in cash, without interest, subject to decrease only if it were determined that the outstanding capital stock, options and warrants of Restore Medical reflected in our records and audited financial statements is inaccurate and would, but for the decrease, cause the aggregate merger consideration to exceed $26,333,800. As a result, you will have no ongoing ownership interest in our continuing business following completion of the merger.

Our board of directors has reviewed and considered the terms and conditions of the merger agreement, and has unanimously determined that the merger is advisable, fair to and in the best interests of Restore Medical and its stockholders. Piper Jaffray & Co. rendered a written opinion to our board of directors dated April 20, 2008, to the effect that, as of that date and based upon and subject to the matters stated in the opinion, the merger consideration of $1.60 in cash per share is fair, from a financial point of view, to Restore Medical stockholders. Piper Jaffray’s written opinion is attached as Appendix B to the enclosed proxy statement, and you should read it carefully and in its entirety.

Our board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement and approval of the merger and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies. Approval of the merger and adoption of the merger agreement requires the affirmative vote of the holders of a majority of Restore Medical’s issued and outstanding shares of common stock entitled to vote thereon. Each share of Restore Medical common stock is entitled to one vote on all matters to come before the special meeting. Our common stock constitutes the only outstanding class of our capital stock.

Attached to this letter you will find a formal notice of special meeting and a proxy statement. This proxy statement is dated June 11, 2008, and is first being mailed to stockholders on or about June 11, 2008. The accompanying proxy statement provides you with detailed information about the special meeting and the proposed merger. If the merger agreement is adopted and the merger is approved by the requisite number of holders of Restore Medical common stock, the closing of the merger will occur soon after the special meeting and after all of the other conditions to closing the merger are satisfied. Please give this material your careful attention and consideration. You may also obtain more information about us from documents we have filed with the Securities and Exchange Commission. Such documents are also available on our website at www.restoremedical.com.

Your vote is important regardless of the number of shares of Restore Medical common stock you own. A failure to vote will count as a vote against the merger. If you are a stockholder of record, you may submit your proxy and vote your Restore Medical shares by returning the enclosed proxy card, properly marked, signed and dated, in the postage-paid envelope provided, or you may vote your Restore Medical shares by telephone or through the Internet, all as described in the “Summary Voting Instructions” included in this proxy statement and in the instructions on the enclosed proxy card. If you hold your Restore Medical shares through a broker, bank or other nominee (that is, in “street name”), you should follow the separate voting instructions, if any, provided to you by the broker, bank or other nominee along with the proxy statement. Your broker, bank or other nominee may provide for voting through the Internet or by telephone. A decision to vote by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Thank you in advance for your continued support and your consideration of this matter.

Very truly yours,

J. Robert Paulson, Jr.
President and Chief Executive Officer

RESTORE MEDICAL, INC.
2800 Patton Road
St. Paul, Minnesota 55113

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 16, 2008

TO THE STOCKHOLDERS OF RESTORE MEDICAL, INC.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Restore Medical, Inc., a Delaware corporation, will be held on July 16, 2008, at 10:30 a.m., local time, at the offices of Dorsey & Whitney LLP, located at 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota 55402 for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of April 22, 2008, by and among Medtronic, Inc., a Minnesota corporation, MRM Merger Corporation, a newly formed Delaware corporation and wholly owned subsidiary of Medtronic, and Restore Medical, and approve the merger.

2.	To consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger.

3.	To transact such other business as may properly come before the special meeting or any adjournment or postponements of the meeting.

Only stockholders of record at the close of business on June 6, 2008, are entitled to notice of and to vote at the special meeting and at any adjournment or postponements of the special meeting. The adoption of the merger agreement and approval of the merger require the approval of the holders of a majority of the outstanding shares of Restore Medical common stock.

All stockholders are cordially invited to attend the special meeting in person. However, to assure your representation at the meeting in case you cannot attend, and if you are a stockholder of record, you should vote your shares by telephone or through the Internet, or by completing, signing, dating and mailing the enclosed proxy card and returning it in the envelope provided, all as described in the “Summary Voting Instructions” included in this proxy statement and in the instructions on the enclosed proxy card. If you hold your shares in “street name,” to ensure that your shares are voted at the special meeting, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Your broker, bank or other nominee may provide for voting through the Internet or by telephone. Without your specific voting instructions, your shares will not be voted, which will have the same effect as a vote against adoption of the merger agreement and approval of the merger.

If you sign, date and mail your proxy card without indicating how you wish to vote, your shares will be voted “FOR” the adoption of the merger agreement and approval of the merger and “FOR” the proposal to adjourn the special meeting if the solicitation of additional proxies is deemed necessary, except that no proxy that is specifically marked “AGAINST” the proposal to adopt the merger agreement and approve the merger will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal. If you do not vote in favor of the proposal to adopt the merger agreement and approve the merger, you will have appraisal rights under Delaware law, provided that you strictly comply with the procedures as described further in the accompanying proxy statement. A copy of the applicable Delaware statutory provisions is included as Appendix C to the accompanying proxy statement, and a summary of these provisions can be found under “Dissenters’ Rights of Appraisal” in the accompanying proxy statement. Any stockholder attending the special meeting may vote in person even if he or she has returned a proxy card. Your prompt attention is greatly appreciated.

The Restore Medical board of directors has unanimously determined that the merger is advisable, fair to and in the best interests of Restore Medical and its stockholders. Accordingly, the board of directors has unanimously approved the merger agreement and recommends that Restore Medical stockholders vote “FOR” the adoption of the merger agreement and approval of the merger and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

By Order of the Board of Directors

Christopher R. Geyen
Corporate Secretary

St. Paul, Minnesota
June 11, 2008

Please do not send your stock certificates at this time. If the merger agreement is adopted and the merger is approved, you will be sent instructions regarding the surrender of your stock certificates.

SUMMARY VOTING INSTRUCTIONS
YOUR VOTE IS IMPORTANT

Ensure that your Restore Medical common stock can be voted at the special meeting by submitting your proxy or contacting your broker, bank or other nominee. If you do not vote or do not instruct your broker, bank or other nominee how to vote, it will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement and approve the merger.

If your Restore Medical common stock is registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares of common stock are voted in favor of the proposals at the special meeting. If you wish to attend the special meeting to vote your shares in person, you need to provide a proxy from your broker, bank or other nominee authorizing you to vote your shares held in the broker’s, bank’s or other nominee’s name.

If your Restore Medical common stock is registered in your name: submit your proxy as soon as possible by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid, self-addressed envelope, or vote your shares as soon as possible by telephone or through the Internet, so that your shares can be voted in favor of the proposals at the special meeting.

Whether or not you plan to attend the special meeting, please vote all proxies you receive. Voting now will not limit your right to vote at the special meeting. If you later decide to attend the special meeting in person, you may vote your shares even if you have previously submitted a proxy.

YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

The Restore Medical board of directors unanimously recommends that stockholders vote “FOR” the adoption of the merger agreement and approval of the merger at the special meeting and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

There are three ways to vote your Proxy:

Your telephone or Internet vote authorizes the proxies named on the proxy card to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. noon (CT) on July 15, 2008.

•	Please have your proxy card and the last four digits of your Social Security Number or taxpayer identification number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/rest/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m. noon (CT) on July 15, 2008.

•	Please have your proxy card and the last four digits of your Social Security Number or taxpayer identification number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Restore Medical, Inc., c/o Shareowner Servicessm, P.O. Box 64873, St. Paul, MN 55164-0873.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a Restore Medical stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the Appendices to this proxy statement and the documents referred to in this proxy statement, which you should read carefully. In this proxy statement, the terms “Restore Medical,” “we,” “our,” and “us” refer to Restore Medical, Inc.

Q:	Why am I receiving this proxy statement?

A:	We have agreed to be acquired by Medtronic under the terms of a merger agreement that is described in this proxy statement. A copy of the merger agreement is included as Appendix A to this proxy statement. In order to complete the merger, our stockholders must vote to adopt the merger agreement and approve the merger. This proxy statement contains important information about the merger and our special meeting of stockholders.

Q:	What is the proposed merger?

A:	Medtronic proposes to acquire us through a cash merger by merging a subsidiary of Medtronic into us. If the merger is completed, we will become a wholly owned subsidiary of Medtronic.

Q:	What will I receive for my Restore Medical common stock in the merger?

A:	You will receive merger consideration of $1.60 in cash for each share of Restore Medical common stock you own, without interest, subject to decrease only if it were determined that the outstanding capital stock, options and warrants of Restore Medical reflected in our records and audited financial statements is inaccurate, and would, but for the decrease, cause the aggregate merger consideration to exceed $26,333,800. Upon completion of the merger, stockholders of Restore Medical will no longer have any equity or ownership interest in Restore Medical, or in Medtronic, by virtue of their current ownership of Restore Medical common stock.

Q:	What will happen in the merger to warrants and stock options to purchase Restore Medical common stock?

A:	At the effective time of the merger, each warrant and option to acquire Restore Medical common stock outstanding immediately prior to the consummation of the merger will be canceled and the holder of such warrant or option will receive an amount equal to the product of (i) the excess, if any, of the merger consideration per share over the exercise price per share of such warrant or option multiplied by (ii) the total number of shares subject to such warrant or option, less any applicable withholding taxes. As a condition to closing the merger, all persons that are holders of Restore Medical stock options or warrants are required to deliver statements confirming the merger consideration to be paid pursuant to such stock options and warrants and acknowledging the cancellation thereof, as provided for in the merger agreement.

Q:	How does the merger consideration compare to the market price of Restore Medical common stock?

A:	The signing of the merger agreement was announced after the close of the regular trading session on April 22, 2008. The merger consideration represents a premium of 191% over the closing sale price of Restore Medical common stock on the Nasdaq Global Market on April 22, 2008.

Q:	When and where is the special meeting?

A:	The special meeting is scheduled to be held at 10:30 a.m., local time, on July 16, 2008 at the offices of Dorsey & Whitney LLP, located at 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota 55402, unless it is postponed or adjourned.

Q:	What matters will be voted on at the special meeting?

A:	You are being asked to vote on whether to adopt the merger agreement and approve the merger by which we propose to be acquired by Medtronic and to approve the adjournment of the special meeting, if

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necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger.

Q:	How does the Restore Medical board of directors recommend that I vote on the proposals?

A:	The Restore Medical board of directors unanimously recommends that stockholders vote “FOR” the adoption of the merger agreement and approval of the merger at the special meeting and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

Q:	Why is the Restore Medical board of directors recommending the merger?

A:	Our board believes that the merger is advisable, fair to and in the best interests of our stockholders. To review our board’s reasons for recommending the merger, see pages 17 through 20.

Q:	What vote is required for Restore Medical stockholders to adopt the merger agreement and approve the merger?

A:	In order for the merger agreement to be adopted and for the merger to be approved, holders of a majority of the outstanding shares of our common stock must vote “FOR” the adoption of the merger agreement and approval of the merger. Each share of our common stock is entitled to one vote.

Q:	Who is entitled to vote at the special meeting?

A:	Holders of record of our common stock as of the close of business on June 6, 2008 are entitled to vote at the special meeting.

Q:	What do I need to do now?

A:	You should read this proxy statement carefully, including its appendices and the documents to which it refers, and consider how the merger would affect you. If you are a stockholder of record, you should vote your shares by telephone or through the Internet, or by completing, signing, dating and mailing the enclosed proxy card and returning it in the envelope provided, all as described in the “Summary Voting Instructions” included in this proxy statement and in the instructions on the enclosed proxy card. If you hold your shares in “street name,” you can ensure that your shares are voted at the special meeting by instructing your broker, bank or other nominee how to vote, as discussed below.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you provide instructions to your broker, bank or other nominee on how to vote. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without your specific voting instructions, your shares will not be voted, which will have the same effect as a vote against adoption of the merger agreement and approval of the merger.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. If you are a stockholder of record, you may revoke your proxy by notifying our Corporate Secretary in writing or by submitting a new proxy by mail, in each case, with a date after the date of the proxy being revoked or by submitting a new proxy by telephone or through the Internet. In addition, your proxy may be revoked by attending the special meeting and voting in person (you must vote in person, as simply attending the special meeting will not revoke your proxy).

Please note that if you hold your shares in “street name” and you have instructed your broker, bank or other nominee to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the directions received from your broker, bank or other nominee to change your vote.

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Q:	What happens if I do not return a proxy card?

A:	If you fail to return your proxy card, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. In addition, the failure to return your proxy card will have the same effect as a vote “AGAINST” the merger agreement.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each proxy card and voting instruction card that you receive.

Q:	Do I need to attend the Restore Medical special meeting in person?

A:	No. It is not necessary for you to personally attend the special meeting to vote your shares if Restore Medical has previously received your proxy, although you are welcome to attend.

Q:	Will I have the right to have my shares appraised in connection with the merger?

A:	Yes, but only if you strictly comply with the requirements of Delaware law. If you wish to exercise your appraisal rights, you must not vote in favor of adoption of the merger agreement or in favor of the merger, you must continuously hold your shares from the date of your demand for appraisal through the effective time of the merger and you must strictly follow the other requirements of Delaware law. A summary describing the requirements you must meet in order to exercise your appraisal rights is in the section entitled “Dissenters’ Rights of Appraisal” on pages 49 through 52 of this proxy statement.

Q:	When will holders of Restore Medical common stock receive the merger consideration?

A:	The merger is expected to be completed promptly following the special meeting of Restore Medical stockholders. However, it is possible that delays could require that the merger be completed at a later time. Following the effective time of the merger, you will receive instructions on how to receive your cash payment in exchange for each share of Restore Medical common stock. You must return your Restore Medical stock certificates along with a completed letter of transmittal as described in the instructions, and you will receive your cash payment as soon as practicable after the paying agent receives these documents. If you hold shares through a brokerage account, your broker will handle the surrender of stock certificates to the paying agent on your behalf.

Q:	Should I send in my Restore Medical stock certificates now?

A:	No. After the merger is completed the paying agent will send you written instructions for exchanging your Restore Medical stock certificates.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you sell your shares after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the merger consideration to be received by our stockholders. In order to receive the merger consideration, you must hold your shares until the effective time of the merger.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not adopted by our stockholders and the merger is not approved, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be listed and traded on the Nasdaq Capital Market under the “REST”

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symbol, subject to compliance with continued listing requirements. You should read “The Merger — Delisting and Deregistration of Our Common Stock” on page 29 for more information.

Q:	Will I owe taxes as a result of the merger?

A:	The cash you receive in the merger in exchange for your shares of Restore Medical common stock and any cash you may receive as a result of exercising your appraisal rights will be subject to United States federal income tax and also may be taxed under applicable state, local and foreign tax laws. In general, for United States federal income tax purposes, you will recognize a gain or loss equal to the difference between the amount of cash you receive and your adjusted tax basis in your shares of Restore Medical common stock. We recommend that you read the section titled “Material United States Federal Income Tax Consequences” in this proxy statement for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor regarding the specific tax consequences of the merger applicable to you in light of your particular circumstances.

Q:	Where can I find more information about Restore Medical and Medtronic?

A:	We and Medtronic each file periodic reports and other information with the SEC. This information is available at the SEC’s public reference facilities, the Internet site maintained by the SEC at www.sec.gov, and the investor relations section of each of our company websites. For a more detailed description of the information available, please see the section entitled “Where You Can Find More Information” on page 52.

Q:	Will a proxy solicitor be used?

A:	Yes. Restore Medical has engaged Morrow & Co., LLC to assist in the solicitation of proxies for the special meeting.

Q:	Who can help answer my questions?

A:	If you have additional questions about the merger or other matters discussed in this proxy statement after reading this proxy statement, you should contact:

Corporate Secretary Restore Medical, Inc. 2800 Patton Road St. Paul, MN 55113 (651) 634-3111

You may also contact Morrow & Co., LLC, located at 470 West Avenue, third floor, Stamford, Connecticut 06902. Banks and brokers should call 1-800-662-5200, and stockholders should call 1-800-483-1314.

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SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you as a Restore Medical stockholder. Accordingly, we encourage you to carefully read this entire document and the other documents to which we have referred you. See “WHERE YOU CAN FIND MORE INFORMATION” on page 52. Page references are to the longer descriptions of these items in the proxy statement.

The Companies

Restore Medical, Inc.
2800 Patton Road
St. Paul, Minnesota 55113
(651) 634-3111

Restore Medical was incorporated in Minnesota in November 1999 and reincorporated in Delaware in May 2004. We develop, manufacture and market our proprietary and patented Pillar® palatal implant system, which we refer to as the Pillar System. The Pillar System is a simple, innovative, minimally invasive, implantable medical device that is used to treat the soft palate component of sleep disordered breathing, which includes mild to moderate obstructive sleep apnea, or OSA, and habitual or socially disruptive snoring. We currently market and sell our Pillar System primarily to otolaryngologists (ear, nose and throat physicians, or ENTs) and to a limited number of other healthcare professionals that treat sleep disordered breathing, as a minimally invasive, clinically effective treatment for mild to moderate OSA and snoring. Our Pillar System has been both cleared by the U.S. Food and Drug Administration, or FDA, and received CE Mark certification from the European Commission for treatment of mild to moderate OSA and snoring.

Medtronic, Inc.
710 Medtronic Parkway
Minneapolis, Minnesota 55432
(763) 514-4000

Medtronic, Inc. was founded in 1949, incorporated as a Minnesota corporation in 1957, and today serves physicians, clinicians and patients in more than 120 countries worldwide. Medtronic is the global leader in medical technology, alleviating pain, restoring health, and extending life for millions of people around the world. Medtronic is committed to offering market-leading therapies to restore patients to fuller, healthier lives. With beginnings in the treatment of heart disease, Medtronic has expanded well beyond its historical core business and today provides a wide range of products and therapies that help solve many challenging, life-limiting medical conditions.

MRM Merger Corporation
710 Medtronic Parkway
Minneapolis, Minnesota 55432
(763) 514-4000

MRM Merger Corporation, which we refer to as Merger Sub, is incorporated under the laws of the State of Delaware and is a wholly owned subsidiary of Medtronic formed solely for purposes of the merger and is engaged in no other business.

The Merger

Structure of the Merger (Page 32)

This proxy statement relates to the proposed acquisition of us by Medtronic pursuant to an Agreement and Plan of Merger, dated as of April 22, 2008, among Medtronic, Merger Sub and us. Upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into Restore Medical. As a result of the merger, we will become a direct, wholly owned subsidiary of Medtronic. We have attached a copy of the merger agreement to this proxy statement as Appendix A. We encourage you to read the merger agreement in its entirety.

Consideration to be Received in the Merger (Pages 32 to 33)

In the merger, you will receive merger consideration of $1.60 per share (subject to decrease in the limited circumstance described below) in cash, without interest and subject to any applicable withholding taxes, for each share of our common stock you hold immediately prior to the merger. In addition, outstanding options and warrants will be canceled at the effective time in exchange for cash equal to the number of shares of common stock underlying the outstanding stock option or warrant multiplied by the excess, if any, of the merger consideration per share over the exercise price of the stock option or warrant. Based on the number of shares of our common stock outstanding on June 6, 2008 and the number of stock options and warrants outstanding with an exercise price less than $1.60, the aggregate cash consideration to be paid by Medtronic to our stockholders, option holders and warrant holders will be approximately $26,333,800. Pursuant to the merger agreement, the merger consideration of $1.60 per share is subject to decrease only if it were determined that the outstanding capital stock, options and warrants of Restore Medical reflected in our records and audited financial statements is inaccurate, and would, but for the decrease, cause the aggregate consideration to exceed $26,333,800.

Completion of the Merger (Page 32)

We are working to complete the merger as soon as practicable. We currently anticipate completing the merger in the third quarter of 2008, following the special meeting, subject to receipt of stockholder approval and satisfaction of other requirements, including the conditions described below. See “The Merger Agreement — Effective Time of the Merger.”

Restore Medical Stock Price

Shares of Restore Medical are traded on the Nasdaq Capital Market under the symbol “REST.” On April 22, 2008, we announced the signing of the merger agreement after the close of regular trading. The closing price per share on April 22nd was $0.55.

Recommendation of Our Board of Directors (Page 20)

Our board of directors has unanimously approved the merger agreement, and determined that the merger is advisable, fair to and in the best interests of our stockholders. Our board of directors unanimously recommends that Restore Medical stockholders vote “FOR” the adoption the merger agreement and approval of the merger at the special meeting and “FOR” the proposal to adjourn the special meeting to solicit additional proxies, if necessary.

Restore Medical’s Reasons for the Merger (Pages 17 to 20)

Our board of directors consulted with senior management and our financial and legal advisors and considered a number of factors, including those set forth below, in reaching its decisions to approve the merger agreement and the transactions contemplated by the merger agreement, and to recommend that Restore Medical’s stockholders vote “FOR” adoption of the merger agreement and approval of the merger:

•	The form and amount of the merger consideration;

•	Advice from Restore Medical’s financial advisor;

•	The prospects of remaining independent;

•	Uncertain availability of alternative transactions; and

•	Likelihood of closing.

The information and factors set forth above includes the material factors considered by our board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, our board of directors did not find it practicable to, and did not quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weight to different factors. See “The Merger — Restore Medical’s Reasons for the Merger.”

Opinion of Our Financial Advisor (Pages 20 to 26 and Appendix B)

Piper Jaffray & Co. has delivered to our board of directors its opinion, as of April 20, 2008, to the effect that as of that date and based upon and subject to the matters stated in its opinion, the merger consideration of $1.60 in cash per share is fair, from a financial point of view, to the holders of Restore Medical common stock. See “The Merger — Opinion of Restore Medical’s Financial Advisor.” Piper Jaffray received a retainer fee of $50,000 and a fixed fee of $250,000 in payment for delivering this fairness opinion to our board of directors, neither of which was contingent upon consummation of the merger. Piper Jaffray also provided financial advisory services to our board of directors for which it will be paid a transaction fee, contingent upon consummation of the merger, equal to $950,000.

Interests of Directors and Executive Officers in the Merger that Differ From Your Interests (Pages 27 to 29)

Some of our directors and executive officers have interests in the merger that are different from, or are in addition to, their interests as stockholders in Restore Medical. Our board of directors knew about these additional interests and considered them when they approved the merger agreement. These interests include the following, which are described in more detail under the heading “The Merger — Interests of Restore Medical’s Directors and Executive Officers in the Merger”:

•	Stock Options. The merger agreement provides that each stock option issued by Restore Medical to acquire common stock outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be canceled, and the option holder will be entitled to receive an amount in cash equal to the excess of the merger consideration per share over the exercise price of each stock option, multiplied by the number of shares of common stock underlying the stock option, less applicable withholding taxes. The option cash-out amounts payable to each executive officer and director of Restore Medical (before deduction of withholding taxes) as a result of the merger are as follows: J. Robert Paulson, Jr. $217,578; Christopher R. Geyen, $8,959; Craig G. Palmer, $10,250; David L. Bremseth, $6,150; Michael R. Kujak, $9,225; Paul J. Buscemi, Ph.D., $24,900; John P. Sopp, $25,225; Luke Evnin, Ph.D. $0; Mark B. Knudson, Ph.D. $20,000; Stephen Kraus, $0; Howard Liszt, $0; Richard Nigon, $0; John Schulte, $20,000; and all directors and executive officers as a group, $342,285.

•	Employment and Change-in-Control Agreements. Each of our executive officers previously entered into employment and change-in-control agreements that provide severance and certain other benefits in the event of a “change-in-control” of Restore Medical. The following summarizes the total amount (including the cash-out of stock options described above and healthcare benefits) that would be received by each Restore Medical executive officer under these agreements upon a change-in-control, assuming that such executive officer is terminated without “cause” (as defined in the agreements) following the closing date of the last transaction necessary to effect the change-in-control or if a “constructive termination” (as defined in the agreements) occurs following the closing date of the last transaction necessary to effect the change-in-control (or in the case of all of the executive officers except J. Robert Paulson, Jr., Christopher R. Geyen and Craig G. Palmer, within 12 months following such date):

○	J. Robert Paulson, Jr., President and Chief Executive Officer — $529,400

○	Christopher R. Geyen, Senior Vice President and Chief Financial Officer — $238,352

○	Craig G. Palmer, Senior Vice President of U.S. Sales — $244,330

○	David L. Bremseth, Vice President of Clinical and Regulatory Affairs — $108,822

○	Michael R. Kujak, Vice President of Marketing — $114,354

○	Paul J. Buscemi, Ph.D., Vice President of Research and Development — $118,302

○	John P. Sopp, Vice President of Operations — $119,196

•	Indemnification. Our directors and executive officers will continue to be entitled to indemnification following consummation of the merger pursuant to provisions in the merger agreement.

Shares Held by Directors and Executive Officers (Page 13)

As of June 1, 2008, approximately 35.5% of the outstanding shares of our common stock (excluding shares issuable upon exercise of options or warrants) were held by our directors and executive officers and their affiliates, and no shares of Restore Medical common stock were held by Medtronic. We expect all of these shares to be voted in favor of the proposal to adopt the merger agreement and in favor of the merger, and to approve the adjournment of the special meeting, if necessary, to solicit additional proxies.

The Special Meeting of Stockholders

Date, Time and Place (Page 10)

The special meeting will be held at the offices of Dorsey & Whitney LLP, located at 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota 55402 at 10:30 a.m., local time, on July 16, 2008.

Matters to be Considered (Page 10)

At the special meeting, you will be asked to consider and vote upon (i) a proposal to adopt the merger agreement and approve the merger, and (ii) a proposal to adjourn the special meeting, if necessary, to solicit additional proxies. You may also be asked to consider and vote on other matters, such as procedural matters in connection with the special meeting, if they properly come before the meeting.

Record Date and Voting (Pages 10 to 13)

At the special meeting you can vote all of the shares of Restore Medical common stock you own of record as of June 6, 2008, which is the record date for the special meeting. You have one vote for each share of common stock owned on the record date. If you own shares that are registered in someone else’s name, for example, a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. As of the close of business on June 6, 2008, there were 15,738,364 shares of Restore Medical common stock outstanding held by approximately 49 holders of record.

Required Vote and Quorum (Page 10)

The adoption of the merger agreement and approval of the merger requires the approval of the holders of a majority of the outstanding shares of Restore Medical common stock entitled to vote thereon. Although it is not currently expected that we will have to adjourn the special meeting, if a quorum is present, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy may adjourn the meeting. The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock will constitute a quorum for the purposes of the special meeting. If a quorum is not present at the meeting, then either the chairman of the meeting, or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting.

Procedures for Voting (Pages 10 to 13)

If you are a stockholder of record, you can vote your shares by: (1) attending the special meeting and voting in person, (2) mailing the enclosed proxy card, (3) voting by telephone or (4) voting through the Internet, all as described in the “Summary Voting Instructions” included in this proxy statement and in the instructions on the enclosed proxy card. If you hold your Restore Medical shares through a broker, bank or other nominee (that is, in “street name”), you should follow the separate voting instructions, if any, provided to you by the broker, bank or other nominee along with the proxy statement. Your broker, bank or other nominee may provide for voting through the Internet or by telephone.

If you are a stockholder of record, you can revoke or change your proxy before it is voted by: (1) filing a notice of revocation, that is dated a later date than your proxy, with the Corporate Secretary, (2) submitting a duly executed proxy card bearing a later date, (3) submitting a new proxy by telephone or through the Internet at a later time, but not later than 12:00 p.m. noon, Central Time, on July 15, 2008, or the day before the meeting date, if the special meeting is adjourned or postponed, or (4) voting in person at a special meeting (simply attending the special meeting will not constitute revocation of a proxy). If your shares are held in “street name,” you should follow the instructions of your broker, bank or other nominee in order to revoke or change your proxy. If your broker, bank or other nominee allows you to submit a proxy by telephone or through the Internet, you may be able to change your vote by submitting a proxy again by telephone or through the Internet.

The Merger Agreement

Conditions to Completion of the Merger (Pages 41 to 42 and Appendix A)

The obligations of each of Medtronic and Merger Sub, on the one hand, and us, on the other hand, to complete the merger depend on the satisfaction or waiver, on or prior to the effective time of the merger, of a number of conditions, including:

•	receipt of the required vote to adopt the merger agreement and approve the merger by our stockholders at the special meeting;

•	the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing completion of the merger and that no governmental entity shall have enacted or enforced any statute, rule, order or decree prohibiting the merger or making it illegal;

•	the aggregate amount of shares demanding appraisal shall not equal or exceed 10% of the total number of shares outstanding as of the record date for the special meeting; and

•	for each party, specified levels of compliance by the other with its representations, warranties and obligations under the merger agreement.

The obligation of Medtronic and Merger Sub to complete the merger is subject to the additional condition that no material adverse effect (as defined in the merger agreement) shall have occurred on us since the date of the merger agreement.

Terminating the Merger Agreement (Pages 42 to 43 and Appendix A)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, regardless of whether our stockholders have adopted the merger agreement and approved the merger:

•	by mutual written consent of Medtronic and us;

•	by either Medtronic or us, under circumstances that involve any of the following:

○	a final, nonappealable action by any governmental entity prohibiting the merger;

○	if the merger shall not have occurred on or before September 30, 2008; or

○	if we do not obtain the required stockholder approval in favor of adoption of the merger agreement and in favor of the merger;

•	by Medtronic, under circumstances that involve any of the following:

○	our uncured or incurable breach of any of our representations, warranties, covenants or agreements in the merger agreement, which would result in the conditions to Medtronic’s obligation to complete the merger not being satisfied;

○	our knowing and material breach of our obligations under the non-solicitation provisions of the merger agreement or our obligations relating to obtaining the required stockholder approval; or

○	an adverse change in the recommendation of our board of directors that our stockholders adopt the merger agreement and approve the merger, or the taking of various other actions by us or our board of directors relating to a competing acquisition proposal including if we engaged in discussions relating to a competing acquisition proposal for longer than certain periods of time specified in the merger agreement;

•	by us, under circumstances that involve any of the following:

○	the uncured or incurable breach by Medtronic or Merger Sub of any of their representations, warranties, covenants or agreements in the merger agreement, which would result in the conditions to our obligation to complete the merger not being satisfied; or

○	our acceptance of a superior proposal in compliance with our non-solicitation obligations, and payment to Medtronic of the $1.5 million termination fee.

Termination Fee; Expenses (Pages 43 to 44 and Appendix A)

The merger agreement provides that we may be required to pay Medtronic a termination fee of $1.5 million under the following circumstances:

•	the merger agreement is terminated for any of the following reasons, and we enter into an agreement with respect to, or consummate, any competing “acquisition proposal” (as defined in the merger agreement, subject to the references to “15%” in that definition being replaced by “50%”), within 12 months after termination:

○	the merger has not occurred prior to September 30, 2008 without a special meeting having been convened, and a competing acquisition proposal has been made public and not irrevocably withdrawn prior to such date;

○	our stockholders have failed to adopt the merger agreement and approve the merger at the special meeting and a competing acquisition proposal has been made public and not irrevocably withdrawn prior to the stockholder vote; or

○	following certain knowing and material breaches of the merger agreement by us, where a competing acquisition proposal has been made public and not irrevocably withdrawn prior to such breach;

•	Medtronic terminates the merger agreement as a result of an adverse change in the recommendation of our board of directors that our stockholders adopt the merger agreement and approve the merger, or the taking of various other actions by us or our board of directors relating to a competing acquisition proposal; or

•	we terminate the merger agreement in connection with accepting a superior proposal.

We may be obligated to reimburse Medtronic for its reasonably documented out-of-pocket fees and expenses, up to a maximum of $1 million, following termination in connection with our failure to obtain the required stockholder approval. The reimbursement amount will be offset against any termination fee that subsequently becomes due. See “The Merger Agreement — Termination Fee” and “— Expenses.”

No Solicitation of Alternative Transactions (Pages 38 to 40 and Appendix A)

The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest in us. Notwithstanding these restrictions, the merger agreement provides that under specified circumstances, if prior to the adoption of the merger agreement and approval of the merger by our stockholders, we receive an unsolicited acquisition proposal from a third party that our board of directors determines in good faith, after consultation with outside legal counsel and financial advisors, is or is reasonably likely to result in a superior proposal, we may, if our board of directors also determines in good faith (after receiving advice of outside legal counsel) that the failure to take such action would constitute a breach of the board of directors’ fiduciary duties to our stockholders and if we provide Medtronic with at least one business day advance notice, furnish nonpublic information to that third party and engage in negotiations with that third party. See “The Merger Agreement — No Solicitation of Alternative Transaction.”

Dissenters’ Rights of Appraisal (Pages 49 to 52 and Appendix C)

Under Delaware law, if you do not vote in favor of adoption of the merger agreement and approval of the merger, if you continuously hold your shares from the date of your demand for appraisal through the effective time of the merger, and if you comply with all of the other statutory requirements of the Delaware General Corporation Law, you may elect to receive, in cash, the judicially determined fair value of your shares of stock in lieu of the merger consideration. See “Dissenters’ Rights of Appraisal.”

Material United States Federal Income Tax Consequences (Pages 30 to 31)

The receipt by a U.S. stockholder of cash in exchange for shares of Restore Medical common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local, and foreign tax laws). In general, a U.S. holder who receives cash in exchange for shares pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received in exchange for the shares and the holder’s adjusted tax basis in the shares surrendered. Tax matters can be complicated and you should also consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular tax situation. See “Material United States Federal Income Tax Consequences” in this proxy statement for a more detailed explanation of the tax consequences of the merger.

Paying Agent

U.S. Bank National Association or another comparable institution will act as the paying agent in connection with the merger.

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING INFORMATION

Forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) are included in this proxy statement. The words or phrases “believes,” “may,” “will,” “expects,” “should,” “continue,” “anticipates,” “intends,” “will likely result,” “estimates,” “projects” or similar expressions identify forward-looking statements in this proxy statement and in our future filings with the Securities and Exchange Commission, in our press releases, in our presentations to securities analysts or investors, and in oral statements made by or approved by an executive officer of Restore Medical. These forward-looking statements, including our projected financial and operating results under the heading “The Merger — Financial Projections” and statements relating to the expected timetable for completing the merger, reflect our management’s current expectations, estimates, forecasts and projections, and are subject to a number of risks and uncertainties that may cause our actual results to differ materially from those expressed in, or implied by, such statements. Actual results, including our future financial condition and results of operations, are subject to inherent risks and uncertainties.

You should consider carefully the following cautionary statements as you consider whether to adopt the merger agreement and approve the merger. We intend to take advantage of the “safe harbor” provisions of the PSLRA by providing this discussion. We are not undertaking to address or update each factor in future filings or communications regarding our business or results except to the extent required by law.

In addition to other factors and matters contained in this proxy statement, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the risk that stockholder approval may not be obtained or may not be obtained in a timely manner;

•	inability to complete all closing conditions required for the proposed transaction and the risk that the merger will not be completed for that or other reasons;

•	unexpected costs or liabilities resulting from the proposed transaction;

•	diversion of management’s attention from the operations of the business as a result of preparations for the proposed merger;

•	the risk that announcement of the proposed merger may negatively affect our relationship with our customers, suppliers, and employees;

•	legislative or regulatory developments that could have the effect of delaying or preventing the merger;

•	the risk that we are unable to achieve the financial projections set forth under “The Merger — Financial Projections” below, for the reasons set forth in that section;

•	the risk that legal proceedings are instituted against us in connection with the merger or otherwise and the impact or outcome of those proceedings; and

•	other factors and other risks referred to in our filings with the Securities and Exchange Commission (“SEC”), including as described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, both of which can be found at the SEC’s website located at www.sec.gov, and on our website located at www.restoremedical.com.

THE PARTIES TO THE MERGER

Restore Medical, Inc.

Restore Medical, Inc. was incorporated in Minnesota in November 1999 and reincorporated in Delaware in May 2004. We develop, manufacture and market our proprietary and patented Pillar® palatal implant system. The Pillar System is a simple, innovative, minimally invasive, implantable medical device that is used to treat the soft palate component of sleep disordered breathing, which includes mild to moderate obstructive sleep apnea, or OSA, and habitual or socially disruptive snoring. We currently market and sell our Pillar System primarily to otolaryngologists (ear, nose and throat physicians, or ENTs) and to a limited number of other healthcare professionals that treat sleep disordered breathing, as a minimally invasive, clinically effective treatment for mild to moderate OSA and snoring. Our Pillar System has been both cleared by the U.S. Food and Drug Administration, or FDA, and received CE Mark certification from the European Commission for treatment of mild to moderate OSA and snoring. To date, more than 30,000 Pillar Procedures have been performed world-wide. We believe the Pillar Procedure is a safe, clinically effective, long-lasting and low-risk procedure with minimal pain or complications that provides patients and physicians with significant benefits over other available options to treat the soft palate component of snoring and OSA. Our website address is www.restoremedical.com.

Medtronic, Inc.

Medtronic, Inc. was founded in 1949, incorporated as a Minnesota corporation in 1957, and today serves physicians, clinicians and patients in more than 120 countries worldwide. Medtronic is the global leader in medical technology, alleviating pain, restoring health, and extending life for millions of people around the world. Medtronic is committed to offering market-leading therapies to restore patients to fuller, healthier lives. With beginnings in the treatment of heart disease, Medtronic has expanded well beyond its historical core business and today provides a wide range of products and therapies that help solve many challenging, life-limiting medical conditions. Medtronic’s website address is www.medtronic.com.

MRM Merger Corporation

MRM Merger Corporation is a Delaware corporation and a wholly owned subsidiary of Medtronic formed solely for the purpose of engaging in the merger and is engaged in no other business. Pursuant to the terms of the merger agreement, at the effective time of the merger, MRM Merger Corporation will be merged with and into Restore Medical with Restore Medical being the surviving corporation.

THE SPECIAL MEETING OF RESTORE MEDICAL STOCKHOLDERS

Date, Time, Place and Purpose of the Special Meeting

The special meeting will be held at the offices of Dorsey & Whitney LLP, located at 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota 55402, on July 16, 2008 at 10:30 a.m., local time. The purpose of the special meeting is to consider and vote upon (i) the proposal to adopt the merger agreement and approve the merger, and (ii) the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

Our board of directors has unanimously determined that the merger is advisable, fair to and in the best interests of Restore Medical and its stockholders, and has approved the merger agreement. Our board of directors unanimously recommends that Restore Medical stockholders vote “FOR” the adoption of the merger agreement and approval of the merger and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

Who Can Vote at the Special Meeting

The holders of record of Restore Medical common stock as of the close of business on June 6, 2008, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. If you own shares that are registered in someone else’s name, for example, a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. On the record date, there were 15,738,364 shares of Restore Medical common stock outstanding.

Vote Required

Each outstanding share of our common stock on the record date entitles the holder to one vote at the special meeting. The adoption of the merger agreement and approval of the merger require the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote. Each share of common stock is entitled to one vote. Failure to vote your proxy by telephone or through the Internet, to return a properly executed proxy card or to vote in person will have the same effect as a vote “AGAINST” adoption of the merger agreement and approval of the merger.

Under the rules of the Nasdaq Stock Market, brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as adoption of the merger agreement and approval of the merger, and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Abstentions and properly executed broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists and will have the same effect as votes “AGAINST” adoption of the merger agreement and approval of the merger.

The holders of a majority of the outstanding shares of Restore Medical common stock entitled to be cast as of the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum and any adjournment of the special meeting, unless the holder is present solely to object to the special meeting. However, if a new record date is set for an adjourned meeting, then a new quorum will have to be established.

Proxies and Voting Instructions

Each copy of this document mailed to Restore Medical stockholders is accompanied by a proxy card or voting instruction card and a postage-paid, self-addressed envelope. You may vote by completing, signing and dating and returning the proxy card or voting instruction card accompanying this document by mail in the enclosed postage-paid, self-addressed envelope, or by telephone or through the Internet, as provided on the proxy card or voting instruction card.

Stockholders of Record

If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the “stockholder of record,” and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to vote in person at the meeting or direct the proxyholder how to vote your shares on your behalf at the meeting by fully completing, signing and dating the enclosed proxy card and returning it to us in the enclosed postage-paid, self-addressed return envelope, or you may vote your Restore Medical shares by telephone or through the Internet, all as described in the “Summary Voting Instructions” included in this proxy statement and in the instructions on the enclosed proxy card.

Beneficial Owners

If your shares are held through a broker, bank or other nominee, you are considered the “beneficial owner” of the shares, and these proxy materials are being forwarded to you together with a voting instruction card by, or at the direction of, your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee to vote your shares as you instruct in the voting instruction card. The broker, bank or other nominee may either vote in person at the meeting or grant a proxy and direct the proxyholder to vote your shares at the meeting, but only as you instruct in the voting instruction card. You may also vote in person at the meeting, but only after you obtain a “legal proxy” from the broker, bank or other nominee that is the record holder of your shares, giving you the right to vote your shares at the meeting. Your broker, bank or other nominee has enclosed or provided a voting instruction card for you to use in directing the broker, bank or other nominee how to vote your shares.

In addition, a large number of brokers, banks and certain other nominees participate in Broadridge Financial Solutions, Inc.’s (formerly ADP Investor Communication Services) online program. This program provides eligible stockholders who receive a paper copy of this proxy statement the opportunity to vote through the Internet or by telephone. If your broker, bank or other nominee participates in Broadridge’s program, your broker, bank or other nominee will provide instructions. Please check the voting instruction card provided by your broker, bank or other nominee to see which options are available and the procedures to be followed.

Proxies

All shares represented by properly completed proxies received prior to the special meeting will be voted at the special meeting in the manner specified in the proxies. Properly completed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement and approval of the merger and “FOR” the proposal to adjourn the special meeting to solicit additional proxies, if necessary, provided that no proxy that is specifically marked “AGAINST” the proposal to adopt the merger agreement and approve the merger will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

Abstentions

Shares of our common stock represented at the special meeting but not voting, including shares of our common stock for which proxies have been received but with respect to which stockholders have abstained, will be treated as present at the special meeting for purposes of determining whether a quorum exists, but will not be voted on the proposal to adopt the merger agreement and approve the merger, and will effectively count as votes against the adoption of the merger agreement and the approval of the merger. Similarly, shares of our common stock for which proxies have been received but with respect to which stockholders have abstained will not be voted on the proposal to adjourn the special meeting to solicit additional proxies, and will effectively count as votes against that proposal.

Effect of Broker Non-Votes

Brokers will not have discretionary authority to vote on the proposal to adopt the merger agreement and approve the merger or on any proposal that is the subject of a counter-solicitation. If no instructions are given to the broker holding shares for a customer, or if instructions are given to the broker indicating that the broker does not have authority to vote on the proposal to adopt the merger agreement and approve the merger, then, in either case, a “broker non-vote” will generally occur and the shares will be counted as present for purposes of determining whether a quorum exists, but will not be voted on the proposal to adopt the merger agreement and approve the merger. However, given that this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock, broker non-votes will have the same effect as voting against the adoption of the merger agreement and approval of the merger.

Any broker non-votes with respect to the proposal to adjourn the special meeting will also be counted as present for purposes of determining whether a quorum exists. However, given that the required vote with respect to the adjournment proposal is the affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the meeting and these broker non-votes are not considered to have voting power, they will not have any effect on the adjournment proposal.

Adjournments and Postponements

Although it is not currently expected that we will have to adjourn the special meeting, if a quorum is present, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy may adjourn the meeting. The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock will constitute a quorum for the purposes of the special meeting. If a quorum is not present at the meeting, then either the chairman of the meeting, or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting. For information relevant to an adjournment for purposes of soliciting additional proxies to approve the proposal to adopt the merger agreement and approve the merger, please see “Proposal to Adjourn the Special Meeting,” below.

Any adjournment may be made without notice, other than by an announcement made at the special meeting, unless the adjournment is for more than thirty days or a new record date is fixed for the adjourned meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

At any time prior to convening the special meeting, our board of directors may postpone the special meeting for any reason without the approval of our stockholders. If postponed, we will provide notice of the new meeting date at least ten days prior to the new meeting date. Although it is not currently expected, our board of directors may postpone the special meeting for the purposes of soliciting additional proxies if it concludes that by the meeting date it is reasonably likely that we will not have received sufficient proxies to constitute a quorum or sufficient votes to approve the proposal to adopt the merger agreement and approve the merger. Any postponement of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use. If the special meeting is adjourned or postponed and the record date remains unchanged, unrevoked proxies will continue to be effective for purposes of voting on the new meeting date.

Revocability of Proxies

If you are a stockholder of record, you can revoke or change your proxy before it is voted by:

•	filing a notice of revocation, that is dated a later date than your proxy, with the Corporate Secretary of Restore Medical;

•	submitting a duly executed proxy card bearing a later date;

•	submitting a new proxy by telephone or through the Internet at a later time, but not later than 12:00 p.m. noon, Central Time, on July 15, 2008, or the day before the meeting date, if the special meeting is adjourned or postponed; or

•	voting in person at a special meeting (simply attending the special meeting will not constitute revocation of a proxy).

Written notices of revocation and other communications about revoking your proxy should be addressed to:

Corporate Secretary
Restore Medical, Inc.
2800 Patton Road
St. Paul, MN 55113

If your shares are held in “street name,” you should follow the instructions of your broker, bank or other nominee in order to revoke or change your proxy. If your broker, bank or other nominee allows you to submit a proxy by telephone or through the Internet, you may be able to change your vote by submitting a proxy again by telephone or through the Internet.

Solicitation of Proxies

We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Restore Medical may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Restore Medical has engaged Morrow & Co., LLC to assist in the solicitation of proxies for the special meeting and will pay Morrow & Co. a fee of approximately $5,500 plus disbursements.

Shares Owned by Our Directors and Executive Officers

As of June 1, 2008, our directors and executive officers and their affiliates owned, in the aggregate, 5,587,174 shares of our common stock (excluding shares issuable upon exercise of options or warrants), or approximately 35.5% of the outstanding shares of our common stock. Our directors and executive officers have informed us that they intend to vote all of their shares of common stock “FOR” the adoption of the merger agreement and the approval of the merger and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

THE MERGER

The discussion of the merger in this proxy statement is qualified by reference to the merger agreement, which is attached to this proxy statement as Appendix A. You should read the entire merger agreement carefully.

Background of the Merger

On an ongoing basis, Restore Medical’s board of directors and management have reviewed and assessed our business strategies and objectives and the various trends and conditions affecting our business and the markets in which we operate, including consideration of various strategic alternatives that might be available to Restore Medical, all with the goal of enhancing stockholder value. In 2007, we determined, and disclosed in our periodic reports filed with the SEC, that our current cash, cash equivalents, short-term investments and cash generated from operations would be sufficient to fund our working capital and capital resource needs into mid-2008, and that we would require additional capital to continue our operations. In addition, our short-term investments include approximately $5.0 million, par value, of investments in auction rate securities, which became illiquid in February 2008. Even with the successful sale of our auction rate securities, the funding of our operations beyond mid-2008 would require additional investments in our company in the form of equity or debt financing or through licensing our intellectual property to generate capital. In light of the foregoing, we have been actively exploring various equity and debt financing alternatives to raise sufficient capital to fund our operations, as well as various strategic alternatives, since August 2007.

In late Summer 2007, we engaged Piper Jaffray & Co. to assist with the exploration of various potential transactions and to serve as our financial advisor in the evaluation of such potential transactions. Throughout August and September of 2007, Piper Jaffray, at the request of our board of directors, undertook to explore the possible interest of third parties identified as most likely to have an interest in entering into a transaction with us. In considering companies most likely to have an interest in acquiring us, J. Robert Paulson, Jr., our President and Chief Executive Officer, Christopher R. Geyen, our Senior Vice President and Chief Financial Officer, and our board of directors, evaluated and discussed with Piper Jaffray the product portfolios, business strategies, and past and current business performance of those medical device companies currently selling products, or developing products to be sold, in the sleep disordered breathing market. This evaluation included assessments of the anticipated strategic importance that the addition of our Pillar System might represent to the respective product portfolios of each of these businesses, as well as the financial ability of each company to complete an acquisition at a price that would afford our stockholders a premium to the market price of our stock. At the request of our board of directors, Piper Jaffray initiated contact with several candidates, including four companies that expressed interest in evaluating a potential transaction, which companies are referred to in this proxy statement as “Company A,” “Company B,” “Company C” and Medtronic.

In August 2007, Piper Jaffray contacted Company A regarding a potential transaction with us and sent a non-disclosure agreement to Company A, along with an information packet containing publicly available financial and other information about Restore Medical. Upon receipt of the executed non-disclosure agreement from Company A, Piper Jaffray arranged for a meeting to discuss a possible transaction between the two companies. In September 2007, our senior management team made an initial presentation to Company A to allow the management of Company A and Restore Medical to evaluate their respective strategic interest in a potential transaction. Following a request for additional due diligence materials, we received a non-binding indication of interest from Company A in late September, but which was withdrawn approximately one week later.

In early September 2007, Piper Jaffray contacted Medtronic and Company B regarding their interest in a transaction opportunity with us. Our CEO had an initial meeting with executives of Medtronic’s ENT business unit at the Annual Meeting of the American Academy of Otolaryngology in mid-September. Following these initial discussions, on October 15, 2007, Medtronic entered into a non-disclosure agreement with us. Company B also indicated interest, but took no further steps at that time. On October 17, 2007, members of our senior management team made a presentation regarding our company to a team of senior executives from the

Medtronic ENT business unit as well as representatives of Medtronic’s corporate development group, and Medtronic commenced a preliminary due diligence review of Restore Medical.

In November 2007, we met again with Company A and on December 3, 2007, Company A submitted a draft term sheet regarding a potential non-exclusive worldwide license to use certain patents in our portfolio. From December 2007 through March 2008, we negotiated the terms of this potential transaction with Company A, which would include an upfront license fee, plus an additional cash amount to be held in escrow subject to approval of pending patents, and future royalty payments.

In January 2008, Piper Jaffray contacted Company C and our senior management team made a presentation to Company C to provide information and assess Company C’s interest in a potential acquisition opportunity. Company C did not express any interest in an acquisition or investment in Restore Medical following this presentation.

Our senior management team and representatives of Piper Jaffray responded to preliminary due diligence questions from Medtronic about our business and patent portfolio during December and January, and during this time, Medtronic reviewed information contained in our SEC filings. On January 29, 2008, Medtronic submitted to our CEO an initial non-binding expression of interest regarding an acquisition of Restore Medical at a price to be determined ranging between $1.20 and $2.00 per share, subject to Medtronic’s completion of its due diligence review of Restore Medical. Medtronic indicated it would finance the acquisition from existing cash resources and would not require outside financing. From January 29 through March 4, various follow-up conversations took place between our management and financial and legal advisors and Medtronic representatives regarding this non-binding expression of interest. The discussions between the companies focused on clarifying certain terms of Medtronic’s non-binding expression of interest, including price, and providing Mr. Paulson all of the information necessary for him to present Medtronic’s best proposal to our board of directors. As part of this discussion, Piper Jaffray informed Medtronic that Restore Medical’s board of directors was reluctant to authorize the execution of a letter with Medtronic that provided for a period of exclusive due diligence and negotiations, in light of the uncertainty represented by the range of $1.20 to $2.00 per share. Piper Jaffray further informed Medtronic that it was the opinion of our senior management and board of directors that, in order for Restore Medical to agree to execute the non-binding expression of interest and enter into a period of exclusive negotiations, Medtronic would need to (1) specify a firm price per share, subject to Medtronic satisfactorily completing the necessary due diligence review of Restore Medical, and (2) endeavor to promptly complete due diligence and execute a definitive agreement prior to March 31.

Meanwhile, during late January to mid-February 2008, Piper Jaffray made Company B aware of the increased strategic interest in Restore Medical (without revealing the preliminary discussions with Medtronic), and encouraged Company B to communicate to Piper Jaffray their potential interest, if any. On February 13, 2008, Company B entered into a non-disclosure agreement with us and our senior management team made a presentation to Company B regarding the acquisition opportunity. From February 18 to March 13, various conversations took place between Piper Jaffray and Company B regarding the status of its internal review process and its position on submitting an indication of interest with respect to a transaction.

With its non-binding expression of interest on January 29, Medtronic also submitted a request for due diligence information. On February 8, 2008, we delivered an initial package of due diligence materials to Medtronic, and on February 14, representatives from Restore Medical and Medtronic gathered for a meeting with relevant key personnel to launch the formal due diligence process. Our CEO and CFO represented Restore Medical at the meeting. Representatives from Medtronic included senior executives from Medtronic’s ENT business unit as well as representatives from various other Medtronic corporate functions. From February 14, 2008 until shortly before the conclusion of negotiations with respect to the merger agreement, Medtronic and its legal and financial representatives conducted a detailed due diligence investigation of Restore Medical by reviewing data and documents provided by Restore Medical or made available at the offices of Dorsey & Whitney LLP, Restore Medical’s outside legal counsel, and by asking questions of Restore Medical management and its legal and financial representatives.

On March 2, 2008, our board of directors held a special telephonic board meeting and invited members of management and representatives from Piper Jaffray and Dorsey & Whitney LLP to discuss the terms of the

Medtronic non-binding indication of interest and the status of on-going discussions with Medtronic regarding the price and timing of the proposed acquisition. These parties also discussed the terms of Company A’s proposal for a non-exclusive worldwide license to use certain of our patents. In addition, a representative from Dorsey & Whitney LLP advised our board of directors regarding their fiduciary duties with respect to the proposed transaction with Medtronic, the consideration of Company A’s proposal and any other third party proposals. Following these presentations, our legal and financial advisors were excused from the meeting and the board discussed the two proposals. Based on its discussion and analysis of the alternatives, the board of directors expressed a preference for pursuing a transaction that would lead to the sale of the company rather than a technology license and authorized management to continue negotiations with Medtronic.

Medtronic sent us a revised non-binding indication of interest on March 4, 2008, reflecting a proposed acquisition price of $1.75 per share, subject to completion of due diligence, and requiring exclusivity through April 21, 2008. On March 5, 2008, we finalized the terms of the license agreement with Company A and Mr. Paulson informed Company A that Restore Medical had received a non-binding indication of interest and that our board of directors had indicated its preference to proceed with a transaction to sell the company. Company A indicated that it was not interested in reconsidering its original proposal to acquire Restore Medical and was interested only in completing the negotiated license agreement. Mr. Paulson spoke with the various members of our board of directors to confirm the board of directors’ decision to reject Company A’s proposal, and communicated the board’s decision to Company A. On March 7, 2008, Company A formally withdrew its offer to complete the negotiated license agreement.

From March 4 through March 14, Restore Medical, Medtronic and the parties’ respective legal and financial advisors discussed the terms of the non-binding indication of interest. On March 13, 2008, Piper Jaffray contacted Company B to inform them that Restore Medical may soon be under exclusivity with a party who had formally expressed interest in an acquisition of Restore Medical and requested that Company B make its interest in Restore Medical known. Company B communicated to Piper Jaffray that it was withdrawing from the process at that time.

On March 14, 2008, Medtronic delivered and we executed a revised indication of interest with Medtronic, reflecting a proposed acquisition price of $1.75 per share, or total consideration not to exceed $29.1 million, subject to completion of due diligence, and providing that a decline in Restore Medical’s stock price between the date of the letter and the execution of a definitive agreement would not, in and of itself, cause a reduction in the price per share reflected in the non-binding indication of interest. Upon executing the non-binding indication of interest, we agreed to refrain from entering into discussions with any other party through April 21, 2008, unless our board of directors received an unsolicited bona fide acquisition proposal that the board determined was superior.

On March 20, 2008, we provided additional due diligence information requested by Medtronic, and representatives of Fredrikson & Byron, P.A., Medtronic’s legal counsel, delivered an initial draft merger agreement to representatives of Dorsey & Whitney LLP on March 24, 2008. On March 27, 2008, we filed our 2007 Annual Report on Form 10-K with the SEC. Our 2007 Form 10-K included a “going concern opinion” from our auditors as a result of our need to obtain additional financing in order to fund our operations beyond mid-2008.

On April 1, 2008, we received notice from The Nasdaq Stock Market that currently we did not comply with the minimum $10,000,000 stockholders’ equity requirement for continued listing on the Nasdaq Global Market set forth in Marketplace Rule 4450(a)(3). As a result, we determined to apply to transfer the listing of our common stock to the Nasdaq Capital Market. On April 3, 2008, we issued a press release announcing these developments and filed a related Current Report on Form 8-K on April 4, 2008. Following the filing of our 2007 Form 10-K with the SEC and the issuance of our press release, our stock price dropped significantly, trading between $0.25 and $0.80 per share during the first two weeks of April.

On March 31, 2008, representatives of Dorsey & Whitney delivered comments on the draft merger agreement to Fredrikson & Byron, and representatives of both firms discussed the significant issues in the merger agreement on April 3, 2008. Also on April 3, 2008, Medtronic and Fredrikson & Byron requested additional due diligence information, which we delivered on April 7 and 8, 2008. On April 9, 2008, Dorsey & Whitney provided Fredrikson & Byron an initial draft of our disclosure letter relating to the merger agreement.

As Medtronic conducted its review of the due diligence materials we provided, representatives of Medtronic discussed a variety of questions and due diligence issues with representatives of Piper Jaffray and our executives. On April 11, 2008, Medtronic contacted us to communicate that it was unwilling to continue the transaction as described in the March 14 non-binding indication of interest and released us from our exclusivity obligations. From April 11 through April 15, Piper Jaffray and our CEO had separate discussions with various Medtronic representatives to discuss potential terms on which Medtronic would continue to pursue an acquisition. Our CEO also contacted Company A to inquire about their interest in either an acquisition of Restore Medical or the previously negotiated license agreement, and Company A reaffirmed they were not interested in pursuing a transaction with us at such time. Piper Jaffray also attempted to contact Company B to solicit their interest in an acquisition transaction, but Company B did not respond.

On April 15, 2008, Medtronic indicated to representatives of Piper Jaffray that Medtronic would be willing to pursue an acquisition at a price of $1.60 per share, or total consideration not to exceed $26.3 million, subject to completion of remaining due diligence. Our CEO contacted each of the other Restore Medical board members individually to discuss this proposal and received a verbal consensus to pursue a transaction at the $1.60 price. From April 15 to April 21, members of the executive teams of Restore Medical and Medtronic and their respective legal counsel discussed and resolved the remaining open issues in the merger agreement and concluded the due diligence process. In conjunction with the merger agreement, Medtronic agreed to purchase from us between $750,000 and $1,100,000 par value of auction rate securities owned by us at purchase prices between approximately 86.7% and 88.2% of the par value (plus accrued and unpaid interest) on each of May 15, 2008, June 10, 2008, July 25, 2008, August 23, 2008 and September 18, 2008, unless the merger agreement has been terminated or the effective time has occurred prior to such date.

The board of directors of Restore Medical held a special telephonic meeting on April 20, 2008 to discuss final resolutions approving the merger agreement and authorizing the merger, and to review an updated valuation analysis of Restore Medical delivered by Piper Jaffray. In addition, Piper Jaffray delivered to the board at this meeting its opinion as to the fairness, from a financial point of view, of the $1.60 per share merger consideration to the stockholders of Restore Medical. On April 20, 2008, our board of directors unanimously approved the merger agreement and authorized the management team to complete the merger process.

During the afternoon of April 22, 2008, Medtronic finalized its internal approval process. The parties entered into the merger agreement and issued a press release announcing the execution of the merger agreement.

Restore Medical’s Reasons for the Merger

After careful consideration, the Restore Medical board of directors determined that the merger is advisable, fair to and in the best interests of Restore Medical and its stockholders, and, by unanimous vote, adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

In reaching its decision to adopt and approve, and declare advisable, the merger agreement and the other transactions contemplated by the merger agreement, our board of directors consulted with Restore Medical’s senior management, as well as its financial and legal advisors, and considered a number of factors that the board members believed supported their decision, including the following:

•	Strategic, Financial and Operating Risks of Remaining Independent. Our board of directors considered our current and anticipated financial condition, results of operations, and business and earnings prospects, if we were to remain independent in light of a multiplicity of relevant factors. The following were key strategic, financial and operating risks evaluated by our board of directors as part of assessing the proposed merger with Medtronic:

○	the availability of capital to fund our future operations;

○	fluctuation in the fair value of our auction rate securities based on future market conditions and continued uncertainties in the credit markets;

○	the demand for and acceptance of our Pillar System to treat mild to moderate OSA and snoring by both physicians and patients;

○	the success of alternative therapies and surgical procedures to treat individuals suffering from sleep disordered breathing, and the possible future introduction of new products and treatments for sleep disordered breathing;

○	our ability to maintain current pricing for our Pillar System, our ability to obtain reimbursement for the Pillar Procedure to treat mild to moderate OSA in the future from third-party healthcare insurers, and the willingness of patients to pay out-of-pocket for the Pillar Procedure to treat snoring and, in the absence of reimbursement from third-party healthcare insurers, mild to moderate OSA; and

○	the successful completion of current and future clinical studies, the presentation and publication of positive outcomes data from these clinical studies and the increased adoption of the Pillar Procedure by physicians as a result of the data from these clinical studies.

•	Potential Benefits of Continuing as a “Stand-Alone” Company. As part of its deliberation of whether to recommend approval of the merger agreement, our board of directors considered factors that, were we to continue to operate as an independent company, could potentially increase the future value of Restore Medical’s capital stock. In evaluating the potential benefits and risks of remaining independent, the board considered, among other matters, the following factors:

○	our ability to generate increased revenue as a result of the recently implemented new consultative sales and marketing strategies and programs;

○	the sustainability of the increased revenue being generated by our newly hired U.S. sales representatives, our ability to retain and motivate these sales employees, and our ability to recruit, hire and train additional U.S. sales employees in order to drive future revenue growth;

○	our ability to improve our operating cash flow and achieve future profitability by successfully leveraging our infrastructure and operating costs while increasing revenue from our new sales and marketing initiatives; and

○	our ability to raise sufficient additional capital to fund these programs and initiatives and hire the additional people required to drive future revenue growth, and the corresponding dilution associated with raising that level of capital given our current and anticipated future stock price.

Our board evaluated these various factors in the context of the risks and benefits of remaining an independent company and against the various strategic, financial and operating factors summarized in the section entitled “Strategic, Financial and Operating Risks of Remaining Independent” above as part of its decision to recommend approval of the merger.

•	Uncertain Availability of Alternative Transactions. In addition to the factors discussed above, our board of directors considered the fact that while we had in the past been contacted from time-to-time by various third parties expressing an interest in a possible transaction with us, there was uncertainty as to whether an alternative transaction would be available in the future on terms more favorable to our stockholders than the Medtronic proposal. The board of directors considered our discussions with the other potential strategic partners during the process described in “Background of the Merger” and considered the fact that none of these discussions had proceeded beyond the exploratory stage or resulted in a transaction that was as favorable to our stockholders as the transaction proposed by Medtronic. Our board of directors determined, at this time, that it was in the best interests of our stockholders to recommend approval of the merger.

•	Merger Consideration. Our board of directors considered the proposed merger and the merger consideration in the context of a variety of enterprise valuation factors. The board of directors reviewed Restore Medical’s 2007 and 2006 financial results and current internal operations assumptions and financial projections which are described in this proxy statement under the heading “The Merger — Financial Projections.” Our board of directors also reviewed the financial analysis presented by Piper Jaffray, our financial advisor, in connection with the delivery of its fairness opinion which addressed the value offered by Medtronic when compared to other medical technology transactions, the value of other publicly traded medical technology companies and the intrinsic value, based upon a discounted cash flow analysis, of Restore Medical on a stand-alone basis.

Our board of directors also considered the percentage premium on our stock price represented by the $1.60 per share merger consideration (subject to decrease in the limited circumstance that our outstanding capital stock, options and warrants reflected in our records and audited financial statements is inaccurate, which our board believes is unlikely to occur) and the board’s belief that the merger consideration represented the highest consideration that Medtronic was willing to pay, and the highest per share value obtainable as of the date of signing the merger agreement. Our board also evaluated the consideration that option holders and warrant holders would receive under the terms of the merger agreement versus possible alternatives.

•	Advice from Restore Medical’s Financial Advisor. Our board of directors considered the detailed presentations made by Piper Jaffray, our financial advisor, with respect to the proposed merger consideration offered to the Restore Medical stockholders, which presentation is discussed further below under “Opinion of Restore Medical’s Financial Advisor.” Piper Jaffray’s opinion was that, as of the date of its opinion, and subject to the assumptions, qualifications and limitations set forth in the opinion, the merger consideration to be received by the holders of Restore Medical common stock was fair, from a financial point of view, to our stockholders. The full text of Piper Jaffray’s fairness opinion is attached to this proxy statement as Appendix B.

•	Certain Terms of the Merger Agreement Relating to Alternative Transactions. Our board of directors considered the terms of the merger agreement, including the provisions relating to termination of the merger agreement in the event that our board of directors received a bona-fide superior third party proposal.

•	Likelihood of Closing. Our board of directors considered the limited nature of the closing conditions included in the merger agreement, including the likelihood that the merger would be approved by regulatory authorities, if required, and the likelihood that the merger agreement would be approved by a majority of our stockholders. Our board also considered Medtronic’s ability to finance the acquisition from existing cash resources without the need for outside financing.

•	Taxability; No Participation in Future Growth. Our board of directors considered the fact that the merger will be a taxable transaction to our stockholders. Our board also considered the fact that because Restore Medical stockholders are receiving cash for their Restore Medical common stock, they will not participate as stockholders in the future growth of either Restore Medical or Medtronic unless they currently have, or acquire in the future, shares of Medtronic stock independent of this merger transaction. However, it also considered the certainty of the value of the merger to our stockholders this structure afforded, compared to a transaction involving all stock consideration or a mixture of stock and cash.

While our board of directors considered potentially negative and potentially positive factors, the board of directors concluded that overall, the potentially positive factors outweighed the potentially negative factors.

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but rather includes the material information and factors considered by our board of directors in its consideration of the merger. Our board of directors collectively reached the unanimous decision to approve the merger agreement in light of the factors described above and other factors that each member of the board of directors felt were appropriate. In view of the variety of factors, many of which are qualitative or difficult to quantify, and the quality and amount of information considered, our board of directors did not find it practicable to and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Individual members of our board of directors may have considered certain factors to be more important than others.

Recommendation of Restore Medical’s Board of Directors

After careful consideration, our board of directors has unanimously determined that the merger is advisable, fair to and in the best interests of Restore Medical and its stockholders, has approved the merger agreement, and unanimously recommends that Restore Medical stockholders vote “FOR” the adoption of the merger agreement and the approval of the merger and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

Opinion of Restore Medical’s Financial Advisor

We retained Piper Jaffray to act as financial advisor to our board of directors, and, if requested, to render to the board an opinion as to the fairness, from a financial point of view, to the holders of our common stock of the consideration to be paid pursuant to the merger agreement.

The full text of the Piper Jaffray written opinion dated April 20, 2008, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Jaffray in rendering its opinion, is attached as Appendix B and is incorporated in its entirety herein by reference. You are urged to, and should, carefully read the Piper Jaffray opinion in its entirety and this summary is qualified by reference to the written opinion. The Piper Jaffray opinion addresses only the fairness, from a financial point of view and as of the date of the opinion, to holders of common stock of Restore Medical of the $1.60 per share merger consideration to be paid in cash pursuant to the merger agreement. The Piper Jaffray opinion was directed to the Board of Directors of Restore Medical and was not intended to be, and does not constitute, a recommendation as to how any of our shareholders should vote with respect to the merger or any other matter. The opinion was approved for issuance by a committee of Piper Jaffray employees in accordance with its customary practice.

In connection with rendering the opinion described above and performing its related financial analyses, Piper Jaffray:

•	reviewed and analyzed the financial terms set forth in a draft of the merger agreement, dated April 18, 2008;

•	reviewed and analyzed certain financial and other data with respect to Restore Medical that was publicly available or made available to it from internal records of Restore Medical;

•	reviewed and analyzed certain internal financial projections for Restore Medical on a stand-alone basis prepared for financial planning purposes and furnished to it by our management;

•	conducted discussions with members of our senior management and members of the board with respect to our business and prospects on a stand-alone basis;

•	reviewed the reported prices and trading activity of our common stock;

•	compared our financial performance with that of certain other publicly-traded companies deemed by Piper Jaffray to be comparable to us;

•	reviewed and compared the premium payable in the merger to recent Restore Medical stock trading prices to premiums or discounts implied by the consideration paid in selected merger transactions;

•	reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions; and

•	performed discounted cash flow analysis for Restore Medical on a stand-alone basis.

In addition, Piper Jaffray conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as it deemed necessary in arriving at its opinion.

The following is a summary of the material financial analyses performed by Piper Jaffray in connection with the preparation of its fairness opinion, which was reviewed with, and was formally delivered to, our board of directors at a meeting held on April 20, 2008. The preparation of analyses and a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, this summary does not purport to be a complete description of the analyses performed by Piper Jaffray or of its presentations to our board on April 20, 2008.

This summary includes information presented in tabular format, which must be read together with the text of each analysis summary and considered as a whole in order to fully understand the financial analyses presented by Piper Jaffray. The tables alone do not constitute a complete summary of the financial analyses. The order in which these analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to these analyses by Piper Jaffray or our board of directors. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 20, 2008, and is not necessarily indicative of current market conditions.

For purposes of its analyses, Piper Jaffray calculated our equity value implied by the merger to be $26.3 million, based on our diluted shares deemed outstanding and the per share merger consideration, and our implied enterprise value (implied equity value plus debt less cash and cash equivalents) to be $21.6 million. With our consent, Piper Jaffray assumed our portfolio of auction rate securities to be cash equivalents.

Selected Publicly Traded Companies Analysis

Piper Jaffray reviewed selected historical Restore Medical financial data for calendar year 2007 and estimated Restore Medical financial data that were prepared by our management as its internal forecasts for calendar years 2008 and 2009 and compared them to corresponding historical financial data and consensus Wall Street forecasts, where applicable, for publicly traded companies that are engaged primarily in the medical technology industry and which Piper Jaffray believed were similar to our financial profile. Piper Jaffray selected companies based on information obtained by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

•	publicly-traded companies with medical technology Standard Industrial Classification codes;

•	companies with enterprise values of less than $100 million; and

•	companies with estimated calendar year 2007 to 2009 compound annual revenue growth between 5% and 15% which equals plus and minus 5% of our corresponding estimated compound annual revenue growth for that period.

Based on these criteria, Piper Jaffray identified and analyzed the following seven selected companies:

•	Biosphere Medical, Inc.

•	Candela Corporation

•	Cutera, Inc.

•	Digirad Corporation

•	Osteotech, Inc.

•	Thermage, Inc.

•	Vital Images, Inc.

Piper Jaffray compared valuation multiples for Restore Medical derived from its enterprise value based on our recent market price and the merger price and historical and projected revenue data for Restore Medical, on the one hand, to valuation multiples for the selected companies derived from their market valuation and historical and projected revenue data, on the other hand:

	Restore Medical				Selected Public Companies
	Current(1)		Merger(2)		Min.		Median		Mean		Max.

Enterprise value to calendar year 2007 revenue	0.4	x	5.3	x	0.1	x	0.5	x	0.8	x	2.7	x
Enterprise value to estimated calendar year 2008 revenue(3)	0.4	x	6.0	x	0.1	x	0.4	x	0.7	x	2.5	x
Enterprise value to estimated calendar year 2009 revenue(3)	0.3	x	4.3	x	0.1	x	0.4	x	0.7	x	2.1	x

(1)	Based on closing market price of our common stock of $0.39 on April 16, 2008.

(2)	Based on the merger consideration of $1.60 per share.

(3)	Projected calendar year 2008 and 2009 revenue for Restore Medical were based on the estimates of our management. Projected calendar year 2008 and 2009 revenue for the selected public companies were based on Reuters consensus estimates.

Piper Jaffray observed that the implied enterprise value multiples based on the merger consideration were in excess of the enterprise value multiples derived for the comparable companies. Based on this analysis, Piper Jaffray also derived a range of implied equity values per diluted share of Restore Medical common stock of $0.32 to $0.99. Piper Jaffray noted that the merger consideration was $1.60 per share.

Selected M&A Transaction Analysis

Piper Jaffray reviewed transactions involving target companies that it deemed comparable to us. Piper Jaffray selected these transactions by searching SEC filings, public company disclosures, press releases, industry and press reports, databases and other sources and by applying the following criteria:

•	public or private medical technology companies;

•	companies with enterprise values of less than $100 million since 1998; and

•	companies with estimated forward twelve months revenue growth of 5% and 15% which equals plus and minus 5% of our estimated two year compound annual revenue growth rate.

Based on these criteria, the following nine transactions were deemed similar to the merger:

Target	Acquiror

Biomateriali S.r.l.	LeMaitre Vascular
Specialty Surgical Instruments	Symmetry Medical
Medisystems	NxStage Medical
Bio-Logic	Natus Medical
Crosstex Intertion	Cantel Medical
Newdeal Technologies	Integra Lifesciences
C.R. Bard’s Endoscopic Technologies	Conmed
Orthologic (BGS Business)	DJ Orthopedics
Smith & Nephew ENT	Gyrus Group PLC

Piper Jaffray calculated the multiple of enterprise value to revenue for the last twelve months preceding each transaction and the multiple of the enterprise value to projected revenue for the twelve consecutive months following each transaction. Piper Jaffray then compared the results of these calculations with similar calculations based on the merger consideration. The analysis indicated the following multiples:

	Restore		Selected Transactions
	Medical(1)		Min.		Median		Mean		Max.

Enterprise value to last 12 months revenue(2)	5.3	x	0.7	x	1.6	x	1.7	x	2.8	x
Enterprise value to forward 12 months revenue(3)	6.0	x	0.7	x	1.4	x	1.5	x	2.5	x

(1)	Based on $1.60 per share.

(2)	Revenue for the last twelve months for Restore Medical is for the calendar year ended December 31, 2007. Revenue for the last twelve months preceding a selected transaction is based on reported SEC sources.

(3)	Estimated revenue for Restore Medical with respect to the forward period is for the calendar year ending December 31, 2008 and is based on estimates of our management. Revenues for the selected transactions for the forward period are based on Reuters consensus estimates.

The analysis indicated that, based on the estimates and assumptions used in the analysis, the enterprise value implied by the proposed $1.60 per share merger consideration as a multiple of projected revenue for the forward twelve month period and as a multiple of revenue for the last twelve months was above the range of similar multiples for the selected transactions. Based on this analysis, Piper Jaffray also derived a range of implied equity values per diluted share of Restore Medical common stock of $0.44 to $1.00. Piper Jaffray noted that the merger consideration was $1.60.

Premiums Paid Analysis

Piper Jaffray reviewed publicly available information for selected merger or buyout transactions to determine the premiums (or discounts) paid in the transactions over recent trading prices of the target companies prior to announcement of the transaction. Piper Jaffray selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources for publicly traded medical technology targets that were acquired between January 1, 2004 and March 31, 2008.

Piper Jaffray performed its analysis on 57 transactions that satisfied the criteria, and the table below shows a comparison of premiums paid in these transactions to the premium that would be paid to our stockholders based on merger consideration of $1.60 per share.

	Restore	Selected Transactions
	Medical	Low	Median	Mean	High

One week before announcement	321.1%(1)	3.1%	27.8%	31.3%	97.2%
Four weeks before announcement	36.8%(2)	2.8%	31.0%	36.1%	123.9%

(1)	Premium based on closing price of $0.38 on April 9, 2008.

(2)	Premium based on closing price of $1.17 on March 19, 2008.

This analysis indicated that, based on the estimates and assumptions used in the analysis, the premium over the market price on March 19, 2008 for the shares of our common stock implied by the $1.60 per share merger consideration was within the range of premiums paid in the selected transactions as calculated four weeks before announcement, and the premium over the market price on April 9, 2008 for the shares of our common stock implied by the $1.60 per share merger consideration was above the range of premiums paid in the selected transactions as calculated one week before announcement. Based on this analysis, Piper Jaffray also derived a range of implied equity values per diluted share of Restore Medical common stock of $0.39 to $2.62. Piper Jaffray noted that the merger consideration was $1.60.

Discounted Cash Flow Analysis

Using a discounted cash flow analysis, Piper Jaffray calculated an estimated range of theoretical equity values for Restore Medical based on the net present value of (1) the projected calendar year free cash flows from 2008 to 2012, discounted back to June 30, 2008 based on management projections and (2) a terminal value at calendar year end 2012 based upon revenue exit multiples discounted back to June 30, 2008. Piper Jaffray utilized forecasts of future results furnished to it by our management for the period from calendar year 2008 through calendar year 2012. Piper Jaffray calculated the range of net present values based on an assumed tax rate of 40.0%, an estimate of available net operating loss carry forwards by our management, discount rates of 10.0%, 15.0% and 20.0% on net operating loss carry forwards, discount rates of 18.0%, 20.0% and 22.0% on free cash flow and terminal value, and revenue exit multiples of 1.25x, 1.50x and 1.75x applied to our projected calendar year 2012 revenue. Piper Jaffray based the discount rates on an analysis of our weighted average cost of capital and the Morningstar Micro-Cap Size Premium. This analysis resulted in implied per share values of our equity ranging from a low of $0.66 to a high of $1.20. Piper Jaffray observed that the $1.60 per share merger consideration was above the range of values derived from this analysis.

Miscellaneous

The summary set forth above does not contain a complete description of the analyses performed by Piper Jaffray, but does summarize the material analyses performed by Piper Jaffray in rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Piper Jaffray believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the Piper Jaffray opinion. In arriving at its opinion, Piper Jaffray considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Instead, Piper Jaffray made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. In addition, the ranges of valuations resulting from any particular analysis described above should not be taken to be Piper Jaffray’s view of the actual value of Restore Medical.

No company or transaction used in the above analyses as a comparison is directly comparable to Restore Medical or the transaction contemplated by the merger agreement. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which Restore Medical and the merger were compared and other factors that could affect the public trading value or transaction value of the companies.

Piper Jaffray performed its analyses solely for purposes of providing its opinion to our board of directors. In performing its analyses, Piper Jaffray made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Certain of the analyses performed by Piper Jaffray are based upon forecasts of future results furnished to Piper Jaffray by our management, which are not necessarily indicative of actual future results and may be significantly more or less favorable than actual future results. These forecasts are inherently subject to uncertainty because, among other things, they are based upon numerous factors or events beyond the control of the parties or their respective advisors. Piper Jaffray does not assume responsibility if future results are materially different from forecasted results.

Piper Jaffray’s opinion was one of many factors taken into consideration by our board of directors in making the determination to approve the merger agreement. While Piper Jaffray provided advice to our board during their negotiations with Medtronic, Piper Jaffray did not recommend any specific merger consideration.

Piper Jaffray relied upon and assumed the accuracy and completeness of the financial, accounting and other information discussed with or reviewed by it and did not independently verify such information. Piper Jaffray further relied upon the assurances of our management that the information provided was prepared on a reasonable basis in accordance with industry practice, and that they were not aware of any information or facts that would make the information provided to Piper Jaffray incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of the opinion, Piper Jaffray assumed that we were not party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than the merger, and with respect to financial forecasts, pro forma adjustments, estimates of net operating loss tax benefits and other estimates and forward-looking information relating to us reviewed by it, Piper Jaffray assumed that such information reflected the best then-available estimates and judgments of our management. Piper Jaffray expressed no opinion as to any financial forecasts, pro forma adjustments, net operating loss or other estimates or forward-looking information of Restore Medical or the assumptions on which they were based. Piper Jaffray relied, with the consent of our board, on advice of the outside counsel and our independent accountants, and on the assumptions of our management, as to all accounting, legal, tax and financial reporting matters with respect to us, Medtronic and the merger agreement.

Piper Jaffray assumed that the executed merger agreement was in all material respects identical to the last draft reviewed by it. Piper Jaffray relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the merger will be consummated pursuant to the terms of the merger agreement without amendments thereto and (iv) all conditions to the consummation of the merger will be satisfied without waiver by any party of any conditions or obligations thereunder. In arriving at its opinion, Piper Jaffray assumed that all the necessary regulatory approvals and consents required for the merger will be obtained in a manner that will not adversely affect Restore Medical or alter the terms of the merger.

In arriving at its opinion, Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of Restore Medical, and was not furnished with any such appraisals or valuations, nor did Piper Jaffray evaluate the solvency of Restore Medical under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by Piper Jaffray in connection with the opinion were going concern analyses.

Piper Jaffray’s opinion was necessarily based upon the information available to Piper Jaffray and facts and circumstances as they existed and were subject to evaluation on the date of the opinion; events occurring after the date of the opinion could materially affect the assumptions used in preparing the opinion. Piper Jaffray did not express any opinion as to the price at which shares of common stock of Restore Medical have traded or such stock may trade at any future time. Piper Jaffray has not undertaken to reaffirm or revise the opinion or otherwise comment upon any events occurring after the date of the opinion and do not have any obligation to update, revise or reaffirm the opinion.

The opinion addressed solely the fairness, from a financial point of view, to holders of common stock of Restore Medical of the proposed per share price set forth in the merger agreement and did not address any other terms or agreement relating to the merger. Piper Jaffray was not requested to opine as to, and the opinion did not address, the basic business decision to proceed with or effect the merger, Medtronic’s ability to fund the per share price, or the fairness of the amount or nature of compensation to our officers, directors or employees, or any class of such persons, relative to the per share price proposed to be paid to holders of common stock of Restore Medical. Piper Jaffray expressed no opinion as to whether any alternative transaction might produce consideration for Restore Medical’s stockholders in excess of the amount contemplated in the merger.

Piper Jaffray is a nationally recognized investment banking firm and is regularly engaged as a financial advisor in connection with mergers and acquisitions, underwritings and secondary distributions of securities and private placements. Our board of directors selected Piper Jaffray to render its fairness opinion in connection with the transactions contemplated by the merger agreement on the basis of its experience and reputation in acting as a financial advisor in connection with mergers and acquisitions.

Piper Jaffray acted as our financial advisor in connection with the merger and will receive an estimated fee of approximately $1.25 million from us, $950,000 of which is contingent upon the consummation of the merger. Piper Jaffray received a non-refundable retainer in the amount of $50,000 and a fee of $250,000 from us for providing its opinion, both of which will be credited against the fee for financial advisory services. The opinion fee was not contingent upon the consummation of the merger. We also agreed to indemnify Piper Jaffray against certain liabilities in connection with its services. Piper Jaffray has advised us that in the past it performed investment banking services for Medtronic, including acting as financial advisor in various transactions, for which it received customary fees. Specifically, within the last two years Piper Jaffray received customary fees from Medtronic related to advisory services performed in connection with a single transaction. Although Piper Jaffray is not currently engaged by Medtronic, it has an ongoing relationship with Medtronic and plans to seek to provide investment banking services to Medtronic in the future. In the ordinary course of its business, Piper Jaffray and its affiliates may actively trade securities of Restore Medical and Medtronic for their own account or the account of their customers and, accordingly, Piper Jaffray or its affiliates may at any time hold a long or short position in such securities. Piper Jaffray also provides research coverage relating to common stock of Medtronic.

Financial Projections

Our management does not as a matter of course make public projections as to future performance or earnings beyond the current fiscal year and is especially wary of making projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, current financial projections prepared by management were made available to our board of directors and Piper Jaffray in connection with this transaction and the analysis conducted by Piper Jaffray for purposes of their fairness opinion. We have included below the material financial projections to provide our stockholders access to certain nonpublic information that was provided to our board of directors and Piper Jaffray. The inclusion of this information should not be regarded as an indication that our board of directors or Piper Jaffray considered, or now considers, it to be a reliable prediction of future results. Our board of directors considered the execution risks associated with the financial projections below in considering and evaluating the merger.

Although the financial projections are presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by our management that, while our management believed such assumptions and estimates were reasonable at the time the financial projections were prepared, are inherently uncertain and are subject to significant business, economic and competitive risks and uncertainties that are difficult to predict and beyond our control and that may cause actual results to vary materially from the projections or the assumptions underlying the financial projections. These include, among others, risks and uncertainties identified in the section entitled “Cautionary Statement Concerning Forward-Looking Information” in this proxy statement, including the risk factors described in our filings with the SEC, as described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, both of which can be found at the SEC’s website at www.sec.gov, and on our website at www.restoremedical.com. In addition, the financial projections cover multiple years and such information by its nature becomes less reliable with each successive year. Accordingly, there can be no assurance that the financial projections will be realized, and actual results may be materially greater or less than those contained in the financial projections.

The financial projections were prepared solely for internal use and for the use of our board of directors and Piper Jaffray in connection with this transaction and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, and investors should not unduly rely on them. The financial projections are not being included in this proxy statement to influence your decision on how you should vote with respect to the adoption of the merger agreement and approval of the merger but merely to provide our stockholders access to certain nonpublic information that was provided our board of directors and Piper Jaffray in connection with this transaction. The financial projections included below were prepared by, and are the responsibility of, our management. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained in them, nor have they expressed any opinion or any other form of assurance on the information or its achievability.

The financial projections do not take into account any circumstances or events occurring after the date they were prepared. Except as required by applicable securities laws we do not intend to update or otherwise revise the financial projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events.

	Fiscal Year Ending(1)
	2008	2009	2010	2011	2012
	(In thousands)

Net Sales	$3,600	$4,977	$7,466	$11,945	$18,514
Cost of Sales	1,236	1,246	1,792	2,628	3,703

Gross Profit	2,364	3,731	5,674	9,317	14,812
Operating Expenses
Sales & Marketing	5,078	5,035	5,301	5,495	5,739
General & Administrative	3,908	3,650	3,733	3,942	4,166
Research & Development	2,002	1,050	1,232	1,493	1,666

Operating Income (Loss)	$(8,624)	$(6,004)	$(4,591)	$(1,613)	$3,240

(1)	As previously disclosed, if the proposed transaction with Medtronic did not take place, the funding of our operations beyond mid-2008 would require additional investments in our company in the form of equity or debt financing, or through licensing a portion of our intellectual property portfolio in order to generate capital. We actively explored a variety of equity and debt financing alternatives to raise sufficient capital to fund our operations, as well as various strategic alternatives. Had this proposed transaction not occurred, we would have been required to significantly reduce the scope of our operations including reducing the size of our sales and marketing, research and development, administrative and operations staff, combined with the elimination of the significant programs and initiatives planned by each of those functional groups. The principal assumptions of our management in preparing these projections are as follows:

• Receipt of up to $5 million of incremental financing in the first half of 2008, plus additional financing beginning in 2009 of approximately $10 million to fund future operations, depending upon revenue;

• Reduction of 24.5 full-time employees to conserve cash, including sales force reduction from 21 to 13 and a reduction of employees and programs in general and administrative, marketing, research and development and operations from 34.5 to 18; and

• Outsourcing our manufacturing operation with a corresponding reduction in facilities-related expenses.

Interests of Restore Medical’s Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement, you should be aware that some of our executive officers and directors have interests in the merger and have arrangements that are different from, or in addition to, those of our stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that our stockholders vote in favor of adopting the merger agreement and approving the merger. These interests include the following:

Stock Options

The merger agreement provides that each stock option issued by Restore Medical to acquire common stock outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be canceled, and the option holder will be entitled to receive an amount equal to the excess, if any, of the merger consideration per share over the exercise price, multiplied by the number of shares of common stock underlying the option, less applicable withholding taxes. This cancellation will occur upon consummation of the merger. The amounts that would be payable to our executive officers and directors due to the cash-out of the stock options described above (before deductions for withholding taxes) are as follows: Mr. Paulson, $217,576; Mr. Geyen, $8,959; Mr. Palmer, $10,250; Mr. Bremseth, $6,150; Mr. Kujak, $9,225; Mr. Buscemi,

$24,900; Mr. Sopp, $25,225; Dr. Evnin, $0; Dr. Knudson, $20,000; Mr. Kraus, $0; Mr. Liszt, $0; Mr. Nigon, $0; Mr. Schulte, $20,000; and all directors and executive officers as a group, $342,285.

Employment and Change-in-Control Agreements

Each of our executive officers is party to an employment and change-in-control agreement. Pursuant to the terms of the merger agreement, Medtronic has agreed not to amend, modify or terminate these agreements and to assume our obligations under the agreements following the effective time of the merger.

Under the terms of these agreements, upon the closing of the last transaction necessary to effect a change-in-control, 50% of the unvested shares underlying any stock options then held by the executive will automatically vest. For purposes of these agreements, a change-in-control includes, among other things, a change in beneficial ownership of our securities from the date of the agreement resulting in a new beneficial owner holding 50% or more of the combined voting power of our securities.

In addition, if Mr. Paulson, Mr. Geyen or Mr. Palmer is terminated without “cause” (as defined in the agreements) or if a constructive termination occurs (i.e. a material reduction in job responsibilities or base salary or a relocation of more than 40 miles) following the closing date of the last transaction necessary to effect a change-in-control, such executive will be entitled to receive: (i) any amounts vested and earned, but unpaid as of the termination date, plus 12 months base salary paid according to our normal payroll schedule; (ii) up to 12 months of COBRA payments for medical and dental coverage, provided that such COBRA payments will cease in the event there is coverage under another company’s benefit plan, coverage under Medicare or death, and (iii) the remaining portion of any unvested stock options then held by such executive will immediately vest. If any of the other executive officers is terminated without “cause” (as defined in the agreements) following the closing date of the last transaction necessary to effect a change-in-control or if a constructive termination occurs (i.e. a material reduction in job responsibilities or base salary or a relocation of more than 40 miles) within 12 months of the closing date of the last transaction necessary to effect a change-in-control, such executive will be entitled to receive: (i) any amounts vested and earned, but unpaid as of the termination date, plus six months base salary and (ii) up to six months of COBRA payments under the same terms and conditions as described above for Mr. Paulson, Mr. Geyen and Mr. Palmer. In the event such payments are subject to Section 409A of the Internal Revenue Code, the reimbursements to be paid in the first six months following the termination will be delayed and paid in a single lump sum on the first day of the month following the date that is six months after the termination date.

The change-in-control agreements provide that our executive officers will be entitled to receive the additional base salary and COBRA payments described above upon certain termination events only if they sign a comprehensive release of claims in a form acceptable to us that is not subsequently rescinded.

The following table sets forth an estimate of the potential cash severance payments and other benefits that could be payable as described above in the event our executive officers become entitled to the severance amounts pursuant to their employment and change-in-control agreements following the merger (assuming for illustrative purposes that each executive officer’s employment is terminated without cause or a constructive termination occurs on July 16, 2008 and utilizing current base salaries).

		Stock	Health Care
Executive Officer	Base Pay	Options(1)	Benefits	Total

J. Robert Paulson, Jr.	$294,580	$217,576	$17,244	$529,400
Christopher R. Geyen	212,149	8,959	17,244	238,352
Craig G. Palmer	221,450	10,250	12,630	244,330
David L. Bremseth	92,700	6,150	9,972	108,822
Michael R. Kujak	95,157	9,225	9,972	114,354
Paul J. Buscemi, Ph.D.	83,430	24,900	9,972	118,302
John P. Sopp	83,999	25,225	9,972	119,196

(1)	Under the terms of the merger agreement, all stock options outstanding immediately prior to the effective time, vested or unvested, will be canceled in exchange for the right to receive an amount in cash equal to the total number of shares subject to the outstanding stock option multiplied by the excess, if any, of the merger consideration per share over the exercise price of the stock option. Therefore, there is no added benefit to the executive officers of the vesting acceleration provisions in their employment and change-in-control agreements. The values provided in the table are the amounts each executive officer will receive for their stock options pursuant to the terms of the merger agreement upon the consummation of the merger.

Indemnification

Our certificate of incorporation and the merger agreement contain provisions regarding indemnification of the directors and officers of Restore Medical, and the merger agreement provides for the maintenance of directors’ and officers’ insurance for a period of six years after the effective time of the merger.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will be delisted from the Nasdaq Capital Market and deregistered under the Securities Exchange Act of 1934, as amended, and we will no longer file periodic reports with the SEC on account of our common stock.

If the merger agreement is not adopted and the merger is not approved by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be listed and traded on the Nasdaq Capital Market, subject to compliance with continued listing requirements.

REQUIRED REGULATORY APPROVALS

Medtronic and Restore Medical believe that no regulatory filings or approvals will be required to complete the merger; however, in the event that any such filings or approvals are required, Medtronic and Restore Medical have no reason to believe that any such filings and approvals would not be completed and obtained within the time period contemplated by the merger agreement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material federal income tax consequences of the merger to holders of Restore Medical common stock. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary Treasury regulations promulgated thereunder, Internal Revenue Service (“IRS”) rulings, administrative pronouncements and judicial decisions in effect as of the date of this proxy statement, all of which are subject to change (possibly with retroactive effect) or to different interpretations. The following discussion is limited to the material federal income tax consequences of the merger to a stockholder of Restore Medical who is a citizen or resident of the United States and who, on the date on which the merger is completed, holds shares of Restore Medical common stock as a capital asset within the meaning of Section 1221 of the Code. The following discussion may not apply to beneficial owners of Restore Medical common stock subject to special treatment under federal income tax laws, such as insurance companies, financial institutions, dealers in securities or foreign currency, regulated investment companies, tax-exempt organizations, S corporations, partnerships, and taxpayers subject to the alternative minimum tax. In addition, the following discussion does not apply to stockholders who acquired their shares of Restore Medical common stock upon the exercise of warrants or employee stock options or, as compensation for services (and such stockholders should consult their own income tax advisors to determine whether the discussion applies to them), and further, the following discussion does not apply to stockholders who hold their shares as part of a hedge, straddle or conversion transaction. The discussion does not address the tax consequences of amounts paid with respect to options and warrants.

The following discussion is not intended to constitute a complete description of all U.S. federal income tax consequences relating to the merger, and does not address potential foreign, state, local and other tax consequences of the merger. Because individual circumstances may differ, you should consult your own tax advisor to determine the applicability of the rules discussed below to your situation. This discussion is for general information only and is not tax advice.

For federal income tax purposes, the merger will be treated as a taxable sale or exchange of Restore Medical common stock for cash by each Restore Medical stockholder (including any stockholder who properly exercises dissenters’ rights). Accordingly, the federal income tax consequences to the Restore Medical stockholders receiving cash will generally be as follows:

•	Each stockholder will recognize a capital gain or loss upon the disposition of the stockholder’s shares of Restore Medical common stock pursuant to the merger. If a stockholder exercises its dissenters’ rights, a portion of the gain may be treated as interest for federal income tax purposes, which will be taxed as ordinary income.

•	The capital gain or loss, if any, will be long-term with respect to shares of Restore Medical common stock held for more than 12 months as of the effective time of the merger. In general, long-term capital gains recognized by a corporation will be subject to U.S. federal income tax at a maximum rate of 35%, while long-term capital gains recognized by non-corporate taxpayers will be subject to a maximum federal income tax rate of 15%. If the shares have been held for 12 months or less, gains will be subject to tax at ordinary income tax rates. The deductibility of capital losses is subject to limitations under the Code.

•	The amount of capital gain or loss recognized by each stockholder will be measured by the difference between the amount of cash received by the stockholder in connection with the merger, or cash received in connection with the exercise of dissenters’ rights, and the stockholder’s adjusted tax basis in the shares of Restore Medical common stock at the effective time of the merger.

•	Gain or loss must be determined separately for each block of shares of Restore Medical common stock (i.e., shares acquired at the same cost in a single transaction) converted to cash in the merger.

Cash payments made pursuant to the merger, including any cash paid to a stockholder who properly exercises dissenters’ rights, will be reported to Restore Medical stockholders and the IRS to the extent required by the Code and applicable regulations. These amounts will ordinarily not be subject to withholding of U.S. federal income tax. However, backup withholding at a rate of 28% may apply if the stockholder (a) fails to furnish its social security number or other taxpayer identification number (“TIN”) to Restore Medical or its paying agent, (b) is notified by the IRS that the stockholder furnished an incorrect TIN or underreported interest or dividends on the stockholder’s federal income tax return, or (c) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain taxpayers, such as corporations and financial institutions, are exempt from backup withholding. Each Restore Medical stockholder will be asked to provide a correct taxpayer identification number on a Substitute Form W-9 which is to be included in the appropriate letter of transmittal for the shares of Restore Medical common stock.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES TO HOLDERS OF SHARES OF RESTORE MEDICAL COMMON STOCK WITH RESPECT TO THE DISPOSITION OF THOSE SHARES PURSUANT TO THE MERGER. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES. NOTHING IN THIS DISCUSSION IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.

THE MERGER AGREEMENT

The following summary describes selected material terms of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A to, and incorporated by reference into, this proxy statement. You should read the merger agreement in its entirety as it is the primary legal document that governs the merger. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you.

Structure of the Merger

The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into us and the separate corporate existence of Merger Sub will thereupon cease, and we will be the surviving corporation of the merger and will be a wholly owned subsidiary of Medtronic. At the effective time of the merger, all of our property, rights, privileges, powers and franchises and those of the Merger Sub will vest in the surviving corporation, and all of our debts, obligations, claims, liabilities and duties and those of the Merger Sub will become the debts, obligations, claims, liabilities and duties of the surviving corporation. We will continue as the surviving corporation and will be unaffected by the merger, except that all of our then outstanding common stock will be owned by Medtronic. Upon the election of Medtronic, the merger may be restructured so that we merge into Merger Sub instead.

Effective Time of the Merger

The merger will become effective when a certificate of merger is duly filed with the Secretary of State of the State of Delaware or, if it is mutually agreed by the parties, the date and time specified in the certificate of merger at which the merger will become effective.

The merger agreement also provides that at the effective time of the merger:

•	the certificate of incorporation of Merger Sub immediately prior to the effective time shall be the certificate of incorporation of the surviving corporation, except as amended to change the name of the surviving corporation to Medtronic Restore Medical, Inc.;

•	the bylaws of Merger Sub immediately prior to the effective time shall be the bylaws of the surviving corporation;

•	the directors of Merger Sub immediately prior to the effective time will be the directors of the surviving corporation; and

•	our officers immediately prior to the effective time will be the officers of the surviving corporation.

Merger Consideration

Each share of our common stock issued and outstanding immediately prior to the effective time of the merger, other than:

•	treasury shares or shares held by Medtronic or any direct or indirect subsidiary of Medtronic or us, all of which will be canceled in the merger, and

•	shares held by stockholders who properly exercise appraisal rights, whom we refer to as dissenting stockholders,

will be automatically converted into and represent the right to receive merger consideration of $1.60 in cash (subject to decrease in the limited circumstance described below) without interest and less required withholding taxes, if any. After the merger is effective, stockholders will no longer have any rights with respect to their shares, except for the right to receive the merger consideration. No interest will accrue or be paid with respect to the merger consideration. At the effective time of the merger, shares of our common stock will no longer be outstanding, will automatically be canceled and will cease to exist. Pursuant to the merger agreement, the merger consideration is subject to decrease only if it were determined that the outstanding capital stock, options and warrants of Restore Medical reflected in our records and audited financial statements is inaccurate, and would, but for the decrease, cause the aggregate consideration to exceed $26,333,800.

Stockholders of record will not receive the merger consideration until they surrender their stock certificates for certificated shares to the paying agent for exchange or comply with the procedures for lost certificates (each as described below), and otherwise comply with the procedures described under “Payment Procedures” below.

Medtronic has represented to us under the merger agreement that it has, and will have upon completion of the merger, sufficient funds to complete the merger and pay all amounts it is required to pay under the merger agreement.

Payment Procedures

Medtronic will appoint U.S. Bank National Association, or another paying agent reasonably acceptable to us, prior to the effective time of the merger which will make payment of the merger consideration in exchange for the surrender of certificates representing shares of our common stock or non-certificated shares represented by book entry. Medtronic will deposit with the paying agent at or prior to the effective time of the merger a sufficient amount of cash in order to permit the payment of the merger consideration. As soon as reasonably practicable and in any event within five business days after the later of the effective time of the merger, or the date on which the paying agent receives appropriate stockholder information, the paying agent will mail to each person who, as of the effective time, was the record holder of shares of our common stock whose shares were converted into the right to receive the merger consideration, a letter of transmittal and instructions explaining how to surrender stock certificates and book-entry shares to the paying agent. The paying agent will pay the merger consideration, without interest and less any applicable withholding taxes, to our stockholders promptly following the paying agent’s receipt of the stock certificates or book-entry shares, as applicable, and properly completed and executed transmittal documents. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate (or affidavit of loss) representing the canceled shares is presented to the paying agent accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the paying agent that any applicable stock transfer or other taxes have been paid.

If you have lost your stock certificate, or if it has been stolen or destroyed, you will be required to make an affidavit of that fact before you will be entitled to receive the merger consideration. In addition, if required by the paying agent or the surviving corporation in the merger, you will have to post a bond in customary amount and upon such terms as may be required by the paying agent or the surviving corporation as indemnity against any claims made against it with respect to the lost, stolen or destroyed certificate. Thereafter, the paying agent will pay the merger consideration to you in exchange for your lost, stolen or destroyed certificate.

Any portion of the funds deposited with the paying agent (including any investment proceeds) that remains undistributed to the holders of shares of our common stock one year after the effective time of the merger will be delivered to the surviving corporation. Any of our former stockholders who have not surrendered their certificates or book-entry shares prior to the delivery of these funds to the surviving corporation may look only to the surviving corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any merger consideration that may be payable upon due surrender of the certificates, or book-entry shares, held by them. Notwithstanding the foregoing, neither Medtronic nor the surviving corporation will be liable to any of our stockholders for any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates or book-entry shares have not been surrendered immediately prior to the date the unclaimed funds would otherwise become subject to any abandoned property, escheat or similar law, any unclaimed funds payable with respect to these shares will, to the extent permitted by law, become the property of the surviving corporation, free and clear of all claims or interest of any person previously entitled to such funds.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Treatment of Our Stock Options and Warrants

If we complete the merger, at the effective time of the merger each outstanding option to purchase shares of our common stock, whether vested or unvested, that is held by an employee, director, consultant or advisor will be canceled in exchange for the right to receive an amount, payable in cash, as soon as practicable following the effective time, equal to the total number of shares subject to the stock option as of the effective time multiplied by the excess, if any, of the merger consideration per share over the exercise price, less applicable withholdings. Each warrant to purchase shares of our common stock outstanding immediately prior to the effective time of the merger will be canceled in exchange for the right to receive an amount, payable in cash as soon as practicable following the effective time, equal to the total number of shares exercisable with respect to the warrant as of the effective time multiplied by the excess, if any, of the merger consideration per share over the exercise price, less applicable withholdings.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Medtronic and Merger Sub and by Medtronic and Merger Sub to us, and may be subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the merger agreement. The statements embodied in those representations and warranties are in some cases subject to important exceptions, limitations and supplemental information contained in confidential disclosure schedules that Restore Medical and Medtronic have exchanged in connection with signing the merger agreement or as otherwise provided in the merger agreement, and are additionally subject to contractual standards of materiality that may be different from that generally applicable under federal securities laws. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between Medtronic and Restore Medical, rather than to establish matters as facts. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

Restore Medical has made representations and warranties to Medtronic and Merger Sub regarding, among other things:

•	corporate matters, including due organization, qualification and its certificate of incorporation and bylaws;

•	our subsidiaries and our ownership interests in them;

•	our capitalization, including the number of outstanding shares of our common stock and preferred stock and our outstanding stock options and warrants and the terms of our outstanding stock options and warrants;

•	requisite corporate power and the authorization, execution, delivery and enforceability of the merger agreement;

•	absence of conflicts with, or violations of, our and our subsidiaries’ organizational documents or other obligations, including under applicable law, in connection with entering into the merger agreement or completing the merger;

•	the accuracy of information contained in the reports and financial statements that we have filed with the SEC, since May 16, 2006, and the compliance of these SEC filings with applicable federal securities law requirements and, with respect to financial statements therein, generally accepted accounting principles, which we sometimes refer to as GAAP;

•	the adequacy of our internal controls and procedures and disclosure controls and procedures;

•	the absence of undisclosed liabilities;

•	the absence since December 31, 2007 of changes or events that would have a material adverse effect on us and the absence of certain actions by us since that date;

•	the accuracy and compliance as to form with applicable securities law requirements of this proxy statement;

•	the absence of undisclosed brokers’ or financial advisors’ fees in connection with the merger;

•	employee benefits and labor matters;

•	litigation and investigations;

•	tax matters;

•	compliance since January 1, 2005 with law, contracts and other obligations and the possession of and compliance with all government permits necessary for the lawful conduct of our business;

•	environmental matters;

•	intellectual property matters, including our rights to use owned and licensed intellectual property and any infringement matters;

•	real property matters, including leased properties;

•	material contracts and the performance of obligations thereunder;

•	regulatory compliance;

•	insurance policies;

•	customers and suppliers;

•	absence of illegal payments or undisclosed related party transactions;

•	receipt of an opinion from our financial advisor;

•	required vote of our stockholders; and

•	inapplicability of state takeover statutes.

Medtronic and Merger Sub made representations and warranties to us regarding, among other things:

•	corporate matters, including due organization and the ownership of Merger Sub’s outstanding capital stock;

•	requisite corporate power and the authorization, execution, delivery and enforceability of the merger agreement;

•	accuracy of information supplied for inclusion in this proxy statement, except for information supplied by any person other than Medtronic or Merger Sub;

•	the absence of conflicts with, or violations of, their respective organizational documents or other obligations, including under applicable law, in connection with entering into the merger agreement or completing the merger;

•	the absence of litigation that would be reasonably expected to prevent or materially delay the completion of the merger;

•	ownership of Restore Medical’s stock;

•	the sufficiency of available funds for the merger; and

•	the absence of our responsibility for any broker or investment advisor fees based upon arrangements made by and on behalf of Medtronic and Merger Sub.

In general, any of our representations and warranties shall be deemed to be untrue or incorrect only if the fact, circumstance, change or event that resulted in such untruth or incorrectness, individually or when taken together with all other facts, circumstances, changes or events that result in such representation and warranty or any of our other representations or warranties being untrue or incorrect, has had or would be reasonably likely to have a material adverse effect on us. For purposes of this determination, materiality qualifications in representations and warranties are disregarded. Certain representations and warranties shall be deemed to be untrue and incorrect only if they are untrue or incorrect in any material respect. These include representations and warranties relating to our organization and good standing, our capitalization, our authority to undertake the merger agreement, the fairness opinion we received from Piper Jaffray and the inapplicability of state takeover statutes. Certain of our capitalization representations and warranties shall be deemed to be untrue and incorrect only if the aggregate number of shares set forth in them is more than one percent less than the correct number. Our representation and warranty relating to the absence of any material adverse effect shall be deemed untrue and incorrect if it is untrue or incorrect in any respect.

Material Adverse Effect

A material adverse effect is defined in the agreement as any occurrence, change, event, effect or circumstance that, individually or in the aggregate is or would be reasonably likely to be, materially adverse to the business, results of operations or financial condition of us and our subsidiaries, taken as a whole. For this purpose, a material adverse effect excludes any occurrence, change, event, effect or circumstance to the extent relating to or resulting from (i) changes, after the date of the merger agreement, in general economic conditions or securities or financial markets in general, (ii) changes, after the date of the merger agreement, in law or GAAP, (iii) general changes, after the date of the merger agreement, in the medical device industry, (iv) any outbreak or escalation of hostilities or war (whether declared or not declared) or act of terrorism, (v) the announcement or the existence of, or compliance with, the merger agreement and the transactions contemplated by the merger agreement (but only if directly resulting solely from the existence of the merger agreement and the related transactions and not resulting from our operations, financial position or performance), (vi) any change in our stock price or trading volume, in and of itself (but taking into account the facts or occurrences giving rise to such change), (vii) our failure to meet projections of earnings, revenues or other financial measures (whether made by us or independent third parties), in and of itself (but taking into account the facts or occurrences giving rise to such failure), (viii) any action taken with the express consent of Medtronic which consent states explicitly that such consent excludes such action from the definition of material adverse effect; except in the case of clauses (i), (ii), (iii) or (iv) to the extent such occurrence, change, event, effect or circumstance has a disproportionate effect on us and our subsidiaries, taken as a whole, as compared with other companies in the medical device industry. In addition, a material adverse effect also includes any occurrence, change, event, effect or circumstance that, individually or in the aggregate, would, or would be reasonably likely to, prevent or materially delay or impair the ability of us or any of our subsidiaries to consummate the merger and the other transactions contemplated by the merger agreement.

Covenants Relating to the Conduct of Our Business

From the date of the merger agreement through the effective time of the merger, we have agreed (and have agreed to cause each of our subsidiaries) to conduct our operations in the ordinary and usual course of business consistent with past practice, to use our commercially reasonable efforts to preserve intact our business organization, to preserve the goodwill of and maintain satisfactory business relationships with third parties, and to keep available the services of our present officers and employees.

During the same period, we have also agreed that we will not, and will not allow our subsidiaries to, among other things, do any of the following without the prior written consent of Medtronic, subject to certain exceptions:

•	issue, sell, or grant options or rights to acquire any shares of our capital stock or the capital stock of our subsidiaries other than shares issuable upon exercise of existing stock options or warrants;

•	acquire, redeem or amend any shares of our capital stock or the capital stock of our subsidiaries;

•	split, combine or reclassify any shares of our capital stock or the capital stock of our subsidiaries;

•	declare, make or pay any dividend or distribution on any shares of our capital stock;

•	make any acquisition or disposition or cause any acquisition or disposition to be made of any business, assets or securities of ours or any third party, except for purchases or sales of raw material or inventory made in the ordinary course of business and consistent with past practice;

•	adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

•	enter into a material contract or amend or terminate any material contract or grant any release or relinquishment of any rights under any material contract;

•	enter into a new agreement related to a clinical trial with regard to our products or amend or terminate any of the agreements or protocols related to certain clinical trials;

•	incur, create, assume or otherwise become liable or responsible for any debt except for short-term debt incurred under instruments outstanding as of the date of the merger agreement in the ordinary course of business consistent with past practice;

•	assume, guarantee, or otherwise become liable or responsible in any way for the obligations of third parties;

•	make any loans, advances or capital contributions to, or investments in, any third party (other than our subsidiaries);

•	change in any material respect, any financial accounting methods, principles or practices, except as required by GAAP;

•	make or change any material tax election, extend the statute of limitations with any tax authority, amend any tax return, or settle or compromise any material income tax liability;

•	adopt any amendments to our (or our subsidiaries’) certificate of incorporation or bylaws or other similar governing documents or adopt a shareholder rights plan;

•	grant any stock-related, performance or similar awards or bonuses;

•	forgive any loans to employees, officers or directors or any of their affiliates or associates;

•	enter into any new, or amend, terminate or renew any existing, employment, severance, consulting or salary continuation agreements with or for the benefit of any existing or future officers, director or employees;

•	grant any increases in the compensation or benefits to officers, directors or employees (other than normal increases to non-officer and non-director employees in the ordinary course of business consistent with past practice and that, in the aggregate, do not result in a material increase in our benefits or compensation expense);

•	make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under an employee benefit plan or similar arrangement;

•	terminate any employee having an annual base salary of more than $150,000, except as a result of voluntary resignation or a termination for cause;

•	enter into any collective bargaining or similar labor agreement;

•	adopt, amend or terminate any employee benefits plan or any other bonus, severance, insurance, pension or similar arrangement;

•	incur any material capital expenditure or any obligations, liabilities or indebtedness in respect thereof, except for those contemplated by the capital expenditure budget for the relevant fiscal year, which capital expenditure budget has been provided to Medtronic before the date of the merger agreement;

•	settle any suit, action, claim, proceeding or investigation;

•	convene any regular or special meeting of our stockholders except the special meeting to approve the merger;

•	take or omit to take any action that would cause any issued patents or registered trademarks owned by us or our subsidiaries to lapse, be abandoned or canceled, or fall into the public domain;

•	convene any regular or special meeting of stockholders other than the special meeting for the purposes of voting on the adoption of the merger agreement and the approval of the merger;

•	pay any expenses (such as professional fees) relating to the merger agreement or the merger (or other similar amounts relating to the sale or strategic alternative process); or

•	offer, agree or commit, in writing or otherwise, to take any of the foregoing actions.

No Solicitation of Alternative Transactions

The merger agreement provides that we will not and will cause our subsidiaries not to, and will direct and use our reasonable best efforts to cause our and their respective officers, directors, employees, representatives, agents or affiliates not to, directly or indirectly:

•	solicit, initiate, or knowingly encourage or participate in any way in any discussions or negotiations with respect to any competing acquisition proposal; or

•	provide any information to, or afford any access to our or our subsidiaries’ properties, books or records, or otherwise take any action to assist or facilitate, any person or group, with respect to any competing acquisition proposal.

Until such time as our stockholders adopt the merger agreement and approve the merger, however, we may provide information to (so long as it has previously been, or is concurrently, made available to Medtronic or Merger Sub) and negotiate with a third party that makes an unsolicited bona fide written acquisition proposal that did not result from our breach of our non-solicitation obligations, so long as the third party has executed a confidentiality agreement at least as restrictive in all material respects as the confidentiality agreement entered into by Medtronic, if:

•	our board determines in good faith, after consultation with our outside legal and financial advisors, that such unsolicited bona fide acquisition proposal constitutes, or is reasonably likely to result in, a superior proposal, taking into account the legal, financial, financing, and other aspects of the proposal;

•	our board determines in good faith, after receiving advice of outside counsel, that the failure to take such action would constitute a breach of its fiduciary duties to our stockholders under applicable law; and

•	we provide Medtronic with prior written notice of our intent to take any such action at least one business day prior to taking such action.

We also have agreed to promptly (within one business day) notify and provide specified information to Medtronic if any information is requested or negotiations or discussions are sought to be initiated by a potential acquirer, communicate to Medtronic and Merger Sub the identity of the potential acquirer and the material terms of the request, inquiry or acquisition proposal, provide copies of any written communications received from or sent to or on behalf of the potential acquirer describing the financial or other material terms of such acquisition proposal, and keep Medtronic and Merger Sub reasonably informed of the status of any such discussions or negotiations and, within 24 hours, notify Medtronic and Merger Sub of any modifications to the financial or other material terms of any such request or acquisition proposal.

We have also agreed that we will and will cause our officers, directors, employees, representatives, agents and affiliates to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any third party other than Medtronic or Merger Sub and notify any third party with whom we have had discussions during the prior 180 days that we are no longer seeking the making of any acquisition proposal and thereby withdraw any request or consent given to making an acquisition proposal and shall request the return or destruction of any non-public information provided to the third party in connection with such activities, discussions or negotiations.

The merger agreement provides that neither we nor our board of directors may do any of the following:

•	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Medtronic or Merger Sub, our approval of the merger agreement and the merger, or our recommendation that our stockholders adopt the merger agreement and approve the merger;

•	approve or recommend, or propose publicly to approve or recommend, any competing acquisition proposal; or

•	unless our board determines in good faith, after receiving advice of outside counsel, that the failure to take such action would constitute a breach of its fiduciary duties to our stockholders under applicable law, (i) release any third party from any confidentiality or standstill agreement to which we are a party or (ii) fail to enforce to the fullest extent possible or grant any waiver, request or consent to any acquisition proposal under, any such agreement; or enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to a competing acquisition proposal.

However, our board of directors may withdraw, modify or qualify or publicly propose to withdraw, modify or qualify in a manner adverse to Medtronic or Merger Sub its recommendation that our stockholders adopt the merger agreement and approve the merger if our board determines in good faith, after receipt of advice of outside counsel, that failure to do so would constitute a breach of its fiduciary duties to our stockholders. If the change of recommendation relates to a competing acquisition proposal, our board of directors may only withdraw or modify in a manner adverse to Medtronic its recommendation if:

•	the acquisition is a bona fide unsolicited written acquisition proposal that did not result from a violation of our non-solicitation obligations;

•	our board of directors determines in good faith, after consultation with outside legal and financial advisors that the competing acquisition proposal constitutes a superior proposal and that it intends to accept or recommend the competing acquisition proposal as a superior proposal;

•	our board of directors determines in good faith, after receiving advice of outside counsel, that the failure to take such action would constitute a breach of its fiduciary duties to our stockholders;

•	we provide Medtronic with prior written notice of our intention to take any such action at least four business days prior to taking such action, including all of the terms and conditions of the acquisition proposal;

•	during the four business day period, we negotiate in good faith with Medtronic and Merger Sub (to the extent Medtronic and Merger Sub wish to negotiate) to enable Medtronic and Merger Sub to make an offer that is at least as favorable to our stockholders as the competing acquisition proposal;

•	Medtronic and Merger Sub do not, within the four business day period, make an offer that our board of directors determines in good faith, after consultation with its outside financial advisors and legal counsel and after taking into account the legal, financial, financing and other aspects of the proposal, to be at least as favorable to our stockholders as the competing acquisition proposal (except that in the event of an amendment to the financial or other material terms of the competing acquisition proposal, a new notice and matching period must be given, which expires after the later of three business days and the end of the original four business day period); and

•	our board of directors, after taking into account any modifications to the terms of the merger agreement and the merger agreed to by Medtronic and Merger Sub after receipt of the notice, continues to believe that the competing acquisition proposal constitutes a superior proposal.

A competing “acquisition proposal” is defined under the merger agreement as any offer or proposal, or any indication of interest in making an offer or proposal, made by a person or group at any time which is structured to permit the person or group to acquire beneficial ownership of any material portion of the assets (other than inventory purchased in the ordinary course of business) of, or at least 15% of the capital stock, equity interest in, or businesses of, us and our subsidiaries, taken as a whole, pursuant to a merger, recapitalization, consolidation or other business combination, sale of share of capital stock or equity interests, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the proposed merger with Merger Sub.

A “superior proposal” is defined under the merger agreement as any unsolicited, bona fide acquisition proposal (except that references in the definition of acquisition proposal to 15% shall be replaced by 50%) made in writing, in respect of which our board has determined in good faith after consultation with its outside financial advisor and outside legal counsel and after taking into account the legal, financial, financing and other aspects of such unsolicited bona fide written acquisition proposal, would result in a transaction that is (i) more favorable, from a financial point of view, to our stockholders than the merger with Merger Sub (after taking into account any modifications to the terms of the merger agreement and the merger agreed to by Medtronic and Merger Sub) and (ii) reasonably likely to be consummated without unreasonable delay.

Stockholder Approval

The merger agreement requires us, as promptly as reasonably practicable following the date of the merger agreement, to establish a record date for, duly call, give notice of, convene and hold a meeting of our stockholders for the purpose of obtaining the required stockholder approval of the proposal to adopt the merger agreement and approve the merger and to use our reasonable best efforts to cause the meeting to occur as soon as reasonably practicable. Unless the merger agreement is earlier terminated in accordance with its terms (including by us in connection with our receipt and acceptance of a superior proposal), we are required to submit the merger agreement to our stockholders for adoption and the merger for approval even if our board of directors withdraws, modifies or qualifies its recommendation that our stockholders adopt the merger agreement and approve the merger.

Except in the limited circumstances described above in “The Merger Agreement — No Solicitation of Alternative Transactions,” our board of directors is required to recommend that our stockholders vote in favor of the adoption of the agreement of merger and approval of the merger and we must use our reasonable best efforts to obtain from our stockholders the vote in favor of the adoption of the merger agreement and approval of the merger.

Indemnification and Insurance

Medtronic and Merger Sub have agreed that all rights to indemnification, exculpation and advancement of expenses existing in favor of our or our subsidiaries’ current or former directors, officers, and employees as provided in our and our subsidiaries’ certificate of incorporation and bylaws and in various agreements disclosed to Medtronic before the date of the merger agreement, as in effect on the date of the merger agreement with respect to matters occurring at or prior to the effective time of the merger, will survive and continue in full force and effect for a period of not less than the applicable statute of limitations.

The merger agreement requires us to obtain policies of directors’ and officers’ insurance covering us and our directors and officers for a period of six years following the effective time. The merger agreement provides that the surviving corporation will cause such policies to be maintained for such period. However, neither Medtronic nor the surviving corporation will be required to pay aggregate premiums in excess of $430,000 (less any premium paid by us prior to the effective time of the merger) with respect to such insurance.

Employee Matters

The merger agreement provides that:

•	Medtronic will, for the twelve-month period following the effective time of the merger, provide compensation and employee benefits to our and our subsidiaries’ employees as of the date of the merger agreement that are substantially comparable, in the aggregate, to those offered by Medtronic generally under its employee benefit plans to similarly situated employees of Medtronic;

•	From and after the effective time of the merger, Medtronic will, or will cause the surviving corporation to, cause service rendered by our and our subsidiaries’ employees prior to the effective time to be credited for purposes of determining vesting and entitlement to benefits (other than as would result in a duplication of benefits) under each benefit plan of Medtronic, the surviving corporation, or any of their subsidiaries to the same extent such service was taken into account under the corresponding plans of ours. Employees and their dependents will be eligible to participate in employee benefit plans of Medtronic and any of its subsidiaries. Credit for co-payments made and deductibles paid under our plans will be provided under the plans of Medtronic and its subsidiaries;

•	Prior to the effective time, we will provide Medtronic with a true, complete and accurate list of all employees that have been terminated by us from the date of the merger agreement through the effective time. Medtronic and the surviving corporation retain the right to terminate employment or change the place of work, responsibilities, status or description of any employee or group of employees, and to terminate any employee benefit plan without establishing a replacement plan to the extent that we would have had such a right prior to the effective time;

•	No provision in the merger agreement will modify or amend any of our employee benefit plans unless the merger agreement explicitly states that such plan is amended. Notwithstanding the foregoing, Medtronic will not amend, modify or terminate our outstanding employment, retention and severance agreements and will take all action necessary to assume our obligations under these agreements.

Purchase of Auction Rate Securities

Medtronic has also agreed to purchase from us between $750,000 and $1,100,000 par value of auction rate securities owned by us at purchase prices between approximately 86.7% and 88.2% of the par value (plus accrued and unpaid interest) on each of May 15, 2008, June 10, 2008, July 25, 2008, August 23, 2008 and September 18, 2008, unless the merger agreement has been terminated or the effective time has occurred prior to such date. Medtronic will pay the purchase price to us promptly following delivery of the securities to an account designated by Medtronic and the delivery of any third party consents or waivers required to effect the transfer and sale. As of the date of this proxy statement, Medtronic has completed the purchase of $1,000,000 par value of auction rate securities at a purchase price equal to 88.2% of par value on May 15 and the purchase of $750,000 par value of auction rate securities at a purchase price equal to 87.7% of par value on June 10.

Conditions to Completion of the Merger

The obligations of each of Medtronic and Merger Sub, on the one hand, and us, on the other hand, to complete the merger depend on the satisfaction or waiver, on or prior to the effective time of the merger, of a number of conditions, including:

•	receipt of the required vote to adopt the merger agreement and approve the merger by our stockholders at the special meeting;

•	the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing completion of the merger and that no governmental entity shall have enacted or enforced any statute, rule, regulation, order, injunction or decree prohibiting the merger or making it illegal;

•	for each party, specified levels of compliance by the other with its representations, warranties and obligations under the merger agreement and delivery of an executed certificate of the chief executive officer or chief financial officer of the party certifying the same; and

•	for each party, the performance or compliance, in all material respects, of all obligations required under the merger agreement and delivery of an executed certificate of a specified executive officer of the party certifying the same.

The obligation of Medtronic and Merger Sub to complete the merger is subject to the following additional conditions:

•	no material adverse effect (as defined in the merger agreement) shall have occurred on us since the date of the merger agreement;

•	the aggregate dissenting shares shall not equal or exceed 10% of the total number of shares outstanding as of the record date for the special meeting;

•	our obligations regarding insurance and statements from option and warrant holders shall have been satisfied;

•	Medtronic shall have received final statements reflecting all third party expenses, including unpaid amounts, from the third parties who provided legal, accounting, investment banking, broker, financial advisory, consulting or other services to us in connection with the merger agreement; and

•	Medtronic shall have received a pay-off letter from Lighthouse Capital (and any other lender pursuant to debt arrangements entered into after the date of the merger agreement) showing all payments required to retire our indebtedness and release of all related liens and to cancel warrants held by Lighthouse Capital Partners (or any such other lender) as of the effective time and providing for termination of all agreements with us.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, regardless of whether our stockholders have adopted the merger agreement and approved the merger:

•	by mutual written consent of Medtronic and us;

•	by either Medtronic or us, if any of the following occur:

○	if any court or other governmental entity takes any action prohibiting the merger, the action has become final and nonappealable, and the terminating party has used its reasonable best efforts to contest the action and fulfill its obligations to cause the merger to be completed, and is not otherwise in material breach of the merger agreement;

○	if the merger shall not have occurred on or before September 30, 2008, provided that the failure of the merger to occur is not due to the terminating party’s material breach of any covenant or agreement in the merger agreement;

○	if we do not obtain the required stockholder approval in favor of adoption of the merger agreement and approval of the merger, although we may not terminate if we have materially breached our non-solicitation obligations under the merger agreement;

•	by Medtronic, if any of the following occur:

○	if we have breached any of our representations, warranties, covenants or agreements in the merger agreement, which breach, either individually or in the aggregate with other breaches, would result in the conditions to Medtronic’s obligation to complete the merger not being satisfied and which is not cured within 30 days after written notice to us or by its nature or timing cannot be cured;

○	if we knowingly and materially breach our obligations under the non-solicitation provisions of the merger agreement or our obligation to promptly call a special meeting and use reasonable best efforts to obtain the required stockholder approval;

○	if our board of directors withdraws, modifies or qualifies, in a manner adverse to Medtronic or Merger Sub, its recommendation that our stockholders adopt the merger agreement and approve of the merger (or publicly proposes to do so) or approves or recommends another acquisition proposal (or publicly proposes to do so), if we enter into an agreement relating to another acquisition proposal or if we release a third party from or fail to enforce to the fullest extent possible any standstill or confidentiality provision, in each case, whether or not permitted to do so under the merger agreement;

○	if we or our subsidiaries or representatives engage in discussions with any other person in connection with an alternative acquisition proposal submitted in compliance with the non-solicitation provisions of the merger agreement without our board of directors having determined that such alternative acquisition proposal constitutes a superior proposal under the terms of the merger agreement, and we, our subsidiaries and our representatives do not cease discussions within 30 business days, subject to extension of up to 10 business days in certain circumstances in the event of multiple acquisition proposals;

•	by us, if any of the following occur:

○	if Medtronic or Merger Sub has breached any of its representations, warranties, covenants or agreements in the merger agreement, which breach, either individually or in the aggregate with other breaches, would result in the conditions to our obligation to complete the merger not being satisfied and which is not cured within 30 days after written notice to us or by its nature or timing cannot be cured; or

○	if, at any time prior to the adoption of the merger agreement and approval of the merger by our stockholders, we determine that a bona fide, unsolicited, written acquisition constitutes a superior proposal, our board of directors, after taking into account any modifications to the merger agreement agreed to by Medtronic and Merger Sub following receipt of a notice of superior proposal, continues to believe the acquisition proposal constitutes a superior proposal, we enter into a definitive agreement for the transaction contemplated by the superior proposal on the date of the termination, and we have paid Medtronic the $1.5 million termination fee.

Termination Fee

If the merger agreement is terminated, we are required to pay Medtronic a termination fee in the following circumstances:

•	if either party terminates the merger agreement because the merger has not occurred on or before September 30, 2008 without the special meeting having been convened, an alternative acquisition proposal has been made public and not irrevocably withdrawn prior to such date and within 12 months after termination of the merger agreement, we enter into an agreement with respect to, or consummate, any alternative transaction, then we are required to pay Medtronic a termination fee of $1.5 million;

•	if either party terminates the merger agreement because our stockholders failed to adopt the merger agreement and approve the merger at a meeting of our stockholders held for that purpose (or because such approval has not been obtained by September 30, 2008 even though such meeting has been convened) and a competing acquisition proposal has been made public and not irrevocably withdrawn prior to the vote at the meeting of stockholders, then we must reimburse Medtronic for its reasonable out-of-pocket expenses (including reasonable legal fees and expenses) incurred in connection with the merger on or prior to the termination date, up to $1 million; if within 12 months after termination of the merger agreement, we enter into an agreement with respect to, or consummate, any alternative transaction, then we are required to pay Medtronic a termination fee of $1.5 million, less any expenses previously reimbursed;

•	if Medtronic terminates the merger agreement because we have (i) knowingly and materially breached our non-solicitation obligations or our obligation to promptly convene a meeting of our stockholders to adopt the merger agreement and approve the merger and to use reasonable best efforts to solicit the requisite stockholder approval or (ii) knowingly and materially breached our representations, warranties, covenants or agreements under the merger agreement in a manner that would, individually or in the aggregate, result in the failure to satisfy the conditions to Medtronic’s and Merger Sub’s obligations to consummate the merger and, in either case, a competing acquisition proposal has been made known to us or our stockholders and not irrevocably withdrawn prior to such breach and within 12 months after termination of the merger agreement, we enter into an agreement with respect to, or consummate, any alternative transaction, then we are required to pay Medtronic a termination fee of $1.5 million;

•	if Medtronic terminates the merger agreement because our board of directors withdraws, modifies or qualifies, in a manner adverse to Medtronic or Merger Sub, its recommendation that our stockholders adopt the merger agreement and approve the merger (or publicly proposes to do so) or approves or recommends another acquisition proposal (or publicly proposes to do so), or if we enter into an agreement relating to another acquisition proposal or release a third party from or fail to enforce to the fullest extent possible any standstill or confidentiality provision, in all cases, whether or not permitted to do so under the merger agreement, then we are required to pay Medtronic a termination fee of $1.5 million;

•	if we terminate the merger agreement in connection with our receipt and acceptance of a superior proposal, under the circumstances described under “The Merger Agreement — Termination,” above, then we are required to pay Medtronic a termination fee of $1.5 million;

•	if Medtronic terminates the merger agreement because we, our subsidiaries and our representatives have not terminated discussions in connection with a competing acquisition proposal within 30 business days (subject to up to a 10 business day extension in the event of multiple acquisition proposals), under the circumstances described under “The Merger Agreement — Termination,” above and any alternative transaction is consummated or we enter into any acquisition agreement within 12 months of the termination date, then we are required to pay Medtronic a termination fee of $1.5 million.

For the purposes of the above termination fee discussion, “alternative transaction” means any transaction of the type referred to in the definition of a competing “acquisition proposal,” except that references to “15%” in that definition shall be replaced by “50%”.

Expenses

Whether or not the merger is completed, the parties must pay their own costs and expenses incurred in connection with the merger, except that we must reimburse Medtronic for up to $1 million of fees and expenses if we fail to obtain the requisite stockholder approval, as described under “The Merger Agreement — Termination Fee” above.

Amendment, Extension and Waiver

At any time prior to the completion of the merger, the merger agreement may be amended by mutual consent of the parties in writing. However, after the merger agreement has been adopted and the merger has been approved by our stockholders, there may not be any amendment which decreases the merger consideration or adversely affects the rights of our stockholders without our stockholders’ further approval. At any time prior to the completion of the merger, each party may (i) extend the time for the performance of any of the obligations or acts of the other parties to the merger agreement, (ii) waive any inaccuracies in the representations and warranties by any other applicable party, or (iii) waive compliance by any party with any of the agreement or conditions contained in the merger agreement. Any such extension or waiver by a party must be in writing signed on behalf of such party.

PROPOSAL TO ADJOURN THE SPECIAL MEETING

The Adjournment Proposal

If at the special meeting of stockholders the number of shares of our common stock represented and voting in favor of adoption of the merger agreement and approval of the merger is insufficient to adopt that proposal under the Delaware General Corporation Law, we intend to move to adjourn the special meeting in order to enable our board of directors to solicit additional proxies in respect of the proposal. In that event, we will ask our stockholders to vote only upon the adjournment proposal, and not the proposal regarding adoption of the merger agreement and approval of the merger.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, we could adjourn any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the merger agreement and approval of the merger to defeat that proposal, we could adjourn the special meeting without a vote on the merger agreement and seek to convince the holders of those shares to change their votes to vote in favor of adoption of the merger agreement and approval of the merger.

Vote Required and Board Recommendation

If a quorum is present, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy may adjourn the meeting. The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock will constitute a quorum for the purposes of the special meeting. If a quorum is not present at the meeting, then either the chairman of the meeting, or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting. No proxy that is specifically marked “AGAINST” adoption of the merger agreement and approval of the merger will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

Our board of directors recommends that you vote “FOR” the adjournment proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of Restore Medical’s common stock as of June 1, 2008, by (i) each person who is known by Restore Medical to own beneficially more than 5% of the outstanding common stock of Restore Medical, (ii) each director and executive officer of Restore Medical, and (iii) all directors and executive officers of Restore Medical as a group. Unless otherwise noted, the stockholders listed in the table have sole voting and investment power with respect to the shares of common stock owned by them and their address is c/o Restore Medical, Inc., 2800 Patton Road, St. Paul, Minnesota 55113. The number of shares of Restore Medical common stock outstanding on June 1, 2008 was 15,737,864.

	Amount and
	Nature of Beneficial		Percent of
Name of Beneficial Owner	Ownership(1)		Class

MPM Capital Funds	4,435,084	(3)(4)	27.4
Venturi I, LLC	1,602,306	(5)	10.2
Bessemer Venture Partners	1,379,308	(6)	8.8
Magnetar Financial LLC	1,239,125	(7)	7.9
General Electric Pension Trust	872,069	(8)	5.5
Putnam Investments	862,069	(9)	5.5
J. Robert Paulson, Jr.	367,639	(2)	2.3
Christopher R. Geyen	—		*
Craig G. Palmer	—		*
David L. Bremseth	—		*
Michael R. Kujak	—		*
Luke Evnin, Ph.D.	4,472,584	(2)(10)	27.6
Mark B. Knudson, Ph.D.	1,692,401	(2)(11)	10.7
Stephen Kraus	37,500	(2)	*
Howard Liszt	42,500	(2)	*
Richard Nigon	45,000	(2)	*
John Schulte	77,500	(2)	*
All directors and executive officers as a group (13 persons)	6,796,602	(12)	40.1

*	The percentage of shares of common stock beneficially owned does not exceed one percent of the outstanding shares of common stock.

(1)	For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock which that person has the right to acquire within 60 days following June 1, 2008. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which that person or persons has or have the right to acquire within 60 days following June 1, 2008, is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	All options and warrants to purchase shares of Restore Medical common stock that are outstanding immediately prior to the merger will be canceled in exchange for a cash payment equal to the number of outstanding options or warrants multiplied by the excess of the merger consideration per share over the exercise price of the option or warrant. Shares of common stock underlying options or warrants exercisable currently or within 60 days of June 1, 2008 are deemed outstanding for computing the percentage beneficially owned by the person holding such options, but are not deemed outstanding for computing the percentage beneficially owned by any other person. Includes the following shares subject to options: Mr. Paulson, 331,869 shares; Dr. Evnin, 37,500 shares; Dr. Knudson, 82,500 shares; Mr. Kraus, 37,500 shares; Mr. Liszt, 37,500 shares; Mr. Nigon, 45,000 shares and Mr. Schulte, 77,500 shares.

(3)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2007 by MPM BioVentures II-QP, L.P. and a group of affiliated entities, which reported sole voting and dispositive power and shared voting and dispositive power as of December 31, 2006, as follows: (i) MPM BioVentures II-QP, L.P. (“BV QP”), sole voting and dispositive power as to 2,985,706 shares; (ii) MPM BioVentures II, L.P. (“BV II”), sole voting and dispositive power as to 329,524 shares; (iii) MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG (“BV KG”), sole voting and dispositive power as to 1,051,115 shares; MPM Asset Management Investors 2000B LLC (“AM 2000”), sole voting and dispositive power as to 68,739 shares; (iv) Ansbert Gadicke, shared voting and dispositive power as to 4,435,084 shares and (v) Luke Evnin, shared voting and dispositive power as to 4,435,084 shares. MPM Asset Management II, L.P. (“AM II LP”) and MPM Asset Management II LLC (“AM II LLC”) are the direct and indirect general partners of BV QP, BV II and BV KG. Messrs. Gadicke and Evnin are members and investment managers of Asset 2000 and AM II LLC and each disclaims beneficial ownership of the shares owned by AM II LLC and its affiliates except to the extent of their proportionate pecuniary interest therein. The address for each of these affiliated entities is c/o MPM Capital L.P., The John Hancock Tower, 200 Clarendon Street, 54th Floor, Boston, MA 02116.

(4)	Includes warrants exercisable within 60 days of June 1, 2008 as follows: (i) 306,986 by BV QP.; (ii) 33,880 by BV II; (iii) 108,073 by BV KG and (iv) 7,067 by Asset 2000.

(5)	Consists of 1,560,141 shares and warrants to purchase 42,165 shares. Mark B. Knudson, the chairman of our board of directors, holds voting and/or dispositive power over the shares held by Venturi I, LLC. Dr. Knudson disclaims beneficial ownership of the shares held by Venturi I, LLC except to the extent of his pecuniary interest therein.

(6)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2007 by Deer VI & Co, LLC (“Deer VI”), Bessemer Venture Partners VI L.P. (“BVP”), Bessemer Venture Partners Co-Investment L.P. (“BVPCI”) and Bessemer Venture Partners VI Institutional L.P. (“BVPI”), which reported shared voting and dispositive power as of December 31, 2006 as to 1,379,308 shares. As of December 31, 2006, BVP was the record holder of 1,018,966 shares of common stock, BVPCI was the record holder of 343,102 shares of common stock and BVPI was the record holder of 17,240 shares of common stock. By virtue of their relationship as affiliated entities, whose general partner has overlapping individual executive managers, as the case may be, each of BVP, BVPCI and BVPI may be deemed to beneficially own and share the power to direct the disposition and vote of the aggregate 1,379,308 shares held by BVP, BVPCI and BVPI. Deer VI, as sole general partner of BVP, BVPCI and BVPI, may also be deemed to beneficially own these shares. Each reporting person disclaims beneficial ownership of such shares except to the extent of their pecuniary interest, if any. The address of each of these affiliated entities is c/o Bessemer Venture Partners, 1865 Palmer Avenue, Larchmont, NY 10583.

(7)	This information is based on Amendment No. 1 to a Schedule 13G field with the Securities and Exchange Commission on February 13, 2008 by Magnetar Financial LLC, a registered investment advisor, and a group of affiliated entities, which reported voting and dispositive power as of December 31, 2007, as follows: (i) Magnetar Financial LLC, shared voting and dispositive power as to 747,398 shares held for the account of Magnetar Capital Master Fund (“MCMF”) and (ii) Magnetar Capital Partners L.P., Supernova Management LLC and Alec N. Litowitz, shared voting and dispositive power as to 1,239,125 shares, consisting of 747,398 shares held for the account of MCMF, 2,320 shares held for the account of Magnetar SGR Fund, Ltd, 47,634 shares held for the account of Magnetar SGR Fund, LP and 441,773 shares held for the account of certain managed accounts (the “Managed Accounts”). Magnetar Financial LLC serves as investment advisor to MCMF and in such capacity exercises voting and investment power over the shares held for the account of MCMF. Magnetar Investment Management, a registered investment advisor, serves as investment advisor to the Managed Accounts, Magnetar SGR Fund, Ltd and Magetar SGR Fund, LP and in such capacity exercises voting and investment power over the shares held by such accounts. Supernova Management is the general partner of Magnetar Capital Partners and Mr. Litowitz is the manager of Supernova Management. The address for each of these affiliated entities is 1603 Orrington Avenue, 13th Floor, Evanston, IL 60201.

(8)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2008 by GE Asset Management Incorporated, a registered investment advisor and wholly owned subsidiary of General Electric Company, which reported sole voting and dispositive power as of December 31, 2007 to 872,069 shares. General Electric Company disclaims beneficial ownership of the shares held by GE Asset Management Incorporated. The address for GE Asset Management Incorporated is 3001 Summer Street, Stamford, CT 06905 and the address for General Electric Company is 3135 Easton Turnpike, Fairfield, CT 06431.

(9)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 1, 2008 by Putnam, LLC d/b/a Putnam Investments (“PI”), a parent holding company to Putnam Investment Management, LLC (“PIM”) and The Putnam Advisory Company, LLC (“PAC”), each wholly owned registered investment advisors, which reported shared dispositive power as of December 31, 2007 to 862,069 shares. PIM is the investment advisor to the Putnam family of mutual funds and PAC is the investment advisor to Putnam’s institutional clients. PIM and PAC have dispositive power over the shares as investment managers, but each of the mutual funds’ trustees have voting power over the shares held by each fund and PAC has shared voting power over the shares held by the institutional clients. PI disclaims beneficial ownership of the shares held by PIM and PAC and states that it does not have voting or dispositive power over these shares. The address for PI, PIM and PAC is One Post Office Square, Boston, MA 02109.

(10)	Consists of 3,979,078 shares and warrants to purchase 456,006 shares owned by MPM Capital Funds described in Footnotes (3) and (4) and options owned by Dr. Evnin described in Footnote (2). As described in Footnote (3), Dr. Evnin, one of the members of our Board of Directors, holds shared voting and/or dispositive power over the shares held by BV QP, BV II, BV KG and Asset 2000. Dr. Evnin disclaims beneficial ownership of the shares owned by the MPM Capital Funds except to the extent of his proportionate pecuniary interest therein.

(11)	Consists of 7,185 shares, warrants to purchase 410 shares and options owned by Dr. Knudson described in Footnote (2). Also consists of the 1,560,141 shares and warrants to purchase 42,165 shares owned by Venturi I, LLC described in Footnote (5). Dr. Knudson, the Chairman of our Board of Directors, holds voting and/or dispositive power over the shares held by Venturi I, LLC. Dr. Knudson disclaims beneficial ownership of the shares owned by Venturi I LLC except to the extent of his proportionate pecuniary interest therein.

(12)	Includes 1,209,428 shares of common stock issuable upon exercise of options and warrants currently exercisable or exercisable within 60 days of June 1, 2008, inclusive of the options exercisable as described in Footnote (2).

DISSENTERS’ RIGHTS OF APPRAISAL

Under Delaware law, if you do not wish to accept the cash payment provided for in the merger agreement, you have the right to dissent from the merger and to receive payment in cash for the fair value of your Restore Medical common stock. Restore Medical stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. Restore Medical will require strict compliance with the statutory procedures. A copy of Section 262 is attached to this proxy statement as Appendix C.

The following discussion is not a complete statement of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262 which is attached to this proxy statement as Appendix C. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of our common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Section 262 requires that stockholders be notified not less than 20 days before the special meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes Restore Medical’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law. Merely voting against adoption of the merger agreement and against approval of the merger will not satisfy the notice requirements under Delaware law with respect to appraisal rights.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to Restore Medical a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against adoption of the merger agreement and approval of the merger. Voting against or failing to vote for adoption of the merger agreement and approval of the merger by itself does not constitute a demand for appraisal within the meaning of Section 262. Failure to vote against adoption of the merger agreement and approval of the merger will not constitute waiver of your appraisal rights.

•	You must not vote in favor of adoption of the merger agreement and approval of the merger. A vote in favor of the adoption of the merger agreement or in favor of the merger, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Restore Medical common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Restore Medical common stock.

All demands for appraisal should be addressed to the Corporate Secretary at Restore Medical, Inc., 2800 Patton Road, St. Paul, Minnesota 55113, and must be delivered to Restore Medical before the vote on the merger is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Restore Medical common stock. The demand must reasonably inform Restore Medical of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of Restore Medical common stock must be made by, or in the name of, such stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record.

The beneficial holder must, in such cases, have the record holder submit the required demand in respect of those shares.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of Restore Medical common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Restore Medical stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. At any time within 60 days after the effective time of the merger, any stockholder who has demanded an appraisal but who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of Restore Medical common stock.

Within 120 days after the effective time of the merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. In addition, a beneficial owner of shares as to which demand has been properly made and not effectively withdrawn, where such shares are held in a voting trust or by a nominee on behalf of such beneficial owner, may, in his or her own name, file such a petition. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. You will not receive notice specifying the deadline by which you must file such petition, and you must calculate the deadline by counting 120 days from the time of effectiveness of the merger. As described above, the surviving corporation will notify you of the effective time of the merger.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 to that point in time may receive from us, upon written request, a statement setting forth the aggregate number of shares not voted in favor of adoption of the merger agreement and with respect to which we have received demands for appraisal, and the aggregate number of holders of those shares. We must mail this statement to the stockholder within 10 days after receipt of the written request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later. In addition, a beneficial owner of shares as to which demand has been properly made and not effectively withdrawn, where such shares are held in a voting trust or by a nominee on behalf of such beneficial owner, may, in his or her own name, request such written statement from the company.

If a stockholder or beneficial owner files a petition for appraisal in a timely manner, service of a copy thereof shall be made upon the surviving corporation, and the surviving corporation will then be obligated, within 20 days after receiving a copy of the petition, to file with the Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom an agreement as to the value of their shares has not been reached.

After notice to dissenting stockholders, the Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Court of Chancery may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Restore Medical common stock, the Court of Chancery will conduct the appraisal hearing in accordance with the court’s rules. The appraisal proceeding is a litigation proceeding. The court will appraise the shares at their “fair value,” exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid on the amount determined to be fair value. In determining fair value, the Court of Chancery is required to take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement.

Upon application by the surviving corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the verified list and who has submitted his or her certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he or she is not entitled to appraisal rights. When the fair value is determined, the Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Court of Chancery as the Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the merger; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Restore Medical common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time of the merger. No appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the approval of the Court of Chancery, and such approval may be subject to such conditions as the Court of Chancery deems just. This shall not, however, affect the right of a stockholder who has not commenced an appraisal proceeding as to such stockholder’s shares, or joined such an appraisal proceeding as a named party, to withdraw his or her demand for appraisal within 60 days after the effective date of the merger and to accept the merger consideration. If the stockholder fails to perfect, effectively withdraws or otherwise loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration.

In view of the complexity of Section 262, Restore Medical stockholders and beneficial owners who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

OTHER MATTERS

You should rely only on the information contained in this proxy statement or incorporated herein by reference to vote your shares at the special meeting. Restore Medical has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated June 11, 2008. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this document to stockholders is not intended to create any implication to the contrary.

We intend to hold the 2008 annual stockholder meeting only if the merger is not completed. If it is held, the date of the 2008 annual meeting will be more than 30 days after the anniversary date of last year’s annual meeting, which was held on May 15, 2007. Therefore, the deadline for inclusion of stockholder proposals in our proxy statement will be a reasonable time before we begin to print and mail our proxy materials. Stockholder proposals must be in writing and comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals. All stockholder proposals should be addressed to Corporate Secretary, Restore Medical, 2800 Patton Road, St. Paul, Minnesota 55113.

The board of directors of Restore Medical does not intend to bring before the meeting any matters other than those set forth herein, and has no present knowledge that any other matters will or may be brought before the meeting by others. If, however, any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in accordance with their judgment.

WHERE YOU CAN FIND MORE INFORMATION

Restore Medical files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Restore Medical files at the SEC’s public reference room in Washington D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Restore Medical’s public filings are also available to the public from document retrieval services, at the Internet website maintained by the SEC at www.sec.gov and under the “Investor Relations” tab on Restore Medical’s website at www.restoremedical.com.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN SUCH JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JUNE 11, 2008. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Appendix A

AGREEMENT AND PLAN OF MERGER
AMONG
MEDTRONIC, INC.,
MRM MERGER CORPORATION
and
RESTORE MEDICAL, INC.
Dated as of April 22, 2008

Glossary of Defined Terms

Defined Terms	Defined in Section

409A Authorities	Section 3.09(p)
Acquisition Proposal	Section 5.02(g)
Affiliate	Section 8.09(a)
Aggregate Consideration	Section 8.09(k)
Agreement	Preamble
AJCA	Section 3.09(p)
Alternative Per Share Consideration	Section 8.09(k)
Alternative Transaction	Section 7.03(b)
Associate	Section 8.09(a)
beneficial ownership	Section 8.09(b)
Book-Entry Shares	Section 2.02(b)
Business Day	Section 8.09(c)
Certificates	Section 2.02(b)
Closing	Section 1.02
Code	Section 1.08
Company	Preamble
Company Acquisition Agreement	Section 7.03(b)(i)
Company Employees	Section 5.07(a)
Company Financial Advisor	Section 3.08
Company Partner	Section 3.17(b)
Company SEC Reports	Section 3.05(a)
Company Securities	Section 3.02(a)
Confidentiality Agreement	Section 3.03(b)
Corporation Law	Recitals
Disclosure Letter	Article III
Dissenting Shares	Section 2.01
Effective Time	Section 1.02
End Date	Section 8.09(d)
Environmental Laws	Section 3.13(d)(i)
Environmental Liabilities	Section 3.13(d)(ii)
Environmental Permits	Section 3.13(b)
ERISA	Section 3.09(a)
ERISA Affiliate	Section 3.09(c)
Exchange Act	Section 3.04
Existing Stock Options	Section 2.04(a)
Existing Warrants	Section 2.04(b)
FDA	Section 3.17(a)
FDCA	Section 3.17(f)
Fee	Section 8.09(e)
Foreign Antitrust Laws	Section 5.05(a)
GAAP	Section 3.05(b)
Governmental Entity	Section 3.04
Hazardous Materials	Section 3.13(d)(iii)
HSR Act	Section 5.05(a)
Indemnified Person	Section 5.06(a)
Intellectual Property	Section 3.14(a)
Investigation	Section 3.10(b)

v

Defined Terms	Defined in Section

knowledge	Section 8.09(f)
Laws	Section 3.12
Material Adverse Effect	Section 8.09(g)
Material Contract	Section 3.16(a)
Medical Device	Section 3.17(f)
Merger	Section 1.01
Merger Consideration	Section 8.09(j)
Merger Sub	Preamble
Nonqualified Deferred Compensation Plan	Section 3.09(p)
Notice of Superior Proposal	Section 5.02(e)
Parent	Preamble
Parent Benefit Plan	Section 5.07(b)
Parent Expenses	Section 7.03(b)(ii)
Paying Agent	Section 2.02(a)
Payment Fund	Section 2.02(a)
PBGC	Section 3.09(c)
Permits	Section 3.12
Person	Section 8.09(h)
Plans	Section 3.09(a)
Potential Acquirer	Section 5.02(b)
Preferred Stock	Section 3.02(a)
Preliminary Proxy Statement	Section 5.09
Proceeding	Section 3.17(i)
Program	Section 3.17(i)
Proxy Statement	Section 3.07
Real Property Leases	Section 3.15(b)
Release	Section 3.13(d)(iv)
Required Antitrust Clearances	Section 6.01(c)
Sarbanes-Oxley Act	Section 3.05(a)
SEC	Section 3.05(a)
Securities Act	Section 3.02(a)
Share	Section 1.06
Special Meeting	Section 5.04
Stock Plan	Section 2.04(a)
Subsidiary	Section 8.09(i)
Subsidiary Securities	Section 3.02(b)
Superior Proposal	Section 5.02(g)
Surviving Corporation	Section 1.01
Takeover Laws	Section 3.03(b)
Tax	Section 3.11(l)
Third Party Expenses	Section 8.09(l)
WARN Act	Section 3.09(o)

Appendix A

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of April 22, 2008, among Medtronic, Inc., a Minnesota corporation (“Parent”), MRM Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Restore Medical, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of the Company has unanimously determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined below), are advisable and fair to, and in the best interests of, the Company and its stockholders;

WHEREAS, the Board of Directors of the Company has unanimously adopted resolutions approving the acquisition of the Company by Parent, the execution of this Agreement and the consummation of the transactions contemplated hereby and recommending that the Company’s stockholders adopt the agreement of merger (as such term is used in Section 251 of the Delaware General Corporation law (the “Corporation Law”)) contained in this Agreement;

WHEREAS, the Board of Directors of Merger Sub has approved the execution of this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of Merger Sub and its stockholder;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article I

THE MERGER

Section 1.01.  The Merger.  Upon the terms and subject to the conditions set forth herein, and in accordance with the relevant provisions of the Corporation Law, Merger Sub shall be merged with and into the Company (the “Merger”) on the second Business Day (as defined below), following the satisfaction or waiver, if permissible, of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing (as defined below) but subject to their satisfaction or, if permissible, waiver, at the Closing) or on such other day as the parties may mutually agree. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) under the name “Medtronic Restore Medical, Inc.” and shall continue its existence under the Laws (as defined below) of the State of Delaware. In connection with the Merger, the separate corporate existence of Merger Sub shall cease. Upon the election of Parent, the Merger may be structured so that the Company shall be merged with and into Merger Sub, with Merger Sub continuing as the Surviving Corporation; provided, that the Company shall not be deemed to have breached any of its representations, warranties, covenants or agreements set forth in this Agreement, to the extent such breach results from such election by Parent.

Section 1.02.  Consummation of the Merger.  On the terms and subject to the conditions set forth herein, Merger Sub and the Company shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a duly executed certificate of merger, as required by the Corporation Law, which may specify the date and time mutually agreed by the parties at which the Merger will become effective, and the parties shall take all such further actions as may be required by Law to make the Merger effective. Prior to the filing referred to in this Section, a closing (the “Closing”) will be held at the offices of

Fredrikson & Byron, P.A., 200 South Sixth Street, Suite 4000, Minneapolis, Minnesota (or such other place as the parties may mutually agree) for the purpose of confirming all the matters contained herein. The time the Merger becomes effective in accordance with applicable Law is referred to as the “Effective Time”.

Section 1.03.  Effects of the Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the Corporation Law.

Section 1.04.  Certificate of Incorporation and Bylaws.  The Certificate of Incorporation of the Company shall, by virtue of the Merger, be amended and restated in its entirety to read as the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time (which shall comply with Section 5.06(a) hereof), except that Article I thereof shall read as follows: “The name of the Corporation is Medtronic Restore Medical, Inc.” and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as permitted by Law and this Agreement. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time (which shall comply with Section 5.06(a) hereof), shall be the Bylaws of the Surviving Corporation.

Section 1.05.  Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified.

Section 1.06.  Conversion of Shares.  Each share of common stock of the Company, par value $0.01 per share (each, a “Share”), issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any Subsidiary (as defined below) of Parent or the Company or held in the treasury of the Company, all of which shall be canceled without any consideration being exchanged therefor, and other than Dissenting Shares (as defined below), which shall have only those rights set forth in Section 2.01) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive in cash an amount per Share (subject to any applicable withholding Tax) equal to the Merger Consideration without interest, upon the surrender of the certificate, if any, representing such Shares in accordance with Article II. At the Effective Time all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as provided herein.

Section 1.07.  Conversion of Common Stock of Merger Sub.  Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock of the Surviving Corporation.

Section 1.08.  Withholding Taxes.  Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Merger, or otherwise, such amounts as are required to be withheld under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

Section 1.09.  Subsequent Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

Article II

DISSENTING SHARES; PAYMENT FOR SHARES; OPTIONS

Section 2.01.  Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders properly exercising appraisal rights available under Section 262 of the Corporation Law (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the Corporation Law. Dissenting Shares shall be treated in accordance with Section 262 of the Corporation Law. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal shall have been irrevocably lost, withdrawn or expired, the Merger Consideration, without any interest thereon. The Company shall give Parent and Merger Sub (a) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the Corporation Law and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the Corporation Law and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the Corporation Law. The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 2.02.  Payment for Shares.  (a) At or prior to the Effective Time, Parent will, or will cause the Surviving Corporation to deposit, or cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”) sufficient funds to make the payments due pursuant to Section 1.06 on a timely basis to holders of Shares that are issued and outstanding immediately prior to the Effective Time (such amounts being hereinafter referred to as the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in the preceding sentence out of the Payment Fund. Such funds may be invested by the Paying Agent as directed by Parent or the Surviving Corporation; provided, that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Shares and following any losses that result in the amount of funds in the Payment Fund being insufficient to pay the portion of the aggregate Merger Consideration that remains unpaid, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the stockholders of the Company to the extent of such insufficiency and (ii) such investments shall be in obligations of or guaranteed by the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investor Services, Inc. or Standard & Poor’s Corporation, respectively. The Payment Fund shall not be used for any other purpose, except as provided in this Agreement.

(b) As of or promptly following the Effective Time, and in any event within five (5) Business Days after the later of the Effective Time or the date on which the Company has provided the Paying Agent with appropriate records and information reasonably requested, the Surviving Corporation shall cause the Paying Agent to mail to each Person who, as of the Effective Time, was the record holder of Shares whose Shares were converted into the Merger Consideration pursuant to Section 1.06: (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates that immediately prior to the Effective Time represented Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) in exchange for the Merger Consideration. Following surrender to the Paying Agent of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares, together with such letter of transmittal duly executed, the holder of such Certificate or Book-Entry Shares shall be paid in exchange therefor cash in an amount (subject to any applicable withholding Tax) equal to the product of the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates or Book-Entry Shares. If payment is to be made to a Person (as defined below) other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 2.02, each Certificate shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon. The Paying Agent shall accept Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal practices.

(c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such customary and reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby.

(d) Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company for one year after the Effective Time shall be delivered to the Surviving Corporation. Any former stockholders of the Company who have not complied with this Section 2.02 prior to the end of such one-year period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) but only as general creditors thereof for payment of their claim for the Merger Consideration, without any interest thereon. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any amounts (whether in respect of such Shares or otherwise) delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law, any unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.03.  Closing of the Company’s Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consolidation as provided in this Article II.

Section 2.04.  Existing Stock Options.  (a) Each option to purchase Shares (“Existing Stock Options”) granted to employees or directors of, or consultants or advisors to, the Company or any of its Subsidiaries pursuant to the terms of the Company 1999 Omnibus Stock Plan (the “Stock Plan”) or otherwise outstanding immediately prior to the Effective Time shall, at the Effective Time, be cancelled in exchange for the right to receive an amount, payable in cash as soon as practicable following the Effective Time, equal to the product of (x) the total number of Shares subject to such Existing Stock Option as of the Effective Time, multiplied by (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of the Shares subject to such Existing Stock Option, less applicable withholding taxes, if any, required to be withheld with respect to such payment.

(b) Each warrant to purchase Shares (“Existing Warrants”) outstanding immediately prior to the Effective Time shall, at the Effective Time, be cancelled in exchange for the right to receive an amount, payable in cash as soon as practicable following the Effective Time, equal to the product of (x) the total number of Shares with respect to which such Existing Warrant is exercisable as of the Effective Time, multiplied by (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of the Shares subject to such Existing Warrant, less applicable withholding taxes, if any, required to be withheld with respect to such payment.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject, in the case of each representation and warranty in this Article III, to Section 8.01(b), and except, with respect to any Section of this Article III, (i) as set forth in the section of the disclosure letter dated the date hereof and delivered by the Company to Parent with respect to this Agreement prior to the date hereof (the “Disclosure Letter”) that specifically corresponds to such Section (or in any other section of the Disclosure Letter if the applicability of such disclosure to such Section is reasonably apparent on its face) and (ii) as disclosed in the reports, schedules, forms, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case, on or after December 31, 2007, and at least two Business Days prior to the date hereof (to the extent such disclosure does not constitute a “risk factor” or forward-looking statement and such disclosure is reasonably apparent on its face to relate to such Section of Article III below), the Company represents and warrants to Parent and Merger Sub that the following are true and correct:

Section 3.01.  Organization and Qualification.  The Company and each of its Subsidiaries is a duly organized and validly existing entity in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the Laws of its jurisdiction of incorporation, with all corporate power and authority to own its properties and conduct its business as currently conducted. The Company and each of its Subsidiaries is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary. The Company has heretofore made available to Parent true, correct and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents) as currently in effect for the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any Person other than the Company’s Subsidiaries.

Section 3.02.  Capitalization.  (a) The authorized capital stock of the Company consists of 50,000,000 Shares and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of the close of business on the date hereof, 15,731,094 Shares were issued and outstanding, no shares of Preferred Stock were issued and outstanding and no Shares were held in the Company’s treasury. In addition, as of such date, there were outstanding Existing Stock Options to purchase an aggregate of 2,706,718 Shares, outstanding Existing Warrants to purchase an aggregate of 705,696 Shares, no Shares underlying any other outstanding awards under the Stock Plan, and there were no shares of restricted stock granted under the Stock Plan or stock appreciation rights outstanding. Since such date, the Company has not issued any Shares, has not granted any options, restricted stock, stock appreciation rights, warrants or rights or entered into any other agreements or commitments to issue any Shares, or granted any other awards in respect of any Shares and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. Section 3.02(a) of the Disclosure Letter contains a true, correct and complete list, as of the date hereof, of each Existing Stock Option and Existing Warrant, the name of each holder thereof, the number of outstanding Existing Stock Options and Existing Warrants held by such holder, the grant date of each such Existing Stock Option and Existing Warrant, the number of Shares such holder is entitled to receive upon the exercise of each Existing Stock Option and Existing Warrant and the corresponding exercise price, the vesting schedule of each such Existing Stock Option and the plan pursuant to which each such Existing Stock Option was granted. Except for the Existing Stock Options and the Existing Warrants, there are on the date hereof no outstanding (A) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (B) options, warrants, rights or other agreements or commitments requiring the Company to issue, or other obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company (or, in each case, the economic equivalent thereof), (C) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (A), (B) and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (iv) obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Shares. There are on the date hereof no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company. All outstanding securities of the Company have been offered and issued in compliance with all applicable securities laws, including the Securities Act of 1933, as amended (the “Securities Act”) and “blue sky” laws. Any cancellation, re-grant or other re-pricing or amendment transaction, with respect to options or other rights to purchase Shares, was properly authorized and conducted in accordance with all applicable laws and regulations, including rules of the National Association of Securities Dealers and Financial Industry Regulatory Authority and applicable securities laws.

(b) The Company or another of its Subsidiaries is the record and beneficial owner of all the outstanding shares of capital stock of each Subsidiary of the Company, free and clear of any lien, mortgage, pledge, charge, security interest or encumbrance of any kind, and there are no irrevocable proxies with respect to any such shares. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Subsidiary of the Company, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as “Subsidiary Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any payment based on the value of any shares of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of any Subsidiary of the Company.

(c) The Company’s past and current stock option grant practices (i) complied with the terms of the Stock Plan, stock exchange rules and applicable Laws, (ii) have been fairly presented in accordance with GAAP in the Company’s financial statements set forth in the Company SEC Reports, and (iii) have resulted only in exercise prices that correspond to the fair market value on the date that the grants were actually authorized under applicable Law. The Company has no ongoing internal review of its past and current stock option practice and has disclosed to Parent the results of any such review completed since January 1, 2005.

Section 3.03.  Authority for this Agreement; Board Action.  (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, including the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement, by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to completion of the Merger, the adoption of the agreement of merger contained in this Agreement by the holders of a majority of the outstanding Shares prior to the consummation of the Merger. This Agreement has been duly and validly executed and delivered by the

Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Merger Sub) constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(b) The Company’s Board of Directors (at a meeting or meetings duly called and held) has unanimously (i) determined that the Merger is advisable and fair to and in the best interests of, the stockholders of the Company, (ii) approved this Agreement, including the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement, (iii) resolved to recommend the adoption of the agreement of merger contained in this Agreement by the stockholders of the Company, (iv) consented to this Agreement, including the agreement of merger contained in this Agreement, and the transactions contemplated hereby in accordance with the terms and provisions of Section 7 of the Confidentiality Agreement, dated October 15, 2007, between Medtronic Xomed, Inc. and the Company (the “Confidentiality Agreement”), (v) assuming the accuracy of Parent’s representations in Section 4.06, taken all necessary steps to render Section 203 of the Corporation Law inapplicable to Parent and Merger Sub and to the Merger and (vi) adopted a resolution resolving to elect, that any other “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover Laws or regulations (collectively, “Takeover Laws”) of any jurisdiction that purports to be applicable to the Company, Parent, Merger Sub, the Merger or this Agreement, shall not be applicable to the Company, Parent, Merger Sub, the Merger or this Agreement.

Section 3.04.  Consents and Approvals; No Violation.  Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (a) violate or conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or other similar governing documents) of the Company or any of its Subsidiaries, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority (including the FDA), agency, commission, tribunal or body (a “Governmental Entity”) except (i) the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, (ii) the filing and recordation of appropriate merger documents as required by the Corporation Law or (iii) the applicable requirements of the NASDAQ Global Market and NASDAQ Capital Market, (c) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets may be bound, (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of the Company or any of its Subsidiaries (other than one created by Parent or Merger Sub) or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound.

Section 3.05.  Reports; Financial Statements.  (a) Since May 16, 2006, the Company has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”), all of which have complied as of their respective filing dates or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing made at least two Business Days prior to the date hereof, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and, in each case, the rules and regulations of the SEC promulgated thereunder. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. None of the reports, schedules, forms, statements and other documents filed or furnished by the Company with the SEC since May 16, 2006 (the “Company SEC Reports”), including any financial statements or schedules included or incorporated by reference therein, at the time filed or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing made at least two Business Days prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b) The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included (or incorporated by reference) in the Company SEC Reports have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, stockholders’ equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments). All of the Company’s Subsidiaries are consolidated for accounting purposes. The unaudited consolidated financial statements (including the related notes thereto) of the Company for the quarterly period ended March 31, 2008, when finalized and filed in the Company’s Form 10-Q for the quarterly period ended March 31, 2008, will not differ in any material respect (except for the inclusion of additional, consistent information) from that set forth in Section 3.05(b) of the Disclosure Letter, and the contents of such Form 10-Q will not be inconsistent in any material respect with the Company’s press releases containing preliminary results for such quarterly period; provided, however, that such Form 10-Q may contain disclosures and modifications necessary to reflect transactions completed by the Company in accordance with Section 5.17 hereof, which disclosures and modifications will not be deemed to be a Material Adverse Effect.

(c) The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2007 and the description of such assessment set forth in Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 is accurate in all material respects. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. A true, correct and complete summary of any such disclosures made by management to the Company’s auditors and audit committee is set forth as Section 3.05(c) of the Disclosure Letter. As of the date hereof, there is no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when due.

(d) Since May 16, 2006, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of United States federal or state securities laws, material breach of fiduciary duty arising under United States federal or state law, or similar material violation of any United States federal or state law by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director of officer of the Company.

(e) Neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, other than such liabilities (i) reflected or reserved against in the financial statements of the Company included in the Company SEC Reports filed and available prior to the date hereof, (ii) incurred in connection with the transactions contemplated hereby or (iii) incurred in the ordinary course of business consistent with past practice since December 31, 2007.

Section 3.06.  Absence of Certain Changes.  Since December 31, 2007, (a) the Company and its Subsidiaries have not suffered any Material Adverse Effect and there has not been any change, condition, event or development that is reasonably likely to have a Material Adverse Effect with respect to the Company, (b) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, except for the negotiation, execution, delivery and performance of this Agreement and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof, would constitute a breach of (i) clauses (i) and (ii) of paragraph (d) of Section 5.01, (ii) paragraphs (e), (f), (g), (h), (j), (r), (s) and (t) of Section 5.01 or (iii) paragraph (v) of Section 5.01, but only insofar as such paragraph (v) relates to clauses or paragraphs set forth in the preceding clauses (i) or (ii).

Section 3.07.  Proxy Statement.  The letter to stockholders, notice of meeting, proxy statement and form of proxy that will be provided to stockholders of the Company in connection with the Merger (including any amendments or supplements thereto) and any annexes, schedules or exhibits required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”) will not, on the date of filing the definitive Proxy Statement with the SEC, at the time the Proxy Statement is first mailed and at the time of the Special Meeting (as defined below), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements or omissions included in the Proxy Statement based upon information supplied in writing by Parent, Merger Sub or any Affiliate of Parent or Merger Sub expressly for inclusion therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

Section 3.08.  Brokers; Certain Expenses.  No broker, finder, investment banker or financial advisor (other than Piper Jaffray & Co. (the “Company Financial Advisor”), a true, correct and complete copy of whose engagement letter has been furnished to Parent, and whose fees and expenses shall be paid by the Company) is or shall be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company, any of its Subsidiaries or any of their respective officers, directors or employees; provided, however, notwithstanding anything in this Agreement to the contrary, Parent understands and agrees that the Company shall be permitted to engage a second financial advisor if the Company’s Board of Directors determines in good faith in connection with an Acquisition Proposal that the Company Financial Advisor has a conflict of interest and, taking into account the advice of outside counsel to the Company, such engagement is necessary in connection with satisfaction of the Board of Directors’ fiduciary duties to the stockholders of the Company.

Section 3.09.  Employee Benefit Matters/Employees.  (a) Section 3.09(a) of the Disclosure Letter contains a true, correct and complete list of each material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, program, arrangement, agreement, fund or commitment, including any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each employment, retention, consulting, change in control, termination or severance plan, program, arrangement or agreement entered into, maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries has any obligation to contribute or any other liability (the “Plans”). Prior to the date hereof, the Company has provided or made available to Parent true, correct and complete copies of each of the following, as applicable, with respect to each Plan: (i) the plan document or agreement (or if the Plan is not a written Plan, a description thereof); (ii) the trust agreement, insurance contract or other documentation of any related funding arrangement; (iii) the summary plan description; (iv) the two most recent annual reports, actuarial reports and/or financial reports; (v) the most recent required Internal Revenue Service Form 5500, including all schedules thereto; (vi) any material written communication to or from any Governmental Entity made within the past three years; (vii) all amendments or modifications to any such documents; and (viii) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be a “qualified plan” under Section 401 of the Code.

(b) With respect to each Plan, (i) all payments due from the Company or any of its Subsidiaries to date have been timely made and all amounts properly accrued to date as liabilities of the Company or any of its Subsidiaries which have not been paid are properly recorded on the books of the Company and, to the extent required by GAAP, adequate reserves are reflected on the financial statements of the Company or liability thereof was incurred in the ordinary course of business consistent with past practice since December 31, 2007, (ii) each such Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption, (iii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened with respect to such Plan or against the assets of such Plan and (iv) it has been operated and administered in compliance with its terms and all applicable Laws and regulations, including ERISA and the Code, in all material respects.

(c) Neither the Company nor any trade or business, whether or not incorporated (an “ERISA Affiliate”), which together with the Company would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA, has incurred any material unpaid liability pursuant to Title IV or Section 302 of ERISA or Section 412 of the Code and to the knowledge of Company no condition exists that could cause the Company or any ERISA Affiliate of the Company to incur any such liability (other than liability for benefits or premiums payable to the Pension Benefit Guaranty Corporation (“PBGC”) arising in the ordinary course that are not yet due), or after the Effective Time, Parent or any of its Affiliates.

(d) With respect to each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) as to which the Company or any of its Subsidiaries may incur any liability under Section 302 or Title IV of ERISA or Section 412 of the Code: (i) no such plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as defined in Section 413 of the Code); (ii) to the knowledge of the Company, no condition or event currently exists that would reasonably be expected to result, directly or indirectly, in any material liability of the Company or any of its Subsidiaries under Title IV of ERISA, whether to the PBGC or otherwise, on account of the termination of any such plan; and (iii) no such plan has incurred any “accumulated funding deficiency” (as defined in Section 412 of the Code or Part 3 of Title I of ERISA), whether or not waived

(e) To the knowledge of the Company, no Plan is under audit or is subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the SEC, the PBGC or any other Governmental Entity.

(f) Except as set forth on Section 3.09(a) of the Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor,

(iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount to fail to be deductible by reason of Section 280G or Section 162(m) of the Code.

(g) Except as disclosed in the financial statements contained in Company SEC Filings filed prior to the date hereof, with respect to each Plan that is a “welfare plan” (as defined in Section 3(1) of ERISA), neither the Company nor any of its Subsidiaries has any liability with respect to an obligation to provide welfare benefits, including death or medical benefits (whether or not insured) with respect to any Person beyond their retirement or other termination of service other than coverage mandated by Section 4980B of the Code or state Law (or other Law) or disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise.

(h) With respect to each Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid.

(i) Neither the Company nor any of its Subsidiaries has disseminated to any current or former employee or any individual who is likely to become an employee in writing any intent or commitment (whether or not legally binding) to create or implement any additional employee benefit plan or to amend, modify or terminate any Plan of the Company, except for immaterial amendments to any Plan of the Company that will not result in an increase in the annual costs in respect of such plan incurred or to be incurred by the Company or any of its Subsidiaries.

(j) Neither the Company nor any of its Subsidiaries is the subject of any pending or, to the knowledge of the Company, threatened proceeding alleging that the Company or any of its Subsidiaries has engaged in any unfair labor practice under any Law. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent, any employee of the Company or any of its Subsidiaries. There is no pending or, to the knowledge of the Company, threatened labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries, and no such strike, dispute, walkout, slowdown or lockout has occurred within the past five years.

(k) As of the close of business on the third Business Day immediately preceding the date hereof, no current employee has given written notice to the Company or any of its Subsidiaries of his or her intent to terminate employment with the Company or such Subsidiary.

(l) With respect to each open workers compensation claim involving an employee of the Company or any of its Subsidiaries, the Company has provided to Parent, prior to the date hereof, the name, date of injury, payments made to date, current reserve by payment type (e.g., indemnity and medical expense), description of injury and location of employee. To the knowledge of the Company, no circumstances exist that are reasonably likely to result in any other workers compensation claims against the Company or any of its Subsidiaries.

(m) The Company and each of its Subsidiaries is in material compliance with all applicable local, state, federal and foreign Laws relating to employment, including, without limitation, Laws relating to discrimination, hours of work and the payment of wages or overtime wages. There are no complaints, lawsuits or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.

(n) There are no pending or, to the knowledge of the Company, threatened material investigations, audits, complaints or proceedings against the Company or any of its Subsidiaries by or before any Governmental Entity involving any applicant for employment, any current or former employee or any class of the foregoing, including, without limitation:

(i) the Equal Employment Opportunity Commission or any other state or local agency with authority to investigate claims or charges of employment discrimination in the workplace;

(ii) the United States Department of Labor or any other state or local agency with authority to investigate claims or charges in any way relating to hours of employment or wages;

(iii) the Occupational Safety and Health Administration or any other state of local agency with authority to investigate claims or charges in any way relating to the safety and health of employees; and

(iv) the Office of Federal Contract Compliance or any corresponding state agency.

(o) In the three (3) years prior to the date hereof, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (ii) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of the Company or any of its Subsidiaries.

(p) Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of Section 409A of the Code and the notices, regulations, and other guidance of general applicability issued thereunder (together, the “409A Authorities”). No Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities.

Section 3.10.  Litigation.  Except as set forth in Section 3.10(a) of the Disclosure Letter, there is no claim, action, suit, litigation, proceeding or governmental or administrative investigation, audit, inquiry or action pending, or, to the knowledge of the Company, threatened, against or relating to the Company, any of its Subsidiaries or, to the knowledge of the Company, any product of the Company or its Subsidiaries. None of the threatened or pending claims, actions, suits, litigations, proceedings, or governmental or administrative investigations, audits, inquiries or actions set forth in Section 3.10(a) of the Disclosure Letter would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree.

Section 3.11.  Tax Matters.  (a) The Company and each of its Subsidiaries have timely filed all returns and reports relating to Taxes (including income Taxes, withholding Taxes and estimated Taxes) required to be filed by applicable Law with respect to the Company and each of its Subsidiaries or any of their income, properties or operations as of the date hereof. All such returns are true, correct and complete and accurately set forth all items required to be reflected or included in such returns by applicable federal, state, local or foreign Tax Laws. The Company and each of its Subsidiaries have timely paid (taking account of extensions to file that have been properly obtained) all Taxes attributable to the Company or any of its Subsidiaries that were required to be paid regardless of whether shown on such returns.

(b) The Company and each of its Subsidiaries have made adequate provisions in accordance with United States GAAP, appropriately and consistently applied, in the consolidated financial statements included in the Company SEC Reports for the payment of all Taxes for which the Company or any of its Subsidiaries may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed.

(c) As of the date hereof, none of the consolidated federal income Tax returns of the Company has been audited or settled, or is the subject of a “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law). There is no written claim or assessment pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries for any alleged deficiency in Taxes, and, to the knowledge of the Company, no audit or investigation with respect to any liability of the Company or any of its Subsidiaries for Taxes is pending or expected to be initiated by any taxing authority. There are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which the Company or any of its Subsidiaries may be liable.

(d) The Company and each of its Subsidiaries have withheld from their employees (and timely paid to the appropriate Governmental Entity) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign Laws (including, without limitation, income, social security, and employment Tax withholding for all types of compensation).

(e) The Company and each of its Subsidiaries have withheld (and timely paid to the appropriate Governmental Entity) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign Laws other than provisions of employee withholding (including, without limitation, withholding of Tax on dividends, interest, and royalties and similar income earned by nonresident aliens and foreign corporations and withholding of Tax on United States real property interests).

(f) There is no contract or agreement in existence under which the Company or any of its Subsidiaries has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) of any Person that is not currently a member of the affiliated group of corporations (within the meaning of section 1504 of the Code) of which the Company is the common parent.

(g) No claim has been made in writing during the three-year period ending on the date hereof by any authority in a jurisdiction where neither the Company nor any of its Subsidiaries filed Tax returns that it is or may be subject to taxation by that jurisdiction.

(h) Neither the Company nor any of its Subsidiaries has executed any closing agreement during the three-year period ending on the date hereof pursuant to Section 7121 of the Code or any predecessor provision thereof.

(i) To the knowledge of the Company, the Company and each of its Subsidiaries has disclosed on its federal income Tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(j) None of the Company or its Subsidiaries has “participated” in a “listed transaction” within the meaning of Treasury regulation Section 1.6011-4(b)(2).

(k) The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code within the past two years.

(l) For purposes of this Agreement, “Tax” shall mean all taxes, levies, imposts, duties, and other assessments, including any income, alternative minimum or add-on Tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise (including the federal communications excise tax under Section 4251 of the Code), severance, stamp, transfer, occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, or other like assessment of any kind whatsoever, including information reporting penalties, together with any interest, penalties, or additions to Tax that may become payable in respect thereof imposed by any country, any state county, provincial or local government or subdivision or agency thereof.

Section 3.12.  Compliance with Law; No Default; Permits.  (a) Neither the Company nor any of its Subsidiaries is, or has been since January 1, 2005, in conflict with, in default with respect to or in violation of, (i) any statute, law, ordinance, rule, regulation, order, judgment, decree or requirement of a Governmental Entity (“Laws”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected; (b) the Company and each of its Subsidiaries have all permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to conduct their businesses as currently conducted (“Permits”) and such Permits are valid and in full force and effect; (c) neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity threatening to revoke any such Permit; and (d) the Company and each of its Subsidiaries are in material compliance with the terms of such Permits.

Section 3.13.  Environmental Matters.  (a) Each of the Company and its Subsidiaries is, and has been at all times since January 1, 2005, in compliance in all material respects with all applicable Environmental Laws. There is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property currently or, to the knowledge of the Company, formerly owned, operated or leased by the Company or any of its Subsidiaries. Neither the Company nor its Subsidiaries has received any notice of or entered into or assumed (by contract or operation of Law or otherwise), any material obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws. No facts, circumstances or conditions exist that would reasonably be expected to result in the Company and its Subsidiaries incurring Environmental Liabilities. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will result in the termination or revocation of, or a right of termination or cancellation under any Environmental Permit. There have been no material Releases of Hazardous Materials on properties currently (or, to the knowledge of the Company, formerly) owned, operated or leased by the Company or any of its Subsidiaries.

(b) The Company and each of its Subsidiaries has obtained and currently maintains all Permits necessary under Environmental Laws for their operations (“Environmental Permits”), there is no investigation known to the Company, nor any action pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property owned, operated or leased by the Company or any of its Subsidiaries to revoke such Environmental Permits, and neither the Company nor any of its Subsidiaries has received any written notice from any Person to the effect that there is lacking any Environmental Permit required under Environmental Law for the current use or operation of any property owned, operated or leased by the Company or any of its Subsidiaries.

(c) None of the properties or products of the Company, any of its current or prior Subsidiaries or any of their respective predecessors have contained or currently contain any asbestos or asbestos-containing materials, polychlorinated biphenyls, silica or any other substance listed in the Stockholm Convention on Persistent Organic Pollutants.

(d) For purposes of the Agreement:

(i) “Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto.

(ii) “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including any amounts paid in settlement, all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, order or agreement with any Governmental Entity or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

(iii) “Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, silica, chlorofluorocarbons, and all other ozone-depleting substances.

(iv) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment.

Section 3.14.  Intellectual Property.

(a) “Intellectual Property” shall mean any or all intellectual property and similar proprietary rights in any jurisdiction throughout the world, including without limitation: (i) all United States, international and foreign patents and applications therefor, including any and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, whether or not related to such divisions, renewals, extensions, provisionals, contributions or continuations-in-part through one or more intervening applications; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation in any form or media relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all computer software, including all source code, object code, development tools, files, records and data, and all media on which any of the foregoing is recorded; (v) all databases and data collections and all rights therein throughout the world; (vi) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; and (vii) all domain names, uniform resource locators, and other names and locators associated with the internet.

(b) Section 3.14(b) of the Disclosure Letter sets forth a true and complete list of all Intellectual Property owned or exclusively licensed by Company that is registered or subject to an application for patent or registration in any jurisdiction throughout the world, together with: the name of the current owners; the applicable jurisdiction; the application or registration number. With respect to such Company Intellectual Property that is issued or registered or subject to an application for patent or registration, the Company has a clear, recorded chain of title in the patent or trademark office of each country in which such Intellectual Property is located. Except as otherwise indicated, the Company is the sole and exclusive owner of all such Intellectual Property, free and clear of any liens. To the knowledge of the Company, all such Intellectual Property is valid and enforceable. The Company has received no notice from any third party challenging the validity, enforceability or ownership of any such Intellectual Property, nor is the Company or its Subsidiaries a party of any proceeding relating to any such challenge.

(c) The Company and its Subsidiaries own or possess sufficient rights to all Intellectual Property used in or necessary for the operation of their businesses as currently conducted or as currently contemplated to be conducted by the Company.

(d) To the knowledge of the Company, the operation of the business of Company and each of its Subsidiaries, including their products and services, does not in any material respect infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction. Neither the Company nor any of its Subsidiaries have received any notice from any third party as of the date hereof, and, to the knowledge of Company, there is no other assertion or threat from any third party, nor any reasonable basis therefor, that the operation of the business of Company or any of its Subsidiaries, or any of their products or services, in any material respect infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or unfair trade practices under the laws of any jurisdiction. Neither the Company nor any its Subsidiaries have brought or have been a party to any claims, suits, arbitrations or other adversarial proceedings with respect to a third party’s Intellectual Property.

(e) To the knowledge of the Company, as of the date hereof, no person is infringing or misappropriating any material Intellectual Property owned or exclusively licensed by Company or any of its Subsidiaries. Neither the Company nor any its Subsidiaries have brought or have been a party to any claims, suits, arbitrations or other adversarial proceedings with respect to their Intellectual Property against any third party that remain unresolved.

(f) The Company and its Subsidiaries are not subject to any judgment, order, writ, injunction or decree of any court or any Federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitrator, which restricts or impairs the use of any of their Intellectual Property. The Intellectual Property owned by the Company and its Subsidiaries was not developed using any federal or university funding, resources or staff, and no government entity or university has any rights to any of such Intellectual Property.

(g) The Company and each of its Subsidiaries has taken commercially reasonable and appropriate steps to protect and maintain its Intellectual Property, including as it relates to trade secrets. The Company and each of its Subsidiaries has secured and has a policy to secure valid written confidentiality agreements and assignments of Intellectual Property from all consultants, contractors, employees, and customers who contribute or have contributed to the creation, conception, reduction to practice or other development of any Intellectual Property developed on behalf of Company and its Subsidiaries.

(h) To the knowledge of the Company, the consummation of this transaction will not entitle any third party to impose any restriction upon, obtain any rights to, or receive any compensation based on, the Intellectual Property of the Parent.

Section 3.15.  Real Property.  (a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 3.15(b) of the Disclosure Letter sets forth a true, correct and complete list of all leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Real Property Leases”). The Company has heretofore delivered to Parent true, correct and complete copies of all Real Property Leases (including all modifications, amendments, supplements, waivers and side letters thereto). Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenants thereunder are current in all material respects. No termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder exists under any Real Property Lease. The Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests, except (i) those reflected or reserved against in the balance sheet of the Company as of December 31, 2007 and included in the Company SEC Reports, (ii) Taxes and general and special assessments not in default and payable without penalty and interest and (iii) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company’s use and enjoyment of such real property or materially detract from or diminish the value thereof. Neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation with respect to any property leased pursuant to any of the Real Property Leases. The Company and each of its Subsidiaries has sufficient title to or other interest in all other assets to conduct its business as currently conducted.

Section 3.16.  Material Contracts.  (a) Section 3.16(a) of the Disclosure Letter lists as of the date hereof, and the Company has made available to Parent and Merger Sub (or outside counsel) true, correct and complete (subject to any necessary redactions) copies of, all contracts, agreements, commitments, arrangements, licenses (including with respect to Intellectual Property), leases (including with respect to personal property) and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that:

(i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K or that if terminated or subject to a default by any party thereto would reasonably be expected to have a Material Adverse Effect;

(ii) contains covenants that limit the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict or purports to restrict the ability of the Surviving Corporation or Parent): (A) to compete in any business or with any Person or in any geographic area or to sell, supply or distribute any service or product (including any non-compete, exclusivity or “most-favored nation” provisions), (B) to purchase or acquire an interest in any other entity, except, in each case, for any such contract that may be cancelled without notice or penalty or other liability of the Company or any of its Subsidiaries upon notice of 60 days or less or (C) to enforce its rights under any contract, agreement or applicable Law, including any covenant not to sue;

(iii) provides for or governs the formation, creation, operation, management or control of any partnership or joint venture;

(iv) involves (A) the use or license by the Company or any of its Subsidiaries of any Intellectual Property owned by a third party (other than off-the-shelf or commercially available software), including any Intellectual Property used in any Company product or (B) the joint development of products or technology with a third party;

(v) involves the license by the Company or any of its Subsidiaries of any of its Intellectual Property to any third party (other than as ancillary to a sale of products to customers, but including any Intellectual Property used in any Company product);

(vi) constitutes a material manufacturing, supply, distribution or marketing agreement or contains a covenant not to sue with a third party;

(vii) contains a cross-license with a third party;

(viii) involves any exchange traded or over the counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract;

(ix) other than solely among wholly owned Subsidiaries of the Company, relates to (A) indebtedness or (B) conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios;

(x) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interests of another Person;

(xi) by its terms calls for aggregate payments by the Company and its Subsidiaries or for the Company or any of its Subsidiaries under such contract of more than $25,000 in any one year (including by means of royalty payments) other than contracts made in the ordinary course of business consistent with past practice;

(xii) is with respect to any acquisition pursuant to which the Company or any of its Subsidiaries has (x) any continuing indemnification obligations or (y) any “earn-out” or other contingent payment obligations;

(xiii) involves the supply of any materials used in connection with the manufacture, or relates to the distribution of any of the Company’s products;

(xiv) is with a Governmental Entity; or

(xv) is entered into between any director or executive officer of the Company (or any of their Affiliates or Associates), on the one hand, and the Company or a Subsidiary of the Company, on the other hand.

Each contract of the type described in clauses (i) through (xv) (including each of the amendments to noncompetition agreements entered into by certain employees of the Company in connection herewith) above is referred to herein as a “Material Contract”.

(b) Each Material Contract is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect. The Company and its Subsidiaries have performed and complied in all material respects with all obligations required to be performed or complied with by them under each Material Contract. There is no default under any Material Contract by the Company or any of its Subsidiaries, or, to the knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or to the knowledge of the Company, by any other party thereto.

Section 3.17.  Regulatory Compliance

(a) Neither the Company nor any of its Subsidiaries has knowledge of any actual or threatened enforcement action by the Food and Drug Administration (the “FDA”) or any other Governmental Entity that has jurisdiction over the operations of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has any knowledge or reason to believe that the FDA or any other Governmental Entity is considering such action.

(b) All material reports, documents, claims, Permits and notices required to be filed with, maintained for or furnished to the FDA or any other Governmental Entity by the Company, its Subsidiaries, or, to the knowledge of the Company, any Person that manufactures, develops, packages, processes, labels, tests or distributes Medical Devices (as defined below) pursuant to a development, distribution, commercialization, manufacturing, supply, testing or other arrangement with the Company or any of its Subsidiaries (each, a “Company Partner”) have been so filed, maintained or furnished by the Company, its Subsidiaries and, to the knowledge of the Company, the Company Partners, as applicable. All such reports, documents, claims and notices were complete and accurate in all material respects on the date filed or furnished (or were corrected in or supplemented by a subsequent filing), such that no liability exists with respect to such filing.

(c) None of the Company, its Subsidiaries or, to the knowledge of the Company, any Company Partner, has, since January 1, 2005, received any FDA Form 483, notice of adverse finding, Warning Letters, untitled letters or other correspondence or notice from the FDA, or other Governmental Entity (i) alleging or asserting noncompliance with any applicable Laws or Permits and the Company and its Subsidiaries have no knowledge or reason to believe that the FDA or any other Governmental Entity is considering such action or (ii) contesting the investigational device exemption, premarket clearance or approval of, the uses of or the labeling or promotion of any Medical Devices.

(d) No Permit issued to the Company, its Subsidiaries, or, to the knowledge of the Company, any Company Partner, by the FDA or any other Governmental Entity has, since January 1, 2005, been limited, suspended, modified or revoked and the Company and its Subsidiaries have no knowledge or reason to believe that the FDA or any other Governmental Entity is considering such action.

(e) All preclinical animal testing and clinical trials and studies being funded or conducted by, at the request of or on behalf of the Company, a Company Partner or any of their Subsidiaries are listed on Section 3.17(e) of the Disclosure Letter and, to the knowledge of the Company, are being conducted in material compliance with experimental protocols, procedures and controls, accepted professional scientific standards and applicable Law. The descriptions of the studies, tests and preclinical and clinical trials listed on Section 3.17(e) of the Disclosure Letter, including the related results and regulatory status are accurate and complete in all material respects. Each such study conducted by or on behalf of the Company with respect to the Company’s products has been conducted or is being conducted such that the resulting data was or, to the Company’s knowledge, will be acceptable for use in the Company’s past or anticipated regulatory filings, and to the Company’s knowledge there is nothing included in such data currently in existence that would cause any such regulatory submission to be disallowed or delayed or that would indicate that the relevant product will not perform as intended. The Company and its Subsidiaries have not received any written notices, correspondence or other communication from the FDA or any other Governmental Entity since January 1, 2005 requiring the termination, suspension or material modification of any clinical trials conducted by, or on behalf of, the Company or its Subsidiaries, or in which the Company or its Subsidiaries have participated, and the Company and its Subsidiaries have no knowledge or reason to believe that the FDA or any other Governmental Entity is considering such action.

(f) Each product or product candidate subject to the Federal Food, Drug and Cosmetic Act (including the rules and regulations of the FDA promulgated thereunder, the “FDCA”) or comparable Laws in any non-U.S. jurisdiction that has been developed, manufactured, test distributed or marked by or on behalf of the Company or any of its Subsidiaries (each such product or product candidate, a “Medical Device”), is being or has been developed, manufactured, tested, distributed and marketed in compliance with all applicable requirements under the FDCA and comparable Laws in any non-U.S. jurisdiction, including those relating to investigational use, premarket clearance or approval, registration and listing, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping and filing of required reports. In addition, the Company and its Subsidiaries and, to the knowledge of the Company, the Company Partners, are in material compliance with all other applicable FDA requirements and all other applicable Laws. The Company maintains complete documentation showing that components supplied to the Company are manufactured in accordance with the Company’s specifications therefor. The processes used by the Company to produce the Company’s products are completely and accurately described in documents maintained by the Company, and such documents have been made available to the Parent. Such processes are adequate to ensure that commercial quantities of the Company’s products will conform to the specifications established therefor and will be (i) of merchantable quality, (ii) salable in the ordinary course of business at prevailing market prices, (iii) free from defects in design, material and workmanship, and (iv) suitable for their intended purposes and efficacy levels.

(g) The Company and its Subsidiaries have not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any product. The Company and its Subsidiaries are not aware of any facts which are reasonably likely to cause (1) the recall, market withdrawal or replacement of any product sold or intended to be sold by the Company or its Subsidiaries; (2) a change in the marketing classification or a material change in the labeling of any such products, or (3) a termination or suspension of the marketing of such products.

(h) Neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Entity has (i) commenced, or threatened to initiate, any action to withdraw its investigational device exemption, premarket clearance or premarket approval or request the recall of any Medical Device, (ii) commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any Medical Device or (iii) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any Medical Device produced at any facility where any Medical Device is manufactured, tested, processed, packaged or held for sale.

(i) The Company and its Subsidiaries are and at all times have been in material compliance with federal or state criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), Stark Law (42 U.S.C. § 1395nn), False Claims Act (42 U.S.C. § 1320a-7b(a)), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq, and any comparable state or local laws), and the regulations promulgated pursuant to such Laws, or which are cause for civil or criminal penalties or mandatory or permissive exclusion from Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act) or any other state or federal health care program (each, a “Program”). There is no civil, criminal, administrative or other action, suit, demand, claim, hearing, investigation, proceeding, notice or demand (a “Proceeding”) (i) excluding any sealed Proceeding, pending or received, (ii) in the case of a sealed Proceeding, to the knowledge of the Company, pending or received, or (iii) in the case of any Proceeding, to the knowledge of the Company, threatened, in each case against the Company or any of its Subsidiaries, that could reasonably be expected to result in its exclusion from participation in any Program or other third party payment programs in which the Company or any of its Subsidiaries participates.

Section 3.18.  Insurance.  Section 3.18 of the Disclosure Letter sets forth a true, correct and complete list of all currently effective insurance policies issued in favor of the Company or any of the Subsidiaries, or pursuant to which the Company or any of the Subsidiaries is a named insured or otherwise a beneficiary. With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy. The reported matters listed on Section 3.10 of the Disclosure Letter have been accepted by the Company’s insurer for coverage and will be covered after the Effective Time, subject only to payment of the deductible and the limits of the corresponding policy as set forth on Section 3.18 of the Disclosure Letter.

Section 3.19.  Customers and Suppliers.  Section 3.19 of the Disclosure Letter contains a true and complete list of the ten largest suppliers of the Company for the twelve month period ended December 31, 2007. Since January 1, 2007, there has not been any material adverse change in the business relationship of the Company or its applicable Subsidiary with (i) any of the Company’s ten largest customers, value-added resellers and distributors, for the twelve-month period ended December 31, 2007, or (ii) any of the Company’s ten largest suppliers, in order of dollar volume, for the twelve-month period ended December 31, 2007, or (iii) any of the Company’s suppliers of goods or services that are not immediately available in commercial quantities and on similar terms from an alternative reliable and qualified source. To the Company’s knowledge, neither the Company nor any Subsidiary of the Company has received any notice that (x) any such customer, value-added reseller, distributor or supplier has any intention to terminate or modify existing contracts with the Company or its applicable Subsidiary or (y) any such supplier (A) expects in the foreseeable future any material difficulty in obtaining, in the quantity and quality and at a price consistent with past practices, the raw materials, supplies or component parts required for the manufacture, assembly or production of any Company product, or (B) will not sell raw materials, supplies, merchandise and other goods to the Company or any Subsidiary of the Company at any time after the Effective Time on terms and conditions substantially similar to those used in its current sales to the Company and such Subsidiaries, subject only to general and customary price increases.

Section 3.20.  Questionable Payments.  To the Company’s knowledge, none of the Company nor any of its Subsidiaries (nor any of their respective directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment of any nature.

Section 3.21.  Related Party Transactions.  No current director, officer, Affiliate or Associate of the Company or any of its Subsidiaries (a) has outstanding any indebtedness to the Company or any of its Subsidiaries, or (b) is otherwise a party to, or directly or indirectly benefits from, any contract, arrangement or understanding with the Company or any of its Subsidiaries of a type that would be required to be disclosed under Item 404 of Regulation S-K under United States federal securities laws.

Section 3.22.  Opinion.  Prior to the execution of this Agreement, the Company has received an opinion from the Company Financial Advisor to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the stockholders of the Company from a financial point of view, and such opinion has not been withdrawn or modified. As soon as practicable following the date hereof, an executed copy of the aforementioned opinion will be made available to Parent for informational purposes only.

Section 3.23.  Required Vote of Company Stockholders.  The only vote of the stockholders of the Company required to adopt the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement and approve the Merger is the affirmative vote of the holders of not less than a majority of the outstanding Shares in favor of the adoption of the agreement of merger contained in this Agreement. No other vote of the stockholders of the Company is required by Law, the Certificate of Incorporation or Bylaws of the Company or otherwise to adopt the agreement of merger contained in this Agreement and approve the Merger.

Section 3.24.  State Takeover Statutes Inapplicable; Rights Agreement.  The Board of Directors of the Company has taken all action necessary so that (assuming Section 4.06 is correct) Section 203 of the Corporation Law is inapplicable to, and to the knowledge of the Company no other Takeover Law is applicable to, the Merger and the other transactions contemplated hereby. The Company does not have in effect any “poison pill” or shareholder rights plan.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to Section 8.01(c), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.01.  Organization and Qualification.  Each of Parent and Merger Sub is a duly organized and validly existing corporation in good standing under the Laws of the jurisdiction of its organization. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

Section 4.02.   Authority for this Agreement.  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

Section 4.03.  Proxy Statement.  None of the information supplied by Parent, Merger Sub or any Affiliate of Parent or Merger Sub in writing, expressly for inclusion in the Proxy Statement will, at the date of filing with the SEC, at the time the Proxy Statement is mailed and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by any other Person that is included in the Proxy Statement.

Section 4.04.  Consents and Approvals; No Violation.  Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated hereby will (a) violate or conflict with or result in any breach of any provision of the respective Certificates of Incorporation or Bylaws (or other similar governing documents) of Parent or Merger Sub, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, or (ii) the filing and recordation of appropriate merger documents as required by the Corporation Law, (c) violate, conflict with or result in a breach of any provision of, or require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries (including Merger Sub) or by which any of their respective assets are bound.

Section 4.05.  Litigation.  As of the date hereof, there is no claim, action, suit, litigation, proceeding or governmental or administrative investigation or action pending or, to the knowledge of Parent, threatened against or relating to Parent or any of its Subsidiaries, except such as would not reasonably be expected, individually or in the aggregate, to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby. As of the date hereof, neither Parent nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree, except such as would not reasonably be expected, individually or in the aggregate, to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby.

Section 4.06.  Interested Stockholder.  Neither Parent nor any of its Subsidiaries is, or has been at any time during the period commencing three years prior to the date hereof through the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the Corporation Law.

Section 4.07.  Sufficient Funds.  Parent has, and will have at the Effective Time, sufficient funds to consummate the transactions contemplated hereby, including payment in full of all cash amounts contemplated pursuant to Sections 1.06 and 2.04.

Section 4.08.  Brokers.  The Company will not be responsible for any brokerage, finder’s, financial advisor’s or other fee or commission payable to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent and Merger Sub.

Article V

COVENANTS

Section 5.01.  Conduct of Business of the Company.  Except as expressly provided for by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company will conduct and will cause each of its Subsidiaries to conduct its operations according to its ordinary and usual course of business consistent with past practice, and the Company will use and will cause each of its Subsidiaries to use its commercially reasonable efforts to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with the Company or any of its Subsidiaries. Without limiting the generality of the foregoing and except as otherwise expressly provided for by this Agreement, during the period specified in the preceding sentence, without the prior written consent of Parent (which consent, in the case of paragraph (d), (e), (o), (v) or (w) (solely to the extent such paragraph (w) relates to paragraphs (d), (e), (o) or (v)) shall not be unreasonably conditioned, withheld or delayed), the Company will not and will not permit any of its Subsidiaries to:

(a) except as set forth on Section 5.01(a) of the Disclosure Letter, issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any Company Securities or Subsidiary Securities, other than Shares issuable upon exercise of the Existing Stock Options or Existing Warrants, or pursuant to any other awards under the Stock Plans disclosed in Section 3.02(a) hereof and outstanding on the date hereof;

(b) acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities;

(c) split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than cash dividends paid to the Company or one of its wholly owned Subsidiaries by a wholly owned Subsidiary of the Company with regard to its capital stock or other equity interests);

(d) except as set forth in Section 5.01(d) of the Disclosure Letter, (i) make any acquisition or disposition or cause any acquisition or disposition to be made, by means of a merger, consolidation, recapitalization or otherwise, of any business, assets or securities or any sale, lease, encumbrance or other disposition of assets or securities of the Company any of its Subsidiaries or any third party, except for purchases or sales of raw materials or inventory made in the ordinary course of business and consistent with past practice, (ii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, (iii) enter into a Material Contract or amend or terminate any Material Contract or grant any release or relinquishment of any rights under any Material Contract or noncompetition agreement with any of the Company’s employees, or (iv) enter into a new agreement related to a clinical trial with regard to the Company’s products or amend or terminate any of the agreements or protocols related to the clinical trials listed on Section 3.17(e) of the Company Disclosure Letter;

(e) except as set forth in Section 5.01(e) of the Disclosure Letter, incur, create, assume or otherwise become liable or responsible for any long-term debt or short-term debt, except for short-term debt incurred under debt instruments outstanding as of the date of this Agreement in the ordinary course of business consistent with past practice;

(f) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except wholly owned Subsidiaries of the Company;

(g) make any loans, advances or capital contributions to, or investments in, any other Person (other than wholly owned Subsidiaries of the Company);

(h) change in any material respect, any financial accounting methods, principles or practices used by it, except as required by GAAP;

(i) make or change any material Tax election, extend the statute of limitations (or file any extension request) with any Tax authority, amend any material federal, foreign, state or local Tax return, or settle or compromise any material federal, foreign, state or local income Tax liability;

(j) adopt any amendments to its Certificate of Incorporation or Bylaws (or other similar governing documents) or adopt a shareholder rights plan;

(k) except as set forth in Section 5.01(k) of the Disclosure Letter, grant any stock-related, performance or similar awards or bonuses;

(l) forgive any loans to employees, officers or directors or any of their respective Affiliates or Associates;

(m) except as set forth in Section 5.01(m) of the Disclosure Letter, enter into any new, or amend, terminate or renew any existing, employment, severance, consulting or salary continuation agreements with or for the benefit of any existing or future officers, directors or employees (other than as required by applicable Law), or grant any increases in the compensation or benefits to officers, directors or employees (other than normal increases to employees who are not directors or officers in the ordinary course of business consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense of the Company);

(n) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Plans or agreements subject to the Plans or any other plan, agreement, contract or arrangement of the Company;

(o) terminate any employee having an annual base salary of more than $150,000, except as a result of such employee’s (i) voluntary resignation, (ii) failure to perform the duties or responsibilities of his employment, (iii) engaging in serious misconduct, (iv) being convicted of or entering a plea of guilty to any crime or (v) engaging in any other conduct constituting “cause” (as defined in any applicable employment agreement or services agreement) for such employee’s termination as determined in the company’s reasonable discretion;

(p) enter into any collective bargaining or similar labor agreement;

(q) except as set forth in Section 5.01(q) of the Disclosure Letter, adopt, amend or terminate any Plan or any other bonus, severance, insurance pension or other employee benefit plan or arrangement;

(r) incur any material capital expenditure or any obligations, liabilities or indebtedness in respect thereof, except for those contemplated by the capital expenditure budget for the relevant fiscal year, which capital expenditure budget has been provided or made available to Parent prior to the date of this Agreement;

(s) settle any suit, action, claim, proceeding or investigation;

(t) convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the Special Meeting;

(u) take or omit to take any action that would cause any issued patents or registered trademarks owned by the Company or its Subsidiaries to lapse, be abandoned or canceled, or fall into the public domain;

(v) pay any Third Party Expenses (or other amounts relating to the sale or strategic alternative process to third parties to which Third Party Expenses are owed); or

(w) offer, agree or commit, in writing or otherwise, to take any of the foregoing actions.

Section 5.02.  No Solicitation.  (a) During the period from the date of this Agreement to the Effective Time, the Company shall not, and shall cause its Subsidiaries not to, and shall direct and use its reasonable best efforts to cause its and their respective officers, directors, employees, representatives (including investment bankers, attorneys and accountants), agents and Affiliates not to, directly or indirectly, solicit, initiate, or knowingly encourage or participate in any way in any discussions or negotiations with respect to any Acquisition Proposal (as defined below), or provide any information to, or afford any access to the properties, books or records of the Company or any of its Subsidiaries to, or otherwise take any action to assist or facilitate, any Person or group in respect of, any Acquisition Proposal. Notwithstanding the foregoing and subject to the prior execution by such Person or group of a confidentiality agreement substantially in the form of, and with terms at least as restrictive in all material respects on such Person or group as, the Confidentiality Agreement is on Parent (including the “standstill” provisions thereof), the Company may, at any time prior to the adoption of the agreement of merger contained in this Agreement by the requisite vote of the holders of Shares, furnish information (so long as all such information has previously been made available to Parent or Merger Sub or is made available to Parent or Merger Sub prior to or concurrently with the time such information is made available to such Person or group) to or enter into discussions or negotiations with any Person or group that has made an unsolicited bona fide written Acquisition Proposal received after the date hereof and not resulting from a breach of this Section 5.02 only to the extent that (i) the Board of Directors of the Company determines in good faith, after consultation with its outside financial advisor and outside legal counsel and after taking into account the legal, financial, financing and other aspects of such unsolicited bona fide written Acquisition Proposal, that such unsolicited bona fide Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, (ii) the Board of Directors of the Company determines in good faith, after receiving advice of outside counsel, that the failure to take such action would constitute a breach of its fiduciary duties to the stockholders of the Company under applicable Law and (iii) the Company has provided Parent prior written notice of its intent to take any such action at least one Business Day prior to taking such action.

(b) The Company will promptly (and in any event within one Business Day) (i) notify Parent if any such information is requested or any such negotiations or discussions are sought to be initiated, and (ii) communicate to Parent and Merger Sub the identity of the Person or group making such request or inquiry (the “Potential Acquiror”) and the material terms of such request, inquiry or Acquisition Proposal and (iii) shall provide copies of any written communications or other documents received from or sent to or on behalf of the Potential Acquiror that describe the financial or other material terms of such Acquisition Proposal. The Company will keep Parent and Merger Sub reasonably informed of the status of any such discussions or negotiations and shall promptly (and in any event within one Business Day) notify Parent and Merger Sub of any modifications to the financial or other material terms of any such request, inquiry or Acquisition Proposal.

(c) The Company will, and will cause its Subsidiaries and its and their respective officers, directors, employees, representatives, agents and Affiliates to, immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than Parent and Merger Sub conducted prior to the date hereof with respect to any Acquisition Proposal and shall notify any such Person with whom it has had any such discussions during the prior 180 days that the Company is no longer seeking the making of any Acquisition Proposal and thereby withdraws any request or consent theretofore given to the making of an Acquisition Proposal and shall request the return or destruction of any nonpublic information provided to any such Person in connection with any such activities, discussions or negotiations.

(d) Neither the Company nor the Board of Directors of the Company shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the approval of this Agreement, the agreement of merger contained herein or the Merger or its recommendation that the Company’s stockholders adopt the agreement of merger contained in this Agreement, in each case, as set forth in Section 3.03(b), (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, (iii) unless the Board of Directors of the Company determines in good faith, after receiving advice of outside counsel, that the failure to take such action would constitute a breach of its fiduciary duties to the stockholders of the Company under applicable Law (x) release any third party from any confidentiality or standstill agreement to which the Company is a party or (y) fail to enforce to the fullest extent possible or grant any waiver, request or consent to any Acquisition Proposal under, any such agreement or (iv) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement (other than a confidentiality agreement entered into in accordance with Section 5.02(a)) related to any Acquisition Proposal.

(e) Notwithstanding the foregoing, the Board of Directors of the Company may withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, in a manner adverse to the Parent or Merger Sub, its recommendation that the Company’s stockholders adopt the agreement of merger contained in this Agreement: (i) except if the Company has received an Acquisition Proposal, in which case clause (ii) shall govern, if the Board of Directors of the Company determines in good faith, after receiving advice of outside counsel, that the failure to take such action would constitute a breach of its fiduciary duties to the stockholders of the Company under applicable Law, or (ii) if (A) the Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a violation of this Section 5.02, (B) the Board of Directors of the Company determines in good faith, after consultation with its outside financial advisor and outside legal counsel and after taking into account the legal, financial, financing and other aspects of such unsolicited bona fide written Acquisition Proposal, that such unsolicited bona fide written Acquisition Proposal constitutes a Superior Proposal and that it intends to accept or recommend such Acquisition Proposal as a Superior Proposal, (C) the Board of Directors of the Company determines in good faith, after receiving advice of outside counsel, that the failure to take such action would constitute a breach of its fiduciary duties to the stockholders of the Company under applicable Law, (D) the Company provides Parent prior written notice of its intent to take any such action at least four Business Days prior to taking such action, including all of the terms and conditions of such Acquisition Proposal, (a “Notice of Superior Proposal”), (E) during such four Business Day period, the Company negotiates in good faith with Parent and Merger Sub (to the extent that Parent and Merger Sub wish to negotiate) to enable Parent and Merger Sub to make an offer that is at least as favorable to the stockholders of the Company as such Acquisition Proposal, (F) Parent and Merger Sub do not, within such four Business Day period, make an offer that the Board of Directors of the Company determines in good faith, after consultation with its outside financial advisor and outside legal counsel and after taking into account the legal, financial, financing and other aspects of the proposal, to be at least as favorable to the stockholders of the Company as such Acquisition Proposal; provided, that, in the event of any amendment to the financial or other material terms of such Acquisition Proposal, the Company shall be required to deliver to Parent and Merger Sub an additional written Notice of Superior Proposal, and the four Business Day period referenced above shall expire on the later of (x) three Business Days after Parent’s and Merger Sub’s receipt of each such additional Notice of Superior Proposal or (y) the original expiration date of the four Business

Day period, and (G) the Company’s Board of Directors, after taking into account any modifications to the terms of this Agreement and the Merger agreed to by Parent and Merger Sub after receipt of such notice, continues to believe that such Acquisition Proposal constitutes a Superior Proposal. Without limiting any other rights of Parent and Merger Sub under this Agreement in respect of any such action, any withdrawal, modification or qualification by the Board of Directors of the Company of the approval or recommendation of this Agreement, the agreement of merger contained herein or the Merger or any termination of this Agreement under Section 7.01(g) shall not have any effect on the approvals of, and other actions referred to herein for the purpose of causing Takeover Laws and Section 7 of the Confidentiality Agreement to be inapplicable to Parent, Merger Sub, this Agreement, the Merger and the other transactions contemplated hereby, which approvals and actions are irrevocable, in each case to the extent permissible under applicable Law.

(f) Nothing contained in this Section 5.02 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company’s stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act if, in the good faith judgment of the Board of Directors of the Company (after consultation with outside legal counsel) failure to do so would constitute a breach of its fiduciary duties to stockholders under applicable Law, or otherwise violate its obligations under applicable Law; provided, however, that no such action or disclosure may have any of the effects set forth in Section 5.02(d) or Section 5.02(e) unless the Company shall have first complied with its obligations in Section 5.02(e).

(g) For purposes of this Agreement, (i) “Acquisition Proposal” means any offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire beneficial ownership of any material portion of the assets (other than inventory purchased in the ordinary course of business) of, or at least 15% of the capital stock, equity interest in, or businesses of, the Company and its Subsidiaries, taken as a whole, pursuant to a merger, recapitalization, consolidation or other business combination, sale of shares of capital stock or equity interests, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger and (ii) “Superior Proposal” means any unsolicited, bona fide Acquisition Proposal (except the references therein to “15%” shall be replaced by “50%”) made in writing, in respect of which the Board of Directors of the Company has determined in good faith, after consultation with its outside financial advisor and outside legal counsel and after taking into account the legal, financial, financing and other aspects of such unsolicited bona fide written Acquisition Proposal, would result in a transaction that is (x) more favorable, from a financial point of view, to the stockholders of the Company than the Merger (after taking into account any modifications to the terms of this Agreement and the Merger agreed to by Parent and Merger Sub) and (y) reasonably likely to be consummated without unreasonable delay.

Section 5.03.  Access to Information.  (a) From and after the date of this Agreement, subject to the requirements of applicable Law, the Company will (i) give Parent and Merger Sub and their authorized accountants, investment bankers, counsel and other representatives reasonable access (during regular business hours upon reasonable notice) to such employees, plants, offices, warehouses and other facilities at reasonable times and to such books, contracts, commitments and records (including Tax returns) of the Company and its Subsidiaries as Parent may reasonably request and instruct the Company’s and its Subsidiaries’ independent public accountants to provide access to their work papers and such other information as Parent or Merger Sub may reasonably request, (ii) permit Parent and Merger Sub to make such inspections as they may reasonably require, (iii) cause its officers and those of its Subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent or Merger Sub may from time to time reasonably request, (iv) use its commercially reasonable efforts to obtain when available consistent with past practice all unblinded clinical trial data with respect to the clinical trials listed on Section 3.17(e) of the Disclosure Letter, and the Company shall furnish all such data to Parent promptly upon receipt, and (v) furnish promptly to Parent and Merger Sub a copy of each report, schedule and other document filed or received by the Company or any of its Subsidiaries during such period pursuant to the requirements of the federal or state securities Laws. Notwithstanding the foregoing, the Company shall not be obligated to provide such access, inspections, data or other information to the extent that to do so (x) may cause a waiver of an attorney-client privilege or loss of attorney work product protection, or (y) would violate a confidentiality obligation to any Person; provided, however, that that Company shall use its reasonable best efforts to obtain any required consents to provide such access, inspections, data or other information and take such other action (such as the redaction of identifying or confidential information, or by providing such access, inspections, data or other information solely to outside counsel, or executing other documents or taking other action reasonably requested by Parent to avoid the loss of attorney-client privilege) as is necessary to provide such access, inspections, data or other information to Parent and Merger Sub in compliance with applicable law.

(b) Information obtained by Parent or Merger Sub pursuant to Section 5.03(a) shall be subject to the provisions of the Confidentiality Agreement.

Section 5.04.  Stockholder Approval.  The Company shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Special Meeting”) for the purpose of obtaining the requisite stockholder approval required in connection with this Agreement and the Merger, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. Except as specifically permitted by paragraphs (d) and (e) of Section 5.02, the Board of Directors of the Company shall continue to recommend that the Company’s stockholders vote in favor of the adoption of the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement and the Company shall use its reasonable best efforts to obtain from its stockholders the stockholder vote in favor of the adoption of the agreement of merger contained in this Agreement required to consummate the Merger. Unless this Agreement shall have been terminated in accordance with Section 7.01 (including, for the avoidance of doubt, Section 7.01(g)), the Company shall submit the agreement of merger contained in this Agreement to its stockholders for adoption without regard to whether the Board of Directors of the Company has withdrawn, modified or qualified, or has publicly proposed to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, its recommendation that the Company’s stockholders adopt the agreement of merger contained in this Agreement.

Section 5.05.  Reasonable Best Efforts.  (a) Subject to the terms and conditions of this Agreement, each of the Company, Parent and Merger Sub shall use its reasonable best efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as reasonably practicable on the terms and subject to the conditions hereof. Without limiting the foregoing, (i) each of the Company, Parent and Merger Sub shall use its reasonable best efforts: (A) to make promptly any required submissions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any applicable foreign antitrust or competition Laws (“Foreign Antitrust Laws”) which the Company or Parent determines should be made, in each case, with respect to this Agreement, the Merger and the other transactions contemplated hereby, (B) to furnish information required in connection with such submissions under the HSR Act or any Foreign Antitrust Law, (C) to keep the other parties reasonably informed with respect to the status of any such submissions under the HSR Act or any Foreign Antitrust Law, including with respect to: (1) the receipt of any non-action, action, clearance, consent, approval or waiver, (2) the expiration of any waiting period, (3) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under the HSR Act, FTC Act, Clayton Act, Sherman Act or any Foreign Antitrust Law and (4) the nature and status of any objections raised or proposed or threatened to be raised under the HSR Act, FTC Act, Clayton Act, Sherman Act or any Foreign Antitrust Law with respect to this Agreement, the Merger or the other transactions contemplated hereby and (D) to obtain all necessary actions or non-actions, waivers, consents, clearances and approvals from any Governmental Entity and (ii) Parent, Merger Sub and the Company shall cooperate with one another: (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other supranational, national, federal, state, foreign or local Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with this Agreement, the Merger or the consummation of the other transactions contemplated hereby and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers.

(b) The Company, Parent and Merger Sub shall: (i) promptly notify the others of, and if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any communication to such Person from a Governmental Entity and permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written communication to a Governmental Entity and (ii) keep the others reasonably informed of any developments, meetings or discussions with any Governmental Entity in respect of any filings, investigation, or inquiry concerning the Merger, provided, that neither the Company nor Parent shall be required to take any of the actions described in clauses (i) and (ii) above, to the extent that any Governmental Entity has expressly requested or instructed the Company or Parent, as applicable, not to take any such action.

(c) In furtherance and not in limitation of the foregoing, if any objections are asserted with respect to the transactions contemplated hereby under the HSR Act, FTC Act, Clayton Act, Sherman Act or any Foreign Antitrust Law or if any investigation, litigation or other administrative or judicial action or proceeding is commenced or proposed or threatened to be commenced challenging any of the transactions contemplated hereby as violative of the HSR Act, FTC Act, Clayton Act, Sherman Act or any Foreign Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of the Company, Parent and Merger Sub shall use its reasonable best efforts to resolve, and to cooperate and assist the other parties in resolving, any such objections, investigation or litigation, action or proceeding. Notwithstanding anything to the contrary in this Agreement, none of Parent, any of its subsidiaries or the Surviving Corporation, will be required (and the Company shall not, without the prior written consent of the Parent, agree, but shall, if so directed by the Parent, agree, effective after the Effective Time) to hold separate or divest any of their respective assets or operations or enter into any consent decree or licensing or other arrangement with respect to any of their assets or operations or to otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, as of and after the Effective Time any businesses or assets of the Company, the Parent or any of their respective affiliates.

(d) In the event that any litigation or other administrative or judicial action is commenced challenging any of the transactions contemplated hereby and such litigation, action or proceeding seeks to prevent, materially impede or materially delay the consummation of the Merger or any other transaction contemplated by this Agreement, each of the Company, Parent and Merger Sub shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(e) Neither Parent nor the Company shall, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any business, Person or division thereof, or otherwise acquire or agree to acquire any assets (except in each case pursuant to any agreement in effect on the date hereof), if the entering into of a definitive agreement relating to or the consummation of such acquisition, could reasonably be expected to materially increase the risk of not obtaining the applicable clearance, approval or waiver under the HSR Act or any Foreign Antitrust Law with respect to the transactions contemplated by this Agreement.

Section 5.06.  Indemnification and Insurance.  (a) Parent and Merger Sub agree that all rights to indemnification, exculpation and advancement of expenses existing in favor of the current or former directors, officers and employees of the Company or any of its Subsidiaries (each an “Indemnified Person”) as provided in the Company’s Certificate of Incorporation or Bylaws, or the articles of organization, bylaws or similar constituent documents of any of the Company’s Subsidiaries, or under any agreement listed on Section 3.16 of the Disclosure Letter, as in effect as of the date hereof with respect to matters occurring prior to or at the Effective Time (including such matters that arise in whole or in part out of or pertain to this Agreement or the transaction contemplated hereby) and regardless of whether or not asserted or claimed prior to or at or after the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than the statutes of limitations applicable to such matters. From and after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, honor and fulfill in all respects such obligations.

(b) Prior to the Effective Time, the Company shall obtain, in respect of acts or omissions occurring prior to or at the Effective Time (including such acts or omissions in connection with this Agreement and the transactions contemplated hereby), policies of directors’ and officers’ liability insurance (which may take the form of an extended reporting period, endorsement or policy) covering the Company and other Persons currently covered by the Company’s existing directors’ and officers’ liability insurance policies, for a period of six years after the Effective Time, after consultation with Parent and on terms at least as favorable to the insured parties as the terms selected by Parent from the alternatives described on Section 5.06(b) of the Disclosure Letter and otherwise as reasonably acceptable to Parent, from the Company’s current insurer or another insurer reasonably acceptable to Parent. From and after the Effective Time, the Surviving Corporation will cause such policies to be maintained in effect, for such period and on such terms so obtained by the Company; provided, however, that (i) Parent may substitute therefor coverage under Parent’s directors’ and officers’ liability insurance or coverage under other policies providing coverage on terms and conditions that are no less advantageous to such persons than the Company’s existing policies; and (ii) neither Parent nor the Surviving Corporation will be required, in order to maintain such directors’ and officers’ liability insurance policies or so substitute or so extend such coverage, to pay aggregate premiums in excess of $430,000 (less any premium paid by the Company prior to the Effective Time); and (iii) if equivalent coverage cannot be obtained or can be obtained only by paying aggregate premiums in excess of such amount, the Surviving Corporation shall only be required to obtain coverage in the greatest amount and scope as can be obtained by paying aggregate premiums equal to such amount. This covenant shall not be considered satisfied by the Company in all material respects if the Company fails to obtain the insurance described in the first sentence of this Section.

(c) Notwithstanding anything herein to the contrary, if any Indemnified Person notifies the Surviving Corporation on or prior to the sixth anniversary of the Effective Time that a claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) has been made against such Indemnified Person, the provisions of this Section 5.06 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(d) This Section 5.06 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by, the Indemnified Persons and their respective heirs and legal representatives.

(e) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers of conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.06. In addition , the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 5.06.

Section 5.07.  Employee Matters.  (a) From and for the twelve (12) month period following the Effective Time, except as provided herein Parent shall provide, or shall cause to be provided, to the employees of the Company and its Subsidiaries as of the date hereof (the “Company Employees”) compensation and employee benefits that are substantially comparable, in the aggregate, to those offered by Parent and its Subsidiaries generally pursuant to Parent’s and its Subsidiaries’ employee benefit plans as may be in effect from time to time, to the same extent as similarly situated employees of Parent.

(b) With respect to each employee benefit plan of Parent (“Parent Benefit Plan”) in which the Company Employees participate after the Effective Time, for purposes of determining vesting and entitlement to benefits, including for severance benefits and vacation entitlement, service with the Company (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the applicable Company

Plan. If applicable and to the extent possible under Parent Benefit Plans (as reasonably amended to the extent necessary in accordance with applicable law), Parent shall cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under Parent Benefit Plans to be waived with respect to such Company Employees and their eligible dependents and shall provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year including the Effective Time for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Parent Benefit Plans in which they are eligible to participate after the Effective Time.

(c) Prior to the Effective Time, the Company shall provide to Parent a true, complete and accurate list of all employees that have been terminated by the Company or any of its Subsidiaries since the date of this Agreement and through the Effective Time. Nothing in this Agreement shall be deemed to limit or otherwise affect the right of Parent or the Surviving Corporation (i) to terminate employment or change the place of work, responsibilities, status or description of any employee or group of employees, or (ii) to terminate any employee benefit plan without establishing a replacement plan to the extent the Company would have had such right prior to the Effective Time, in each case as Parent or the Surviving Corporation may determine in its discretion.

(d) No provision in this Agreement shall modify or amend any Plan unless this Agreement explicitly states that the provision “amends” such Plan. This shall not prevent the parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other party shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to such Plan. If a party not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to such Company Plan and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively as of its inception, thereby precluding it from having any amendatory effect. Notwithstanding anything herein to the contrary, Parent shall take no action to amend, modify or terminate, and Parent shall take all action necessary to assume the Company’s obligations under the employment, retention and severance agreements set forth in Section 3.16(a)(xv) of the Disclosure Letter.

Section 5.08.  Takeover Laws.  The Company shall take all reasonable steps to exclude the applicability of, or to assist in any challenge by Parent or Merger Sub to the validity or applicability to the Merger or any other transaction contemplated by this Agreement of, any Takeover Laws.

Section 5.09.  Proxy Statement.  The Company shall prepare and file with the SEC, with the assistance of and subject to prior consultation with Parent, as promptly as reasonably practicable after the date hereof, a preliminary Proxy Statement (the “Preliminary Proxy Statement”) relating to the Merger as required by the Exchange Act and the rules and regulations thereunder. Each of Parent and Merger Sub shall furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations thereunder to be included in the Preliminary Proxy Statement. The Company shall obtain and furnish the information required to be included in the Preliminary Proxy Statement, shall provide Parent with, and consult with Parent regarding, any comments that may be received from the SEC or its staff with respect thereto, shall, subject to prior consultation with Parent, respond promptly to any such comments made by the SEC or its staff with respect to the Preliminary Proxy Statement, shall cause the Proxy Statement to be mailed to the Company’s stockholders at the earliest reasonably practicable date and shall use its reasonable best efforts (subject to Section 5.02) to obtain the necessary approval of the Merger by its stockholders. If, at any time prior to the Special Meeting, any information relating to the Company, Parent, Merger Sub, any of their respective Affiliates, this Agreement or the transactions contemplated hereby (including the Merger), should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC, and to the extent required by applicable Law, disseminated to the stockholders of the Company. Except as Section 5.02 expressly permits, the Proxy Statement shall include the recommendation of the Board of Directors of the Company that the stockholders adopt the agreement of merger set forth in this Agreement.

Section 5.10.  Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which is reasonably likely (a) in the case of the Company, to cause any representation or warranty of the Company contained in Sections 3.03, 3.04, 3.05, 3.10 or 3.17 of this Agreement (disregarding any materiality or Material Adverse Effect qualification contained therein) to be untrue or inaccurate in any material respect if made as of any time at or prior to the Effective Time or (b) to result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice.

Section 5.11.  Securityholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the transactions contemplated in this Agreement, and no settlement shall be agreed to without Parent’s prior consent.

Section 5.12.  Subsequent Filings.  Until the Effective Time, the Company will use commercially reasonable efforts to timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act and will promptly make available to Parent copies of each such report filed with the SEC.

Section 5.13.  Pending Litigation.  Prior to the Effective Time, the Company shall obtain and deliver to Parent a letter executed by an authorized representative of its products liability insurance provider, to the effect that the reported matters listed on Section 3.10 of the Disclosure Letter have been accepted by such insurance provider for coverage and will be covered after the Effective Time, subject only to payment of the deductible and the limits of the corresponding policy as set forth on Section 3.18 of the Disclosure Letter. This covenant shall not be considered satisfied by the Company in all material respects if the Company fails to obtain the letter described in the first sentence of this Section.

Section 5.14.  Press Releases.  Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States or non-U.S. securities exchange or regulatory or governmental body to which the relevant party is subject or submits, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

Section 5.15.  Rule 16b-3.  Notwithstanding anything herein to the contrary, prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause disposition of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 5.16.  Stock Options and Warrants.  The Company shall, prior to the Effective Time, obtain statements signed by each holder of Existing Stock Options and Existing Warrants confirming the exercise price and number of shares with respect to each Existing Stock Option and Warrant held by such holder and confirming that such Existing Stock Option and Warrant will terminate as provided in Section 2.04, and take all other action requested by Parent to effect the treatment of Existing Stock Options and Existing Warrants set forth herein. This covenant shall not be considered satisfied in all material respects if the Company fails to

(i) obtain each such statement, (ii) comply fully with each advance notice obligation relating to Existing Stock Options or Existing Warrants, or (iii) deliver evidence of each such signed statement and notice to Parent. Any payment made pursuant hereto to the holder of any Existing Stock Option or Existing Warrant shall be reduced by any required income or employment Tax withholding. To the extent that any amounts are so withheld, those amounts shall be treated as having been paid to the holder of such Existing Stock Option or Existing Warrant for all purposes under this Agreement. Parent shall cause the Surviving Corporation, or the Paying Agent, to make such payments in respect of the Existing Stock Options and Existing Warrants as promptly as practicable following the Effective Time by wire transfers or checks payable to the holders of such Existing Stock Options and Existing Warrants. The Company shall take all requisite action so that the Stock Plan shall be terminated as of the Effective Time.

Section 5.17.  Purchase of Auction Rate Securities.  On May 15, June 10, July 25, August 23, and September 18, 2008, unless this Agreement has been terminated or the Effective Time has occurred prior to such date, Parent shall purchase from the Company, and the Company shall sell to Parent, on each such date, between $750,000 and $1,100,000 par value of auction rate securities owned by the Company, at purchase prices between approximately 86.7 percent and 88.2 percent of the par value thereof (plus accrued but unpaid interest), as set forth on Section 5.17 of the Disclosure Letter. Promptly following delivery of such securities to an account designated by Parent and delivery of third party consents or waivers, if any, that are required to effect the transfer and sale, Parent shall pay the purchase price set forth on Section 5.17 of the Disclosure Letter with respect to such securities, by wire transfer of immediately available funds to an account designated by the Company.

Article VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01.  Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval.  The agreement of merger contained in this Agreement shall have been adopted by the requisite affirmative vote of the holders of Shares entitled to vote thereon.

(b) No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

(c) Required Antitrust Clearances.  Any applicable waiting period (or extension thereof) relating to the Merger under the Foreign Antitrust Laws set forth on Section 6.01(c) of the Disclosure Letter and the HSR Act (the “Required Antitrust Clearances”) shall have expired or been terminated and any approvals or clearances required thereunder shall have been obtained.

Section 6.02.  Conditions to Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties.  Subject to the standard set forth in Section 8.01(b), the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company.  The Company shall have performed or complied in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c) No Material Adverse Effect.  No Material Adverse Effect shall have occurred since the date of this Agreement.

(d) Appraisal Rights.  The aggregate number Dissenting Shares shall not equal or exceed ten percent (10%) of the number of Shares outstanding as of the record date for the Special Meeting.

(e) Third Party Expenses.  Parent shall have received final statements reflecting all Third Party Expenses, including unpaid amounts, from the third parties who provided legal, accounting, investment banking, broker, financial advisory, consulting or other services to the Company in connection with this Agreement or the transactions contemplated hereby.

(f) Indebtedness.  Parent shall have received a pay-off letter from Lighthouse Capital (and any other lender pursuant to debt arrangements entered into after the date hereof in accordance with Section 5.01) showing all payments required to retire the Company’s indebtedness and release all related liens and to cancel warrants held by Lighthouse Capital Partners (or any such other lender) as of the Effective Time and providing for termination of all agreements with the Company.

Section 6.03.  Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  Subject to the standard set forth in Section 8.01(c), the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed or complied in all material respects all obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to such effect.

Article VII

TERMINATION; AMENDMENT; WAIVER

Section 7.01.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding adoption of the agreement of merger contained in this Agreement by the holders of the Company) prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.01(b) shall have used its reasonable best efforts to contest, appeal and remove such order, decree, ruling or action and shall not be in violation of Section 5.05 or otherwise in material violation of this Agreement;

(c) by either the Company or Parent, if the Effective Time shall not have occurred on or before the End Date; provided, however, that the right to terminate under this Section 7.01(c) shall not be available to any party whose failure to fulfill in any material respect any covenants and agreements of such party set forth in this Agreement has caused or resulted in the failure of the Effective Time to occur on or before the End Date;

(d) by either the Company (provided that it shall not be in material breach of any of its obligations under Section 5.02) or Parent, if the requisite affirmative vote of the holders of Shares in favor of the adoption of the agreement of merger contained in this Agreement shall not have been obtained at the Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such adoption was taken;

(e) by either Parent or the Company, if there shall have been a breach of any of the covenants or agreements (including Section 5.02 and Section 5.04, under circumstances in which Section 7.01(f)(i) is not applicable) or any of the representations or warranties set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or on the part of Parent or Merger Sub, in the case of a termination by the Company, which breach, either individually or in the aggregate, would result in the failure of the conditions set forth in Section 6.02 or Section 6.03, as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured;

(f) by Parent, if (i) the Company shall have knowingly and materially breached its obligations under Section 5.02 or Section 5.04, or (ii) the Board of Directors of the Company shall have taken any of the actions set forth in Section 5.02(d) (i) through (iv) (or, in the case of clause (ii) thereof, resolved to take any such action), whether or not permitted by the terms hereof;

(g) by the Company at any time prior to the adoption of the Agreement by the requisite vote of the holders of Shares if, (i) the Company has determined that a bona fide, unsolicited, written Acquisition Proposal constitutes a Superior Proposal, (ii) the Company’s Board of Directors, after taking into account any modifications to the terms of this Agreement and the Merger agreed to by Parent and Merger Sub following receipt of a Notice of Superior Proposal, continues to believe that such Acquisition Proposal constitutes a Superior Proposal and (iii) on the date of such termination, the Company enters into a definitive agreement for the transaction contemplated by such Superior Proposal; provided, that the termination described in this Section 7.01(g) shall not be effective unless and until the Company shall have paid to Parent the Fee described in Section 7.03(b)(v); or

(h) by Parent, if the Company, any Subsidiary of the Company or any of their respective representatives shall have engaged in discussions with any other Person in connection with an Acquisition Proposal submitted in compliance with the provisions of Section 5.02 that the Board of Directors has not determined constitutes a Superior Proposal in accordance with Section 5.02(e), and the Company, its Subsidiary and such representatives shall not have ceased all discussions with such Person prior to the later of (i) the end of the 30th Business Day following the first date of discussions with such Person in connection with such Acquisition Proposal and (ii) the end of the 10th Business Day following the first date of discussions with any other Person in connection with another Acquisition Proposal submitted by such other Person in compliance with the provisions of Section 5.02 prior to such 30th Business Day.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g) or (h) of this Section 7.01 shall give written notice of such termination to the other party in accordance with Section 8.04, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 7.02.  Effect of Termination.  If this Agreement is terminated and the Merger is abandoned pursuant to Section 7.01, this Agreement, except for the provisions of Sections 5.03(b), 5.14, 7.02, 7.03 and Article VIII, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Nothing in this Section 7.02 shall relieve any party to this Agreement of liability for any willful breach of this Agreement occurring prior to such termination.

Section 7.03.  Fees and Expenses.  (a) Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b) The Company shall pay to Parent the Fee if this Agreement is terminated as follows:

(i) if (A) either party shall terminate this Agreement pursuant to Section 7.01(c) without the Special Meeting having been convened, (B) an Acquisition Proposal shall have been made public and not irrevocably withdrawn prior to the date specified in Section 7.01(c), and (C) any Alternative Transaction is consummated, or an agreement in principle, letter of intent, acquisition agreement or other similar agreement with respect to any Alternative Transaction (a “Company Acquisition Agreement”) is entered into, within 12 months after the date of such termination, then the Company shall pay the Fee on the date of such consummation or the execution of such Company Acquisition Agreement, whichever is earlier;

(ii) if (A) this Agreement is terminated by Parent or the Company pursuant to either (x) Section 7.01(d) or (y) Section 7.01(c) where the Special Meeting has been convened but the requisite affirmative vote of the holders of Shares has not been obtained at the Special Meeting and (B) an Acquisition Proposal shall have been made public and not irrevocably withdrawn prior to the taking of the vote at the Special Meeting, the Company shall reimburse Parent for Parent’s reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (“Parent Expenses”), as directed by Parent in writing, which amount shall not exceed $1 million; and if any Alternative Transaction is consummated, or a Company Acquisition Agreement is entered into, within 12 months after the date of such termination, then the Company shall pay an amount equal to the Fee less the Parent Expenses on the date of such consummation or the execution of such Company Acquisition Agreement, whichever is earlier;

(iii) if (A) this Agreement is terminated by Parent pursuant to Section 7.01(e) or Section 7.01(f)(i), as the result of a knowing and material breach by the Company of its covenants or agreements set forth in this Agreement, (B) an Acquisition Proposal shall have been made known to the Company or its stockholders and not irrevocably withdrawn prior to the occurrence of such breach, and (C) if any Alternative Transaction is consummated, or a Company Acquisition Agreement is entered into, within 12 months after the date of such termination, then the Company shall pay an amount equal to the Fee on the date of such consummation or the execution of such Company Acquisition Agreement, whichever is earlier;

(iv) if this Agreement is terminated by Parent pursuant to Section 7.01(f)(ii), then the Company shall pay the Fee on the Business Day immediately following such termination;

(v) if this Agreement is terminated by the Company pursuant to Section 7.01(g), then the Company shall pay the Fee prior to or simultaneously with the termination; or

(vi) if this Agreement is terminated by Parent pursuant to Section 7.01(h), and any Alternative Transaction is consummated, or a Company Acquisition Agreement is entered into, within 12 months after the date of such termination, then the Company shall pay the Fee on the date of such consummation or the execution of such Company Acquisition Agreement, whichever is earlier.

For purposes of this Section 7.03(b), an “Alternative Transaction” means any transaction of the type referred to in the definition of Acquisition Proposal and an “Acquisition Proposal” has the meaning specified in Section 5.02(g)(i) except that the references therein to “15%” shall be replaced by “50%”.

(c) The Company acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not have entered into this Agreement; accordingly, if the Company fails to promptly pay any amounts due pursuant to this Section 7.03 and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the amount of the Fee set forth in this Section 7.03, the Company shall pay to Parent Parent’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses of enforcement) in connection with such suit, together with interest on the amounts owed at the prime lending rate prevailing at such time, as published in the Wall Street Journal, plus two percent per annum from the date such amounts were required to be paid until the date actually received by Parent. The Company acknowledges that it is obligated to pay to Parent any amounts due pursuant to this Section 7.03 whether or not the stockholders of the Company have adopted the agreement of merger contained in this Agreement.

Section 7.04.  Amendment.  To the extent permitted by applicable Law, this Agreement may be amended by the Company, Parent and Merger Sub, at any time before or after adoption of this Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of the stockholders of the Company. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 7.05.  Extension; Waiver; Remedies.  (a) At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance by any party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Article VIII

MISCELLANEOUS

Section 8.01.  Representations and Warranties.  (a) The representations and warranties made in Articles III and IV shall not survive beyond the Effective Time.

(b) For purposes of determining whether any representation or warranty of the Company contained in Article III is untrue or incorrect for any purpose under this Agreement, including for purposes of determining whether the conditions set forth in Section 6.02(a) have been satisfied, the following standards shall apply:

(i) any representation or warranty contained in Article III (other than those referred to in clause (ii), (iii), (iv) or (v) below) shall be deemed to be untrue or incorrect only if the fact, circumstance, change or event that resulted in such untruth or incorrectness, individually or when taken together with all other facts, circumstances, changes or events that result in such representation or warranty or any other representation or warranty contained in Article III (other than those referred to in clause (ii), (iii), (iv) or (v) below) being untrue or incorrect, has had or would be reasonably likely to have a Material Adverse Effect with respect to the Company (disregarding for this purpose any materiality qualification contained in any such representation or warranty);

(ii) any representation and warranty contained in the first sentence of Section 3.01 (Organization and Qualification), Section 3.03 (Authority for this Agreement; Board Action), Section 3.02(a) (Capitalization) (other than those referred to in clause (iii) below), the first sentence of Section 3.22 (Opinion) or the last sentence of Section 3.24 (State Takeover Statues Inapplicable; Rights Agreement) shall be deemed to be untrue and incorrect only if such representation and warranty is untrue or incorrect in any material respect (disregarding for this purpose any materiality qualification contained in any such representation or warranty);

(iii) The representations and warranties contained in the first four sentences of Section 3.02(a) (Capitalization) shall be deemed to be untrue and incorrect if the aggregate number of shares set forth therein is more than one percent less than the aggregate number of shares that should correctly have been set forth therein; and

(iv) Any representation or warranty contained in Section 3.06(a) (Absence of a Material Adverse Effect) shall be deemed to be untrue and incorrect if such representation or warranty is untrue or incorrect in any respect.

(c) For purposes of determining whether any representation or warranty of the Parent and Merger Sub contained in Article IV is untrue or incorrect for any purpose under this Agreement, including for purposes of determining whether the conditions set forth in Section 6.03 have been satisfied, the following standard shall apply: any representation or warranty of Parent or Merger Sub contained in Article IV shall be deemed to be untrue or incorrect only if the fact, circumstance, change or event that resulted in such untruth or incorrectness, individually or when taken together with all other facts, circumstances, changes or events that result in such representation or warranty or any other representation or warranty contained in Article IV being untrue or incorrect, has had or would be reasonably likely to have a material adverse effect on the ability of Parent or Merger Sub to timely consummate the Merger.

Section 8.02.  Entire Agreement; Assignment.  This Agreement supersedes all oral agreements and understandings and all written agreements prior to the date hereof between or on behalf of the parties with respect to the subject matter hereof, other than the Confidentiality Agreement which shall remain in full force and effect. This Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties, provided, that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.

Section 8.03.  Enforcement of the Agreement; Jurisdiction.  (a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the chancery courts of the State of Delaware or in any Federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any such court with respect to any dispute arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby, including the Merger, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any transaction contemplated by this Agreement, including the Merger, in any court other than any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the chancery courts of the State of Delaware or in any Federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.04 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby, including the Merger.

(b) EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO

THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION 8.03(b) HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES AND THESE PROVISIONS SHALL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS TO (OR ASSIGNMENTS OF) THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

Section 8.04.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by facsimile or electronic transmission, in each case, with either confirmation of receipt or confirmatory copy delivered by internationally or nationally recognized courier services within three Business Days following notification, as follows:

if to Parent or Merger Sub:

Medtronic, Inc.
World Headquarters
710 Medtronic Parkway
Minneapolis, MN 55432-5604

with separate copies thereof addressed to:

Attention: Senior Vice President, General Counsel and Secretary
Facsimile: (763) 572-5459

and to:

Attention: Vice President, Corporate Development
Facsimile: (763) 505-2545

and to:

Vice President and Senior Legal Counsel
Medtronic Xomed, Inc.
6743 Southpoint Drive North
Jacksonville, FL 32216
Facsimile: (904) 332-8914

if to the Company:

Restore Medical, Inc.
2800 Patton Road
St. Paul, MN 55113
Attention: President and Chief Executive Officer
Facsimile: (651) 634-3213

With a copy to:

Dorsey & Whitney LLP
50 South Sixth Street
Minneapolis, MN 55402
Attention: Kenneth L. Cutler
Facsimile: (612) 340-8700

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.05.  Governing Law.  This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware except matter relating to the internal corporate affairs of Parent, which shall be governed by the laws of the State of Minnesota.

Section 8.06.  Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 8.07.  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 5.06 (which is intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Persons).

Section 8.08.  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. A facsimile signature of this Agreement shall be valid and have the same force and effect as a manually signed original.

Section 8.09.  Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” and “Associate” shall have the meanings given to such terms in Rule 12b-2 under the Exchange Act;

(b) “beneficial ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act;

(c) “Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act;

(d) “End Date” means September 30, 2008;

(e) “Fee” means $1,500,000;

(f) “knowledge” of the Company with respect to any matter means the actual knowledge of any of the Company’s senior executive officers of a particular fact, or the knowledge that any of such officers would reasonably be expected to have obtained after reviewing this Agreement and making reasonable inquiry;

(g) “Material Adverse Effect” means any occurrence, change, event, effect or circumstance that, individually or in the aggregate, (a) is or would be reasonably likely to be, materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, other than any occurrence, change, event, effect or circumstance to the extent relating to or resulting from (i) changes, after the date hereof, in general economic conditions or securities or financial markets in general, (ii) changes, after the date hereof, in Law or GAAP, (iii) general changes, after the date hereof, in the medical device industry, (iv) any outbreak or escalation of hostilities or war (whether declared or not declared) or act of terrorism, (v) the announcement or the existence of, or compliance with, this Agreement and the transactions contemplated hereby (including (but only if directly resulting from the existence of this Agreement and the transactions contemplated hereby and not resulting from the Company’s operations, financial position or performance) any claim, litigation, cancellation of or delay in customer orders, reduction in revenues or income, disruption of business relationships or loss of employees), (vi) any change in the Company’s stock price or trading volume, in and of itself (it being understood that the facts or occurrences giving rise to such change may be deemed to constitute, or be taken into account in determining, whether there has been, or will be, a Material Adverse Effect), (vii) the failure of the Company to meet projections of earnings, revenues or other financial measures (whether such projections were made by the Company or independent third parties), in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining, whether there has been, or will be, a Material Adverse Effect), (viii) any action taken with the express written consent of Parent, which consent states explicitly that such consent excludes such action from the definition of Material Adverse Effect hereunder; except in the case of clauses (i), (ii), (iii) or (iv) to the extent such occurrence, change, event, effect or circumstance has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared with other companies in the medical device industry or (b) would, or would be reasonably likely to, prevent or materially delay or materially impair the ability of the Company or any of its Subsidiaries to consummate the Merger and the other transactions contemplated by this Agreement;

(h) “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization; and

(i) “Subsidiary” shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.

(j) “Merger Consideration” means $1.60; provided however, that if any of the following are untrue, the Merger Consideration shall instead be an amount equal to the Alternative Per Share Consideration:

(i) the number of outstanding Shares as of immediately prior to the Effective Time does not exceed 15,731,094;

(ii) the Existing Stock Options and Existing Warrants are exercisable to purchase only 3,412,414 Shares in the aggregate,

(iii) each of the Existing Stock Options and Existing Warrants is exercisable at a price no lower than the exercise price set forth with respect to such Existing Stock Option or Existing Warrant in Section 3.02(a) of the Disclosure Letter;

provided further, however, that none of the foregoing shall be untrue solely as a result of proper exercise of Existing Stock Options or Existing Warrants between the date hereof and the Effective Time.

(k) “Alternative Per Share Consideration” means a fraction, the numerator of which equals the Aggregate Consideration (defined below), and the denominator of which equals the sum of (i) the number of Shares outstanding as of immediately prior to the Effective Time, (ii) the number of Shares purchasable upon exercise of all Existing Stock Options and Existing Warrants that have a per share exercise price less than the Alternative Per Share Consideration and that are outstanding as of immediately prior to the Effective Time. The Existing Stock Options and Existing Warrants referred to in clause (ii) above are referred to herein as “in the money Existing Stock Options and Existing Warrants.” The Alternative Per Share Consideration shall be calculated and rounded to five decimal places, with the fifth decimal place rounded up if the sixth decimal place is 5 or more. “Aggregate Consideration” shall equal Twenty Six Million Three Hundred Thirty Three Thousand Eight Hundred Dollars ($26,333,800), plus the aggregate exercise price of all in the money Existing Stock Options and Existing Warrants outstanding as of the Effective Time.

(l) “Third Party Expenses” means expenses incurred, or to be incurred through the Effective Time, by the Company in connection with this Agreement or the transactions contemplated hereby, including, without limitation, all legal, accounting, investment banking, broker, financial advisory, consulting and all other fees and expenses of third parties.

Section 8.10.  Interpretation.  The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all Persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in Minneapolis, Minnesota, unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

MEDTRONIC, INC.

By:	/s/ Gary L. Ellis
Name:     Gary L. Ellis

Title:	Senior Vice President and Chief Financial Officer

MRM MERGER CORPORATION

By:	/s/ Thomas M. Tefft
Name:     Thomas M. Tefft

Title:	Vice President and Controller

RESTORE MEDICAL, INC.

By:	/s/ J. Robert Paulson, Jr.
Name:     J. Robert Paulson, Jr.

Title:	President and Chief Executive Officer

APPENDIX B

[Letterhead of Piper Jaffray & Co.]

Personal and Confidential

April 20, 2008

Board of Directors
Restore Medical, Inc.
2800 Patton Road
St. Paul, MN 55113

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock of Restore Medical, Inc. (the “Company”) of the Per Share Price (as defined below) to be exchanged pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into among the Company, Medtronic, Inc. (“Acquiror”) and MRM Merger Corp. (“Merger Sub”), a newly formed wholly-owned subsidiary of Acquiror. The Agreement provides for the merger (the “Merger”) of the Merger Sub with and into the Company pursuant to which, among other things, each share of common stock of the Company will be converted into the right to receive $1.60 in cash (the “Per Share Price”). The terms and conditions of the Merger are more fully set forth in the Agreement. Capitalized terms not otherwise defined will have the same meaning as in the Agreement.

We, as a customary part of our investment banking business, engage in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with the Merger and will receive a fee from the Company which is contingent upon the consummation of the Merger. We will also receive a fee from the Company for providing this opinion, which is not contingent upon consummation of the Merger and will be credited against the fee for financial advisory services. The Company has also agreed to indemnify us against certain liabilities in connection with our services. We have in the past performed investment banking services for Acquiror, including acting as financial advisor in various transactions, for which we received customary fees. Specifically, within the last two years we have received customary fees from Acquiror related to advisory services performed in connection with a single transaction. Although we are not currently engaged by Acquiror, we have an ongoing relationship with Acquiror and plan to seek to provide investment banking services to Acquiror in the future. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company and Acquiror for our own account or the account of our customers and, accordingly, we may at any time hold a long or short position in such securities. We also provide research coverage relating to common stock of the Acquiror.

In connection with our review of the Merger, and in arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of the Agreement; (ii) reviewed and analyzed certain financial and other data with respect to the Company publicly available or made available to us from internal records of the Company; (iii) reviewed and analyzed certain internal financial projections for the Company on a stand-alone basis prepared for financial planning purposes and furnished to us by the management of the Company; (iv) conducted discussions with members of the senior management of the Company and members of the Company’s Board of Directors with respect to the business and prospects of the Company on a stand-alone basis; (v) reviewed the reported prices and trading activity of Company common stock; (vi) compared the financial performance of the Company with that of certain other publicly-traded companies deemed by us to be comparable to the Company; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions; and (viii) performed a discounted cash flows analysis for the Company on a stand-alone basis. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

We have relied upon and assumed the accuracy and completeness of the financial, accounting and other information discussed with or reviewed by us and have not independently verified such information. We have further relied upon the assurances of the Company’s management that the information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that the Company is not party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than the Merger, and with respect to financial forecasts, pro forma adjustments, estimates of net operating loss tax benefits and other estimates and forward-looking information relating to the Company reviewed by us, we have assumed that such information reflects the best currently available estimates and judgments of the Company’s management. We express no opinion as to any financial forecasts, pro forma adjustments, net operating loss or other estimates or forward-looking information of the Company or the assumptions on which they were based. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company, the Acquiror and the Agreement.

We have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder. In arriving at our opinion, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company or alter the terms of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, and have not been furnished with any such appraisals or valuations, nor have we evaluated the solvency of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, governmental proceedings or investigations, possible unasserted claims or other contingent liabilities, to which either the Company or its affiliates is a party or may be subject and at the Company’s direction and with its consent, our opinion makes no assumption concerning and therefore does not consider, the possible assertion of claims, outcomes, damages or recoveries arising out of any such matters. No company or transaction used in any analysis for purposes of comparison is identical to the Company or the Merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which the Company and the Merger were compared and other factors that could affect the public trading value or transaction value of the companies.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of common stock of the Company have traded or such stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

This opinion is directed to the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Piper Jaffray Opinion Committee.

This opinion addresses solely the fairness, from a financial point of view, to holders of common stock of the Company of the proposed Per Share Price set forth in the Agreement and does not address any other terms or agreement relating to the Merger. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, Acquiror’s ability to fund the Per Share Price, or the fairness of the amount or nature of compensation to the Company’s officers, directors or employees, or any class of such persons, relative to the Per Share Price proposed to be paid to holders of common stock of the Company. We express no opinion as to whether any alternative transaction might produce consideration for the Company’s stockholders in excess of the amount contemplated in the Merger.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Per Share Price is fair, from a financial point of view, to the holders of common stock of the Company as of the date hereof.

Sincerely,

/s/  Piper Jaffray & Co.
PIPER JAFFRAY & CO.

APPENDIX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE
STATE OF DELAWARE

§ 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholder(s) entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Restore Medical, Inc.
SPECIAL MEETING OF STOCKHOLDERS
Wednesday, July 16, 2008
10:30 a.m. Central Time
Dorsey & Whitney LLP
Seattle Room
50 South Sixth Street, Suite 1500
Minneapolis, Minnesota 55402

Restore Medical, Inc. 2800 Patton Road St. Paul, Minnesota 55113	proxy

          This proxy is solicited by the Board of Directors for use at the Special Meeting of Stockholders to be held on July 16, 2008.
     The undersigned stockholder of Restore Medical, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement each dated June 11, 2008 and hereby appoints J. Robert Paulson, Jr. and Christopher R. Geyen, each as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the Special Meeting of Stockholders of Restore Medical, Inc. to be held on July 16, 2008 at 10:30 a.m., local time, at the offices of Dorsey & Whitney LLP located at 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota 55402, and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.
See reverse for voting instructions.

COMPANY #
There are three ways to vote your Proxy.
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. noon (CT) on July 15, 2008.

•	Please have your proxy card and the last four digits of your Social Security Number or taxpayer identification number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/rest/ — QUICK ««« EASY ««« IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m. noon (CT) on July 15, 2008.

•	Please have your proxy card and the last four digits of your Social Security Number or taxpayer identification number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Restore Medical, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Phone or Internet, please do not mail your Proxy Card
ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Proposal to adopt the Agreement and Plan of Merger, dated as of April 22, 2008, among Medtronic, Inc., MRM Merger Corporation and Restore Medical, Inc. and approve the merger.	☐ For	☐ Against	☐ Abstain

2.	Proposal to adjourn the special meeting, if necessary, to solicit additional proxies.	☐ For	☐ Against	☐ Abstain
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED 1) FOR THE ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER; (2) FOR THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER; AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS THAT ARE PROPERLY BROUGHT BEFORE THE MEETING.

Address Change? Mark Box ☐ Indicate changes below:	Date:

Signature(s) in Box
Please sign exactly as your name(s) appear on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.